                                                Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-102705
                                                                   333-102705-01
                                                                   333-102705-02
                                                                   333-102705-03
                                                                   333-102705-04
                                                                   333-102705-05
                                                                   333-102705-06
                                                                   333-102705-07
                                                                   333-102705-08
                                                                   333-102705-09
                                                                   333-102705-10
PROSPECTUS

                        (WESTPORT RESOURCES CORPORATION)

                               OFFER TO EXCHANGE
           ALL OUTSTANDING 8 1/4% SENIOR SUBORDINATED NOTES DUE 2011
                        ($300,000,000 PRINCIPAL AMOUNT)
                          ISSUED ON DECEMBER 17, 2002
                                      FOR

                   8 1/4% SENIOR SUBORDINATED NOTES DUE 2011
                        ($300,000,000 PRINCIPAL AMOUNT)
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 6, 2003, UNLESS WE EXTEND THE OFFER. WE DO NOT CURRENTLY INTEND TO EXTEND THE EXCHANGE OFFER.
                             ---------------------

- We are offering to exchange up to $300 million aggregate principal amount of new 8 1/4% Senior Subordinated Notes Due 2011, or exchange notes, which have been registered under the Securities Act of 1933, as amended, for an equal principal amount of our outstanding 8 1/4% Senior Subordinated Notes Due 2011, issued in a private offering on December 17, 2002, or old notes. The old notes were issued as additional debt securities under an indenture pursuant to which, on November 5, 2001, we issued $275 million of 8 1/4% Senior Subordinated Notes Due 2011, which were subsequently exchanged for an equal principal amount of notes registered under the Securities Act, or the initial exchange notes.

- We will exchange all old notes that are validly tendered and not validly withdrawn prior to the closing of the exchange offer for an equal principal amount of exchange notes that have been registered.

- You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

- The terms of the exchange notes are identical in all material respects to the old notes, except for transfer restrictions and registration rights that do not apply to the exchange notes, and different administrative terms.

- The exchange notes, together with any old notes not exchanged in the exchange offer and the initial exchange notes, will constitute a single class of debt securities under the indenture.

- The exchange of notes will not be a taxable exchange for United States federal income tax purposes.

- We will not receive any proceeds from the exchange offer.

- No public market exists for the old notes. We do not intend to list the exchange notes on any securities exchange and, therefore, no active public market is anticipated.
                             ---------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF FACTORS THAT YOU SHOULD CONSIDER BEFORE TENDERING YOUR OLD NOTES.
                             ---------------------

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

                The date of this prospectus is January 30, 2003

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Where You Can Find More Information.........................    i
Special Note Regarding Forward-Looking Statements...........  iii
Prospectus Summary..........................................    1
Risk Factors................................................   13
The Exchange Offer..........................................   25
Use of Proceeds.............................................   36
Capitalization..............................................   37
Business....................................................   38
Description of Certain Indebtedness.........................   54
Description of Exchange Notes...............................   56
Certain United States Federal Income Tax Considerations.....  106
Plan of Distribution........................................  110
Legal Matters...............................................  111
Independent Public Accountants..............................  111
Independent Petroleum Engineers.............................  111
Glossary of Oil and Natural Gas Terms.......................  112
Annex A -- Letter of Transmittal............................  A-1
Annex B -- Notice of Guaranteed Delivery....................  B-1
Annex C -- Notice to Investors..............................  C-1
Annex D -- Notice to Broker Dealers.........................  D-1

                             ---------------------
     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH ADDITIONAL, DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. YOU SHOULD NOT ASSUME THAT THE INFORMATION WE HAVE INCLUDED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THIS PROSPECTUS OR THAT ANY INFORMATION WE HAVE INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE.
                             ---------------------
                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any document we file at:

     - the public reference room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549; and

     - the public reference facility at the SEC's regional office located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov and on our web site at http://www.westportresourcescorp.com. Information contained on our website does not constitute part of this prospectus. Reports and other information concerning us can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     Our common stock and 6 1/2% convertible preferred stock are listed on the New York Stock Exchange under the trading symbols "WRC" and "WRCPR," respectively.

     The information included in the following documents is incorporated by reference and is considered to be part of this prospectus. The most recent information that we filed with the SEC automatically updates and supersedes older information. We have previously filed the following documents with the SEC and we are incorporating them by reference into this prospectus:

     - the description of our common stock contained in our amendment to registration statement on Form 8-A as filed with the SEC on August 31, 2001;

     - the description of our 6 1/2% convertible preferred stock contained in our amendment to registration statement on Form 8-A as filed with the SEC on August 31, 2001;

     - Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed by us on March 19, 2002;

     - Current Report on Form 8-K filed by us on April 15, 2002;

     - Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 filed by us on May 13, 2002;

     - Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 filed by us on August 14, 2002;

     - Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 filed by us on November 8, 2002;

     - Current Report on Form 8-K filed by us on November 7, 2002;

     - Current Report on Form 8-K filed by us on December 2, 2002;

     - Current Report on Form 8-K filed by us on December 2, 2002, as amended by the Current Report on Form 8-K/A as filed with the SEC on December 12, 2002, as further amended by the Current Report on Form 8-K/A as filed with the SEC on December 27, 2002;

     - Current Report on Form 8-K filed by us on December 12, 2002; and

     - Current Report on Form 8-K filed by us on January 17, 2003.

     We also incorporate by reference each of the documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date we file with the SEC the registration statement on Form S-4 of which this prospectus is a part, and before the date such registration statement is declared effective by the SEC, and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date and time the SEC declares such registration statement effective until the exchange offer has been completed.

     You may request copies of these documents, at no cost, by telephoning or writing us at: Westport Resources Corporation, 1670 Broadway, Suite 2800, Denver, Colorado 80202-4800 (Telephone number: (303) 573-5404), Attention:
Investor Relations.

     To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than five business days before the expiration date of the exchange offer. The exchange offer will expire at 5:00 p.m. New York City time on March 6, 2003. The exchange offer can be extended by us in our sole discretion. See the caption "The Exchange Offer" for more detailed information.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Our disclosure and analysis in this prospectus, including information incorporated by reference, may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. Forward-looking statements give our current expectations and projections relating to the acquisition, which closed on December 17, 2002, of certain natural gas properties and midstream gathering and compression assets located in Utah from certain affiliates of El Paso Corporation, and the financial condition, results of operations, plans, objectives, future performance and business of Westport Resources Corporation and its subsidiaries. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. All statements other than statements of historical facts included or incorporated by reference in this prospectus that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements and include, among other things, statements relating to:

     - amount, nature and timing of capital expenditures;

     - drilling of wells;

     - reserve estimates;

     - timing and amount of future production of oil and natural gas;

     - operating costs and other expenses;

     - cash flow and anticipated liquidity;

     - estimates of proved reserves, exploitation potential or exploration prospect size; and

     - marketing of oil and natural gas.

     These forward-looking statements are based on our expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. Any or all of our forward-looking statements in or incorporated into this prospectus may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned or incorporated by reference in this prospectus will be important in determining future results. Actual future results may vary materially. Because of these factors, we caution that investors should not place undue reliance on any of our forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that you should consider before participating in the exchange offer. You should read this entire prospectus and the documents to which we refer you, including the financial data and related notes, before making an investment decision. You should carefully consider the information set forth under "Risk Factors." In addition, certain statements include forward-looking information that involves risks and uncertainties. See "Special Note Regarding Forward-Looking Statements." Unless otherwise indicated in this prospectus or the context otherwise requires, all references in this prospectus to "Westport," the "Company," "us," "our," or "we," are to Westport Resources Corporation and its consolidated subsidiaries.

     On December 17, 2002, we closed, effective as of June 1, 2002, the acquisition, also referred to as the Acquisition, of certain natural gas properties and midstream gathering and compression assets located in Utah, also referred to as the Acquired Properties, from certain affiliates of El Paso Corporation, collectively referred to as El Paso. Unless otherwise indicated in this prospectus, the operating results and reserve information presented or incorporated by reference in this prospectus are those of Westport Resources Corporation, adjusted to reflect the pro forma effect of the Acquisition. We have provided definitions for some of the oil and natural gas industry terms used in this prospectus in the "Glossary of Oil and Natural Gas Terms" beginning on page 112.

     We refer to the $275 million of our 8 1/4% Senior Subordinates Notes Due 2011 registered under the Securities Act, for which all of our unregistered
8 1/4% Senior Subordinates Notes Due 2011 issued on November 5, 2001 were exchanged in an exchange offer on March 14, 2002, as the initial exchange notes. The term "old notes" refers to an additional $300 million of our unregistered
8 1/4% Senior Subordinated Notes Due 2011 issued on December 17, 2002, and the term "exchange notes" refers to our 8 1/4% Senior Subordinated Notes Due 2011 issued pursuant to the registration statement of which this prospectus is a part. The initial exchange notes, the old notes and the exchange notes, all of which were issued under an indenture, dated as of November 5, 2001, as supplemented on December 31, 2001 and December 17, 2002, or the Indenture, are collectively referred to in this prospectus as the notes.

                         WESTPORT RESOURCES CORPORATION

     We are an independent energy company engaged in oil and natural gas exploitation, acquisition and exploration activities primarily in the United States. Our reserves and operations are concentrated in the following divisions:
Western, which includes the Acquired Properties in the Uinta Basin; Northern, which primarily includes properties in North Dakota and Wyoming; Southern, which primarily includes properties in Oklahoma, Texas and Louisiana; and Gulf of Mexico, which includes our offshore properties. We focus on maintaining a balanced portfolio of lower-risk, long-life onshore reserves and higher-margin offshore reserves to provide a diversified cash flow foundation for our exploitation, acquisition and exploration activities.

     On December 17, 2002, effective as of June 1, 2002, we acquired producing properties, undeveloped leaseholds, gathering and compression facilities and other related assets in the Greater Natural Buttes area of Uintah County, Utah from El Paso for approximately $510 million, including purchase price adjustments, pursuant to the Purchase and Sale Agreement, dated November 6, 2002, as amended. We used the net proceeds from our December 16, 2002 shelf offering and December 17, 2002 debt offering to fund the purchase price. See "-- Recent Developments."

     The Acquisition establishes a new core area and has the following attributes:

     - increases our proved reserves by approximately 57%, or 603 Bcfe, replacing approximately 465% of our estimated 2002 production and giving us nearly 1 Tcfe of proved reserves in the Rocky Mountains;

     - raises current production in excess of 20%, to approximately 417 Mmcfe/d, placing us among the top 20 largest domestic independent exploration and production companies based on third quarter 2002 daily production;

     - adds long-life, operated gas properties with a reserves to production ratio of 21 years, extending our overall reserve life index from approximately seven years to approximately 11 years and increasing the gas portion of both our proved reserves and production to 68%;

     - contains upside potential with over 600 proved undeveloped locations and approximately 900 additional drilling opportunities;

     - provides exploration opportunities on over 240,000 net acres of leasehold, including targets outside the producing areas and deeper formations within the producing areas; and

     - allows us to control the gathering and marketing of our natural gas from the Acquired Properties and affords us access to interstate pipelines flowing east, such as Colorado Interstate Gas, and west, such as Kern River.

     Since entering into the Purchase and Sale Agreement, we have secured firm transportation averaging at least 107 Mmbtu/d for 2003 and increasing annually over the next three years thereafter, hedged 98% of expected 2003 Acquisition-related production at floor and ceiling prices averaging $3.81 to $3.99 per Mmbtu, respectively, and 63% of estimated 2004 Acquisition-related production at floor and ceiling prices of $3.76 to $3.87 per Mmbtu, respectively. Additionally, we have hedged basis differentials for approximately 65% of anticipated 2003 Acquisition-related production and 50% of anticipated 2004 Acquisition-related production.

     Over the last several years, acquisitions and subsequent exploitation focused in core project areas have fueled growth in our reserves, production and cash flow. From year-end 1997 to September 30, 2002, we increased proved reserves from 197 Bcfe to 1,662 Bcfe, a compounded annual growth rate of approximately 53%. Over the same period we increased average daily production from 66 Mmcfe/d to 417 Mmcfe/d, a compounded annual growth rate of approximately 45%. This growth has been complemented by consistent reductions in our per unit cost structure over the same period from $1.32 per Mcfe to $1.05 per Mcfe of our net production for lease operating expenses, transportation costs, production taxes, and general and administrative costs. For the 12 months ended September 30, 2002, we generated net revenues and EBITDAX of $437 million and $296 million, respectively.

     We believe that our sizable exploration inventory and our exploitation and acquisition expertise, together with our operating experience and efficient cost structure, provide us with the ability to generate substantial current cash flow and position us for future growth. We operate approximately 79% of the net present value of our reserves, allowing us to better manage expenses, capital allocation and the decision-making processes related to all aspects of exploitation and exploration activities. We have a capital budget of approximately $170 million for 2002, which does not include acquisitions. Nearly 65% of the 2002 budget is allocated to exploitation, which includes lower-risk drilling and continued expansion of our secondary recovery projects. We expect that our total 2003 capital budget, excluding acquisitions, will be $230 million, 75% of which has been allocated to exploitation. We have approximately 2,300 identified exploitation opportunities and anticipate drilling 300 to 350 of these locations during 2003.

     As of September 30, 2002, our estimated proved reserves of 1,662 Bcfe had a pre-tax net present value, discounted at 10%, of approximately $2.3 billion based on period-end NYMEX prices of $30.45 per barrel of oil and $4.14 per Mmbtu of natural gas. Approximately 66% of our reserves was classified as proved developed as of September 30, 2002. The following table sets forth a summary of third quarter

2002 production and undeveloped acreage, reserves and net present value of our estimated proved reserves as of September 30, 2002 by division:

                          THIRD QUARTER                                   AS OF SEPTEMBER 30, 2002
                              ENDED          ----------------------------------------------------------------------------------
                       SEPTEMBER 30, 2002
                       -------------------                           PROVED RESERVE QUANTITIES             NET PRESENT VALUE OF
                                                           ---------------------------------------------     ESTIMATED PROVED
                                                                                                               RESERVES(2)
                        AVERAGE NET DAILY        NET                                                       --------------------
                           PRODUCTION        UNDEVELOPED               NATURAL     NATURAL
                       -------------------      ACRES      CRUDE OIL     GAS     GAS LIQUIDS     TOTAL       AMOUNT
DIVISION               MMCFE/D    PERCENT      (000S)       (MMBBL)     (BCF)      (MMBBL)     (BCFE)(1)   (MILLIONS)   PERCENT
--------               --------   --------   -----------   ---------   -------   -----------   ---------   ----------   -------
Western..............    77.3       18.5%        35.0         1.6        593.3        --          602.9     $  442.2      19.3%
Northern.............   111.2       26.7%       492.8        37.1        146.8        --          369.3        497.3      21.7%
Southern(3)..........   120.5       28.9%        45.5        40.7        272.1        --          516.3        877.7      38.4%
Gulf of Mexico.......   108.0       25.9%       182.1         8.1        123.4       0.2          173.2        471.1      20.6%
                        -----      -----        -----        ----      -------       ---        -------     --------     -----
  Total..............   417.0      100.0%       755.4        87.5      1,135.6       0.2        1,661.7     $2,288.3     100.0%
                        =====      =====        =====        ====      =======       ===        =======     ========     =====

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(1) Mmbbls converted to Bcfe on a six to one conversion.

(2) Excludes value attributable to the gathering and compression assets from the Acquired Properties which had EBITDAX of $5.7 million for the nine-month period ended September 30, 2002.

(3) As of September 30, 2002, the properties acquired in our Southeast Texas Acquisition, as described under "-- Recent Developments," which properties are not included in the third quarter production for the Southern Division above, were producing approximately 28 Mmcfe/d.

OUR STRATEGY

     Our strategy is to grow our reserve base and production, maintain our diversified risk profile and expand our investment opportunities primarily by actively executing on lower-risk exploitation projects and acquisitions. Although our emphasis is on exploitation and acquisition activities, we will continue drilling potentially higher-impact exploration prospects, thereby balancing risks while maintaining significant potential for growth. To accomplish this strategy, we will:

     - enhance our exploitation activity by allocating 75% to 85% of our capital budget to exploitation to increase production and enhance our reserve base;

     - continue our acquisition activity to achieve greater immediate cash flow and expand our exploitation inventory;

     - continue to generate and drill an extensive prospect inventory by applying current technology and leveraging our significant operational capabilities and acreage inventory; and

     - maintain financial flexibility and a conservative capital structure through prudent financial and hedging activities.

     We intend to implement our strategy as follows:

     Expand our Exploitation Program. We plan to drill 300 to 350 exploitation wells in 2003. For the nine months ended September 30, 2002, we drilled 153 development wells onshore and five development wells offshore in the Gulf of Mexico, 155 of which were successful, resulting in a 98% success rate. In 2001, we drilled 242 development wells onshore and nine development wells offshore in the Gulf of Mexico, resulting in a 96% success rate. We have identified approximately 2,300 prospective exploitation projects both onshore and offshore, including more than 1,500 drilling opportunities that we added with the Acquisition.

     Actively Pursue and Capitalize on Acquisitions. Due to a trend toward industry consolidation and asset rationalization, we believe that we will continue to have opportunities to acquire oil and natural gas properties at attractive rates of return. We have an experienced management team focused on executing our disciplined approach to identify and capture these opportunities.

     Through a series of acquisitions from 1995 through 2000, we substantially increased our reserve base by investing approximately $454 million in acquiring oil and natural gas properties at an average unit acquisition cost of $1.10 per Mcfe based on our December 31, 2001 reserve report. Through December 31, 2001, we invested an additional $199 million to exploit these acquired properties and added proved reserves of 161 Bcfe. The subsequent reserve additions resulting from these exploitation activities replaced approximately 87% of production from the acquired properties during this same period. These acquisitions generated revenues less direct expenses through December 31, 2001 of approximately $482 million, or 74% of the total capital invested.

     In a similar manner, we intend to capitalize on our two most recent acquisitions. The properties that we acquired from El Paso include approximately 205,000 net developed acres and approximately 35,000 net undeveloped acres. We have identified approximately 1,500 exploitation opportunities and several deeper exploration opportunities. We expect to drill 80 to 90 wells in 2003 with plans to accelerate the drilling program in 2004 and beyond. We entered into additional hedging arrangements to manage our exposure to commodity price volatility and basis differentials. Since closing the Southeast Texas Acquisition, we have drilled two field extension wells and one exploration well, all of which have been successful.

     Capitalize on Exploration Opportunities. We continue to focus on enhancing reserve and production growth in our core areas by emphasizing and applying the latest geological, geophysical and drilling technologies. We seek exploration opportunities with characteristics similar to producing properties in our core areas in order to leverage our technical and operational expertise.

     Onshore, we hold interests in approximately 1.3 million gross (approximately 0.6 million net) undeveloped acres, approximately 90% of which are located in the principal natural gas basins of the Rocky Mountains. Over the next 12 to 24 months, we plan to drill seven to 10 exploration wells in the Rocky Mountains. In connection with the Southeast Texas Acquisition, we have identified 15 3-D defined prospects that we plan to drill over the next 12 to 24 months. We are also currently shooting 180 square miles of additional 3-D seismic data in this area with industry partners.

     In the Gulf of Mexico, we hold interests in approximately 0.3 million gross (approximately 0.2 million net) undeveloped acres and have an exploration inventory of 16 prospects located on 20 blocks with additional exploration opportunities in several of our 70 developed blocks. We have under license 3-D seismic data covering over 18,000 square miles (2,300 blocks) and 2-D seismic data covering over 150,000 linear miles in this area. In order to control activity, our strategy typically includes retaining large working interests in our internally-generated prospects. Prior to drilling, we typically sell down our working interest or trade a portion of these prospects for interests in prospects developed by others. This strategy allows us to achieve multiple prospect exposure while diversifying our investment risk.

     Maintain Financial Flexibility and a Conservative Capital Structure. We plan to maintain financial flexibility and a conservative capital structure, which we believe is integral to the successful execution of our exploitation, acquisition and exploration strategy. Historically, we have maintained a conservative capital structure. As a result of the Acquisition, we substantially increased our leverage. We intend to reduce our leverage through a combination of the following:

     - application of excess cash flow to debt repayment;

     - property dispositions; and

     - issuance of equity.

RECENT DEVELOPMENTS

     Southeast Texas Acquisition. On September 30, 2002, we acquired oil and gas properties located in southeast Texas, also referred to as the Southeast Texas Acquisition, for a total cash purchase price of approximately $120 million, subject to certain downward purchase price adjustments. We estimate the total proved reserves in the acquired properties to be approximately 76 Bcfe, of which 82% is natural gas.

We operate substantially all of the properties. The purchase also includes 10,000 net undeveloped acres and an interest in 120 square miles of 3-D seismic data. We are currently shooting an additional 180 square miles of 3-D seismic data. The properties are located primarily in the Gulf Coast region of southeast Texas. As of September 30, 2002 the acquired properties were producing approximately 28 Mmcfe/d, net to the acquired interests.

     The Private Equity Offering. On November 19, 2002, we completed a private equity offering of 3.125 million shares of our common stock to Spindrift Partners, L.P., Spindrift Investors (Bermuda) L.P., Global Natural Resources III and Global Natural Resources III L.P. at a net price to us of $16.00 per share for aggregate proceeds of $50 million. The purchasers may not sell this common stock until 90 days after the closing of the private equity offering and may be prohibited from selling this common stock at our option for up to 187 days in the event we pursue a public equity offering during the next two years. The terms of the sale were negotiated on November 11, 2002 and the net price represents a 9% discount from the closing price of our common stock on the New York Stock Exchange as of that date.

     In connection with the private equity offering, we agreed to file a shelf registration statement registering the resale by the selling stockholders from time to time of the common stock we issued in the private equity offering. We also agreed to use our reasonable best efforts to cause the registration statement to become effective within 90 days of the closing of the private equity offering. In addition, we agreed, subject to certain rights of suspension, to keep such registration statement effective until the earlier of
(1) the date on which all of the shares have been (a) sold under the registration statement or (b) distributed pursuant to Rule 144(k) under the Securities Act or (2) two years after the date of the stock purchase agreement. On December 31, 2002, we filed the shelf registration statement registering the resale by the selling stockholders from time to time of our common stock issued in the private equity offering, which registration statement the SEC declared effective on January 7, 2003.

     Shelf Offering. On December 16, 2002, we closed a public offering, or the shelf offering, of 11.5 million shares of common stock at a price of $19.90 per share, which includes 1.5 million shares covered by an over-allotment option we granted to, and which was exercised by, the underwriters. We received net proceeds of approximately $216 million from the sale of our common stock, which we used to finance, in part, the Acquisition.

     Replacement Credit Facility. On December 17, 2002, we entered into a credit facility with JPMorgan Chase Bank and Credit Suisse First Boston Corporation, referred to as the Replacement Credit Facility, to replace our previous revolving credit facility. The Replacement Credit Facility provides for a maximum committed amount of $600 million and an initial borrowing base of approximately $470 million. The facility matures on December 16, 2006 and contains covenants and default provisions customary for similar credit facilities. We made borrowings under the Replacement Credit Facility to refinance all outstanding indebtedness under our previous revolving credit facility and to pay general corporate expenses.

     As of January 15, 2003, we had borrowings and letters of credit issued of approximately $111 million outstanding under the Replacement Credit Facility, with a weighted average interest rate of 3.3% and available unused borrowing capacity of approximately $359 million.

     8 1/4% Senior Subordinated Notes Due 2011. On December 17, 2002, we issued $300 million in additional principal amount of our 8 1/4% Senior Subordinated Notes Due 2011, or the old notes, pursuant to Rule 144A under the Securities Act at a price of 103% of the principal amount, with accrued interest from November 1, 2002, or the debt offering. The old notes are additional debt securities under the Indenture pursuant to which, on November 5, 2001, we issued $275 million of our 8 1/4% Senior Subordinated Notes Due 2011. On March 14, 2002, all of the 2001 notes were exchanged in an exchange offer for an equal principal amount of the initial exchange notes. We used the proceeds from the sale of the old notes to finance, in part, the Acquisition. We have agreed to file this exchange offer registration statement or, under certain circumstances, a shelf registration statement pursuant to a registration rights agreement relating to the old notes. In the event we fail to comply with some of our obligations under the registration rights agreement relating to the old notes, we will pay additional interest on the old notes. We are currently offering to exchange up to $300 million aggregate principal amount of new 8 1/4% Senior

Subordinated Notes Due 2011, or exchange notes, that have been registered under the Securities Act for an equal principal amount of old notes.

     Throughout this prospectus, we refer to the November 19, 2002 private equity offering, the December 16, 2002 shelf offering and the December 17, 2002 debt offering as the Offerings, and together with the Acquisition and the initial borrowings under our Replacement Credit Facility, as the Transactions.

FAILURE TO EXCHANGE YOUR OLD NOTES

     Any old notes that you do not tender or that we do not accept will, following the exchange offer, continue to be restricted securities. Therefore, you may only transfer or resell them in a transaction registered under or exempt from the Securities Act and applicable state securities laws. We will issue the exchange notes in exchange for the old notes in this exchange offer only following the satisfaction of the procedures and conditions discussed under the caption "The Exchange Offer."

     Because we anticipate that most holders of the old notes will elect to exchange their old notes, we expect that the liquidity of the market, if any, for any old notes remaining after the completion of the exchange offer will be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount outstanding of the old notes.
                             ---------------------

     Our principal offices are located at 1670 Broadway Street, Suite 2800, Denver, Colorado 80202-4800, telephone number (303) 573-5404, and our web site can be found at www.westportresourcescorp.com. Information contained on our website does not constitute part of this prospectus.

                               THE EXCHANGE OFFER

     On December 17, 2002, we completed a private offering of $300 million of our unregistered 8 1/4% Senior Subordinated Notes Due 2011, or the old notes. The old notes were offered as additional debt securities under the Indenture pursuant to which, on November 5, 2001, we issued $275 million of our 8 1/4% Senior Subordinated Notes Due 2011. On March 14, 2002, all of the notes issued in the 2001 offering were exchanged in an exchange offer for an equal principal amount of the notes registered under the Securities Act, or the initial exchange notes. In this exchange offer, we are offering to exchange, for your old notes, exchange notes that are identical in all material respects to the old notes, except for transfer restrictions and registration rights that do not apply to the exchange notes, and different administrative terms.

Registration Rights
Agreement.....................   We sold the old notes on December 17, 2002 to
                                 the initial purchasers -- Credit Suisse First
                                 Boston Corporation, JPMorgan Securities Inc.,
                                 Lehman Brothers Inc., Wachovia Securities, Inc.
                                 and Fleet Securities, Inc. Simultaneously with the sale of the old notes, we entered into a registration rights agreement that provides for, among other things, this exchange offer.
                                 You may exchange your old notes for exchange notes, which have substantially identical terms. After the exchange offer is over, you will not be entitled to any exchange or registration rights with respect to your old notes, except under limited circumstances. The initial exchange notes and the exchange notes, together with any old notes that are not exchanged in the exchange offer, will constitute a single class of debt securities under the Indenture.

The Exchange Offer............   We are offering to exchange up to $300 million
                                 aggregate principal amount of old notes for an equal principal amount of exchange notes. You may exchange your old notes only by following the procedures described elsewhere in this prospectus under the heading "The Exchange
                                 Offer."

Expiration Date;
Withdrawal of Tender..........   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on March 6, 2003, unless we extend it. We do not currently intend to extend the exchange offer. You may withdraw your tender of old notes pursuant to the exchange offer at any time prior to the expiration date of the exchange offer. See "The Exchange Offer" for a more complete description of the tender and withdrawal provisions.

Resale........................   We believe that the exchange notes issued
                                 pursuant to the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you (unless you are an "affiliate" of ours within the meaning of Rule
                                 405 under the Securities Act) without
                                 compliance with the registration and prospectus delivery provisions of the Securities Act, so long as you are acquiring the exchange notes in the ordinary course of your business and you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

                                 Each participating broker-dealer that receives exchange notes for its own account under the exchange offer in exchange for old notes that were acquired by the broker-dealer as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."

                                 Any holder of old notes who:

                                 - is our affiliate;

                                 - does not acquire the exchange notes in the
                                   ordinary course of its business; or

                                 - exchanges the old notes in the exchange offer
                                   with the intention to participate, or for the purpose of participating, in a distribution of the exchange notes must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Conditions to the Exchange
Offer.........................   The exchange offer is subject to customary
                                 conditions, which we may, but are not required to, waive. We currently anticipate that each of the conditions will be satisfied and that we will not need to waive any conditions. We reserve the right to terminate or amend the exchange offer at any time before the expiration date if any such condition occurs.
                                 For additional information regarding the conditions to the exchange offer, see "The
                                 Exchange Offer."

Procedures for Tendering Old
Notes.........................   If you are a holder of old notes who wishes to
                                 accept the exchange offer, you must:

                                 - complete, sign and date the accompanying
                                   letter of transmittal, or a facsimile of the letter of transmittal, and mail or otherwise deliver the letter of transmittal, together with all other documents required by the letter of transmittal, including your old notes, to the exchange agent at the address set forth under "The Exchange Offer;" or

                                 - arrange for The Depository Trust Company to
                                   transmit certain required information,
                                   including an agent's message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal, to the exchange agent in connection with a book-entry transfer.

                                 By tendering your old notes in either manner, you will be representing among other things, that:

                                 - the exchange notes you receive pursuant to
                                   the exchange offer are being acquired in the ordinary course of your business;

                                 - you are not participating, do not intend to
                                   participate and have no arrangement or
                                   understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

                                 - you are not an "affiliate" of ours, or if you
                                   are an affiliate of ours you will comply with the applicable registration and prospectus delivery requirements of the Securities Act.

                                 If a broker, dealer, commercial bank, trust company or other nominee is the registered holder of your old notes, we urge you to contact that person or entity promptly to tender your old notes in the exchange offer.

                                 For more information on tendering your old notes, please refer to the sections in this prospectus entitled "The Exchange Offer -- Acceptance of Old Notes for Exchange" and "-- Procedures for Tendering Old Notes."

United States Federal Income
Tax Consequences..............   Your exchange of your old notes for the
                                 exchange notes in the exchange offer will not result in any gain or loss to you for United
                                 States federal income tax purposes. See
                                 "Certain United States Federal Income Tax
                                 Considerations" for a more detailed description of the tax consequences of the exchange offer associated with the exchange of the old notes for the exchange notes to be issued in the exchange offer and the ownership and disposition of the exchange notes.

Use of Proceeds...............   We will not receive any cash proceeds from the
                                 issuance of the exchange notes pursuant to the exchange offer.

Exchange Agent................   The Bank of New York.

Consequences of Failure to
Exchange Your Old Notes.......   Old notes not exchanged in the exchange offer
                                 will continue to be subject to the restrictions on transfer that are described in the legend on the old notes. In general, you may offer or sell your old notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. We do not currently intend to register the old notes under the Securities
                                 Act. If your old notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your old notes.

                               THE EXCHANGE NOTES

     The terms of the exchange notes are identical in all material respects to those of the old notes, except for transfer restrictions and registration rights that do not apply to the exchange notes and different administrative terms. The exchange notes will evidence the same debt as the old notes, and the same Indenture will govern the exchange notes as the old notes. The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of Exchange Notes" section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

Issuer........................   Westport Resources Corporation.

Securities....................   Up to $300 million aggregate principal amount
                                 of 8 1/4% Senior Subordinated Notes Due 2011 registered under the Securities Act.

Interest Rate and Payment
Dates.........................   8 1/4% per annum accruing from November 1,
                                 2002, payable on May 1 and November 1 of each year, commencing on May 1, 2003.

Maturity Date.................   November 1, 2011.

Ranking.......................   The exchange notes will be senior subordinated
                                 unsecured obligations. They will rank equal in right of payment with the initial exchange notes, our outstanding 8 7/8% Senior
                                 Subordinated Notes Due 2007, any old notes that are not exchanged in the exchange offer and any of our other existing and future Senior
                                 Subordinated Indebtedness and will be
                                 subordinated in right of payment to our
                                 obligations under the Replacement Credit
                                 Facility and any of our other existing and future Senior Indebtedness. As of September 30,
                                 2002, on a pro forma basis after giving effect to the actual and estimated net proceeds from the Offerings and borrowings under our Replacement Credit Facility, we would have had approximately $109 million of Senior
                                 Indebtedness and approximately $698 million face amount of Senior Subordinated
                                 Indebtedness. The term "Replacement Credit
                                 Facility" is defined under "Prospectus
                                 Summary -- Recent Developments" and the terms
                                 "Senior Indebtedness" and "Senior Subordinated
                                 Indebtedness" are defined under "Description of Exchange Notes -- Certain Definitions."

Optional Redemption...........   Prior to November 1, 2004, we are entitled to
                                 redeem up to 35% of the original principal amount of the notes, including the original principal amount of any additional notes we may issue in the future under the Indenture, from the proceeds of certain equity offerings, so long as:

                                 - we pay to the holders of such notes a
                                   redemption price of 108.25% of the principal amount of the notes, plus accrued and unpaid interest to the date of redemption; and

                                 - at least 65% of the original aggregate
                                   principal amount of the notes and any
                                   additional notes issued under the Indenture remains outstanding after each such redemption, other than the notes held by us or our affiliates.

                                 Prior to November 1, 2006, we are entitled to redeem the notes as a whole at a redemption price equal to the principal amount of the notes plus the Applicable Premium and accrued and unpaid interest to the date of redemption. The term "Applicable Premium" is defined under "Description of Exchange Notes -- Certain Definitions."

                                 On or after November 1, 2006, we are entitled to redeem some or all of the notes at the fixed redemption prices listed under "Description of Exchange Notes -- Optional Redemption," plus accrued and unpaid interest to the date of redemption.

Guaranties....................   The payment of the principal, interest and
                                 premium on the exchange notes will be fully and unconditionally guaranteed on a senior subordinated basis by some of our existing and future restricted subsidiaries. See
                                 "Description of Exchange Notes -- Guaranties."

                                 The subsidiary guaranties will rank equal in right of payment with the guarantor subsidiaries' guaranties of our initial exchange notes, our outstanding 8 7/8% senior subordinated notes, any old notes that are not exchanged in the exchange offer and any other existing and future Senior Subordinated Indebtedness of our guarantor subsidiaries and subordinated in right of payment to the guarantor subsidiaries' guaranties of our obligations under the Replacement Credit Facility and any other existing and future Senior Indebtedness of the guarantor subsidiaries.

Restrictive Covenants.........   The Indenture governing the notes limits what
                                 we and our restricted subsidiaries do. The provisions of the Indenture limit our and such subsidiaries' ability, among other things, to:

                                 - incur additional indebtedness;

                                 - pay dividends on our capital stock or redeem,
                                   repurchase or retire our capital stock or subordinated indebtedness;

                                 - make investments;

                                 - incur liens;

                                 - create any consensual limitation on the
                                   ability of our restricted subsidiaries to pay dividends, make loans or transfer property to us;

                                 - engage in transactions with our affiliates;

                                 - sell assets, including capital stock of our
                                   subsidiaries; and

                                 - consolidate, merge or transfer assets.

                                 During any period that the notes have
                                 investment grade ratings from both Moody's
                                 Investors Service, Inc. and Standard and Poor's Ratings Group and no default has occurred and is continuing, the foregoing covenants will cease to be in effect with the exception of covenants that contain limitations on liens and on, among other things, certain consolidations, mergers and transfers of assets.

                                 These covenants are subject to important exceptions and qualifications described under "Description of Exchange Notes -- Certain Covenants."

Change of Control.............   If we experience a Change of Control, subject
                                 to certain conditions, we must give holders of the notes the opportunity to sell to us their notes at 101% of the principal amount, plus accrued and unpaid interest. The term "Change of Control" is defined under "Description of Exchange Notes -- Change of Control."

Absence of a Public Market for
the Exchange Notes............   The exchange notes will be a new issue of debt
                                 securities of the same class as the initial exchange notes and will generally be freely transferable. Notwithstanding the foregoing, we cannot assure you as to the development of an active market for the exchange notes or their liquidity. We do not intend to apply for listing of the exchange notes on any securities exchange or any automated dealer quotation system.

     YOU SHOULD REFER TO THE SECTION ENTITLED "RISK FACTORS" FOR AN EXPLANATION OF CERTAIN RISKS ASSOCIATED WITH THE EXCHANGE NOTES.

                                  RISK FACTORS

     You should carefully consider the following factors, as well as the other information contained or incorporated by reference in this prospectus, before deciding to exchange your old notes for the exchange notes. An investment in the notes represents a high degree of risk. There are a number of factors, including those specified below, which may adversely affect our ability to make payments on the notes. You could therefore lose a substantial portion or all of your investment in the notes. Consequently, an investment in the notes should only be considered by persons who can assume such risk. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the notes and us. Each of the risks described in this section with respect to the exchange notes are generally applicable to the old notes. Before making your investment decision, you should also read the other information presented or incorporated by reference in this prospectus, including our financial statements and the related notes.

RISKS RELATED TO OUR BUSINESS

  OIL AND NATURAL GAS PRICES FLUCTUATE WIDELY, AND LOW PRICES COULD HARM OUR BUSINESS.

     Our results of operations are highly dependent upon the prices of oil and natural gas. Historically, oil and natural gas prices have been volatile and are likely to continue to be volatile in the future. For example, our average realized sales prices for oil and natural gas for the nine months ended September 30, 2001 were $24.12/bbl and $4.31/Mcf, respectively, with production totaling 56 Bcfe and combined oil and natural gas sales of $234 million during this period, without giving effect to the Transactions. Our average realized sales prices for oil and natural gas for the nine months ended September 30, 2002, were $22.92/bbl and $2.68/Mcf, with production increasing to 95 Bcfe and combined oil and natural gas sales increasing to $295 million during this period, without giving effect to the Transactions. The prices upon which we calculated our present value of estimated future net revenues as of September 30, 2002 may not be indicative of the prices that we can actually receive for our production. Such prices may be substantially less. The prices received for oil and natural gas production depend upon numerous factors including, among others:

     - consumer demand;

     - governmental regulations and taxes;

     - the price and availability of alternative fuels;

     - geopolitical developments;

     - commodity processing, gathering and transportation availability;

     - the level of foreign imports of oil and natural gas; and

     - the overall economic environment.

     All of these factors are beyond our control. Any significant decrease in prices for oil and natural gas could have a material adverse effect on our financial condition, results of operations and quantities of reserves that are commercially recoverable. If the oil and natural gas industry experiences significant future price decreases or other adverse market conditions, we may not be able to generate enough cash flow from operations to meet our obligations and make planned capital expenditures.

  WE WILL REQUIRE SUBSTANTIAL CAPITAL TO FUND OUR OPERATIONS.

     We expect for the foreseeable future to make substantial capital expenditures for the acquisition, exploration and development of oil and natural gas reserves. Historically, we have paid for these expenditures primarily with cash from operating activities and with proceeds from debt and equity financings. If revenues decrease as a result of lower oil and natural gas prices or for any other reason, we may not have the funds available to replace our reserves or to maintain production at current levels, which would result in a decrease in production over time.

  OUR FORMER INDEPENDENT PUBLIC ACCOUNTANT, ARTHUR ANDERSEN LLP, HAS BEEN FOUND GUILTY OF A FEDERAL OBSTRUCTION OF JUSTICE CHARGE, AND YOU MAY BE UNABLE TO EXERCISE EFFECTIVE REMEDIES AGAINST IT IN ANY LEGAL ACTION.

     Our former independent public accountant, Arthur Andersen LLP, provided us with auditing services for prior fiscal periods through December 31, 2001, including issuing an audit report to our audited consolidated financial statements incorporated by reference in this prospectus. On June 15, 2002, a jury in Houston, Texas found Arthur Andersen LLP guilty of a Federal obstruction of justice charge arising from the Federal Government's investigation of Enron Corp. On August 31, 2002, Arthur Andersen LLP ceased practicing before the SEC.

     We are unable to obtain Arthur Andersen LLP's consent to incorporate by reference its report included in our Annual Report on Form 10-K for the year ended December 31, 2001. Under these circumstances, Rule 437a under the Securities Act permits us to dispense with the requirement to file Arthur Andersen LLP's consent. As a result, you may not have an effective remedy against Arthur Andersen LLP in connection with a material misstatement or omission with respect to our audited consolidated financial statements that are incorporated by reference in this prospectus or any other filing we may make with the SEC, including, with respect to any offering registered under the Securities Act, any claim under Section 11 of the Securities Act. In addition, even if you were able to assert such a claim, as a result of its conviction and other lawsuits, Arthur Andersen LLP may fail or otherwise have insufficient assets to satisfy claims made by investors or by us that might arise under Federal securities laws or otherwise relating to any alleged material misstatement or omission with respect to our audited consolidated financial statements.

     In addition, in connection with any future capital markets transaction in which we are required to include financial statements that were audited by Arthur Andersen LLP, as a result of the foregoing, investors may elect not to participate in any such offering or, in the alternate, may require us to obtain a new audit with respect to previously audited financial statements. Consequently, our financing costs may increase or we may miss attractive capital market opportunities.

  INDIAN TRIBES HAVE PREVIOUSLY CHALLENGED THE VALIDITY OF SOME OF THE PROPERTY INTERESTS COVERED BY OIL AND NATURAL GAS LEASES IN THE AREA IN WHICH THE ACQUIRED PROPERTIES ARE LOCATED.

     Substantially all of the oil and natural gas leases we acquired in the Acquisition cover interests located within the Uintah and Ouray Indian Reservation, in an area originally known as the Umcompahgre Reservation. These leases were granted by the State of Utah, the United States (through the Bureau of Land Management) or holders of patents from the United States. The Ute Indian Tribe has previously asserted various claims against the State of Utah and the United States regarding the existence, diminishment and/or abrogation of the Reservation's boundaries and the extent of tribal jurisdiction over these lands. These lawsuits raised questions as to whether the Ute Tribe could invalidate through litigation fee patents issued by the United States, the State of Utah's ownership of such lands or the United States' ownership of minerals subject to the acquired leases. We believe these issues were conclusively settled as a result of the Ute Indian Tribe litigation and have no reason to expect that similar claims will be or could be asserted in the future. We cannot be certain, however, that additional claims will not be asserted or, if asserted, that such claims would not be successful. If claims of this nature were successfully asserted we might not be able to continue to produce hydrocarbons from or develop and exploit these assets, which could adversely affect our business and profitability.

  THE GEOGRAPHIC CONCENTRATION OF THE ACQUIRED PROPERTIES IN UTAH SUBJECTS US TO INCREASED RISK OF REDUCTION IN REVENUES OR CURTAILMENT OF PRODUCTION FROM CERTAIN NEGATIVE CONDITIONS.

     All of the Acquired Properties are located in Uintah County, Utah. Conditions such as severe weather, delays or decreases in production, the availability of equipment, facilities or services or the availability of capacity to transport production could subject us to increased risk of loss of revenues and have a greater impact on our results of operations since most or all of the Acquired Properties could be affected by the same event.

  WE MAY NOT REALIZE THE ANTICIPATED BENEFITS FROM THE ACQUISITION.

     Our estimates regarding the expenses and liabilities or the increase in our reserves and production resulting from the Acquisition may prove to be incorrect or we may not be successful in integrating the Acquired Properties into our existing business, all of which could have a material adverse effect on our financial condition and results of operations.

  WE MAY NOT BE ABLE TO CONSUMMATE FUTURE ACQUISITIONS OR SUCCESSFULLY INTEGRATE ACQUISITIONS INTO OUR BUSINESS.

     Our business strategy includes growing our reserve base through acquisitions. We may not continue to be successful in identifying or consummating future acquisitions or integrating acquired businesses successfully into our existing business, or in anticipating the expenses or liabilities we will incur in doing so. Such failures may have a material adverse effect on future growth or results of operations.

     We are continually investigating opportunities for acquisitions. In connection with future acquisitions, the process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant management attention and financial resources that would otherwise be available for the ongoing development or expansion of existing operations. Our ability to make future acquisitions may be constrained by our ability to obtain additional financing.

     Acquisitions may involve a number of special risks, including:

     - unexpected losses of key employees, customers and suppliers of the acquired business;

     - conforming the financial, technological and management standards, processes, procedures and controls of the acquired business with those of our existing operations; and

     - increasing the scope, geographic diversity and complexity of our operations.

     Possible future acquisitions could result in our incurring additional debt, contingent liabilities and amortization expenses related to intangible assets, all of which could have a material adverse effect on our financial condition and operating results.

  REPERCUSSIONS FROM TERRORIST ACTIVITIES OR ARMED CONFLICT COULD HARM OUR BUSINESS.

     Terrorist activities, anti-terrorist efforts and other armed conflict involving the United States or its interests abroad may adversely affect the United States and global economies and could prevent us from meeting our financial and other obligations. If events of this nature occur and persist, the attendant political instability and societal disruption could reduce overall demand for oil and natural gas, potentially putting downward pressure on prevailing oil and natural gas prices and causing a reduction in our revenues. Natural gas and oil production facilities, transportation systems and storage facilities could be direct targets of terrorist attacks, and our operations could be adversely impacted if infrastructure integral to our operations is destroyed or damaged by such an attack. Costs for insurance and other security may increase as a result of these threats, and some insurance coverage may become more difficult to obtain if available at all.

  OUR COMMODITY PRICE AND BASIS DIFFERENTIAL RISK MANAGEMENT ARRANGEMENTS MAY LIMIT OUR POTENTIAL GAINS.

     Commodity prices and basis differentials significantly affect our financial condition, results of operations, cash flows and ability to borrow funds. Oil and natural gas prices, as well as basis differentials, are affected by several factors that we cannot control. We attempt to manage our exposure to oil and natural gas price volatility by entering into commodity price risk management arrangements for a portion of our expected production. In addition, we attempt to manage our exposure to basis differentials between delivery points by entering into basis swaps. In connection with the Acquisition, we intend to continue entering into hedging arrangements relating to the production from the Acquired Properties to help us manage our exposure. While intended to reduce the effects of volatile oil and natural gas prices and basis differentials, commodity price and basis differential risk management transactions may limit our potential gains if oil and natural gas prices were to rise substantially, or basis differentials were to fall substantially, versus the price or basis differential established by the arrangements. These transactions also expose us to credit risk of non-performance by the counterparties to the transaction. In addition, our commodity price and basis differential risk management transactions may limit our ability to borrow under our Replacement Credit Facility and may expose us to the risk of financial loss in certain circumstances, including instances in which:

     - our production is less than expected;

     - there is a widening of price differentials between delivery points for our production and the delivery point assumed in non-basis hedge arrangements;

     - basis differentials tighten substantially from the prices established by these arrangements; or

     - the counterparties to our contracts fail to perform under terms of the contracts.

  EXPLORATION IS A HIGH-RISK ACTIVITY. THE SEISMIC DATA AND OTHER ADVANCED TECHNOLOGIES WE USE ARE EXPENSIVE AND CANNOT ELIMINATE EXPLORATION RISKS.

     Our oil and natural gas operations are subject to the economic risks typically associated with drilling exploratory wells. In conducting exploration activities, we may drill unsuccessful wells and experience losses and, if oil and natural gas are discovered, there is no assurance that such oil and natural gas can be economically produced or satisfactorily marketed. There can be no assurance that new wells we drill will be productive or that we will recover all or any portion of our investment. The presence of unanticipated pressure or irregularities in formations, miscalculations or accidents may cause our exploration activities to be unsuccessful, resulting in a total loss of our investment in such activities. The cost of drilling, completing and operating wells is often uncertain. Our drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which may be beyond our control, including unexpected drilling conditions, title problems, weather conditions, compliance with environmental and other governmental requirements and shortages or delays in the delivery of equipment and services.

     We rely to a significant extent on seismic data and other advanced technologies in conducting our exploration activities. Even when used and properly interpreted, seismic data and visualization techniques only assist geoscientists in identifying subsurface structures and hydrocarbon indicators. Such data are not conclusive in determining if hydrocarbons are present or economically producible. The use of seismic data and other technologies also requires greater pre-drilling expenditures than traditional drilling strategies. We could incur losses as a result of these expenditures.

  FAILURE TO REPLACE RESERVES MAY NEGATIVELY AFFECT OUR BUSINESS.

     Our future success depends upon our ability to find, develop or acquire additional oil and natural gas reserves that are economically recoverable. Our proved reserves generally decline when reserves are produced, unless we conduct successful exploration or development activities or acquire properties containing proved reserves, or both. We may not be able to find, develop or acquire additional reserves on an economical basis. Furthermore, while our revenues may increase if oil and natural gas prices increase significantly, our finding costs for additional reserves could also increase.

  RESERVE ESTIMATES ARE INHERENTLY UNCERTAIN. ANY MATERIAL INACCURACIES IN OUR RESERVE ESTIMATES OR ASSUMPTIONS UNDERLYING OUR RESERVE ESTIMATES, SUCH AS THE DISCOUNT RATE USED, COULD CAUSE THE QUANTITIES AND NET PRESENT VALUE OF OUR RESERVES TO BE OVERSTATED.

     There are numerous uncertainties inherent in estimating quantities of proved reserves, including many factors beyond our control, that could cause the quantities and net present value of our reserves to be overstated. The reserve information set forth in, or incorporated by reference into, this prospectus is based on estimates that we prepared. Estimates prepared by others might differ materially from our estimates. Reserve engineering is not an exact science. Estimates of economically recoverable oil and natural gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, any of which may cause these estimates to vary considerably from actual results, such as:

     - historical production from the area compared with production from other producing areas;

     - assumed effects of regulation by governmental agencies;

     - assumptions concerning future oil and natural gas prices;

     - assumptions regarding future operating costs;

     - estimates of future severance and excise taxes;

     - assumptions regarding capital expenditures; and

     - estimates regarding workover and remedial costs.

     Estimates of reserves based on risk of recovery and estimates of expected future net cash flows prepared or audited by different engineers, or by the same engineers at different times, may vary substantially. Actual production, revenues and expenditures with respect to our reserves will likely vary from estimates, and the variance may be material. The net present values referred to in this prospectus should not be construed as the current market value of the estimated oil and natural gas reserves attributable to our properties. In accordance with requirements of the SEC, the estimated discounted net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower.

  COMPETITION IN OUR INDUSTRY IS INTENSE, AND MANY OF OUR COMPETITORS HAVE GREATER FINANCIAL, TECHNOLOGICAL AND OTHER RESOURCES THAN WE HAVE.

     We operate in the highly competitive areas of oil and natural gas exploitation, exploration and acquisition. The oil and natural gas industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. We face intense competition from major and independent oil and natural gas companies in each of the following areas:

     - seeking to acquire desirable producing properties or new leases for future exploration;

     - marketing our oil and natural gas production;

     - integrating new technologies; and

     - acquiring the personnel, equipment and expertise necessary to develop and operate our properties.

     Many other companies have financial, technological and other resources substantially greater than our own. These companies may be able to pay more for exploratory prospects and productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. Further, many of our competitors may enjoy technological advantages over us and may be able to implement new technologies more rapidly than we can. Our ability to explore for oil and natural gas and to acquire additional properties in the future will depend upon our ability to successfully conduct operations, implement advanced technologies, evaluate and select suitable properties and consummate transactions in this highly competitive environment.

  WE ARE SUBJECT TO COMPLEX LAWS AND REGULATIONS, INCLUDING ENVIRONMENTAL AND SAFETY REGULATIONS, THAT CAN ADVERSELY AFFECT THE COST, MANNER OR FEASIBILITY OF DOING BUSINESS.

     Our operations and facilities are subject to certain Federal, state, tribal and local laws and regulations relating to the exploration for, and the development, production and transportation of, oil and natural gas, as well as environmental and safety matters. Although we believe that we are in substantial compliance with all applicable laws and regulations, we cannot be certain that existing laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations will not harm our business, results of operations and financial condition. We may be required to make large and unanticipated capital expenditures to comply with environmental and other governmental regulations, such as:

     - land use restrictions;

     - drilling bonds and other financial responsibility requirements;

     - spacing of wells;

     - unitization and pooling of properties;

     - habitat and endangered species protection, reclamation and remediation, and other environmental protection;

     - safety precautions;

     - operational reporting; and

     - taxation.

     Under these laws and regulations, we could be liable for:

     - personal injuries;

     - property and natural resource damages;

     - oil spills and releases or discharges of hazardous materials;

     - well reclamation costs;

     - remediation and clean-up costs and other governmental sanctions, such as fines and penalties; and

     - other environmental damages.

     Our operations could be significantly delayed or curtailed and our costs of operations could significantly increase as a result of regulatory requirements or restrictions. We are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations.

  WE CANNOT CONTROL ACTIVITIES ON PROPERTIES WE DO NOT OPERATE. INABILITY TO FUND OUR CAPITAL EXPENDITURES MAY RESULT IN REDUCTION OR FORFEITURE OF OUR INTERESTS IN SOME OF OUR NON-OPERATED PROJECTS.

     Other companies operate approximately 21% of the net present value of our current reserves, which include reserves added to our reserve base as a result of the Acquisition, and we have limited ability to exercise influence over operations for these properties or their associated costs. Our dependence on the operator and other working interest owners for these projects and our limited ability to influence operations and associated costs could prevent the realization of our targeted returns on capital in drilling or acquisition activities. The success and timing of drilling and exploitation activities on properties operated by others, therefore, depend upon a number of factors that will be outside our control, including:

     - timing and amount of capital expenditures;

     - the operator's expertise and financial resources;

     - approval of other participants in drilling wells; and

     - selection of technology.

     Where we are not the majority owner or operator of a particular oil and natural gas project, we may have no control over the timing or amount of capital expenditures associated with such project. If we are not willing to fund our capital expenditures relating to such projects when required by the majority owner or operator, our interests in these projects may be reduced or forfeited.

  OUR BUSINESS INVOLVES MANY OPERATING RISKS THAT MAY RESULT IN SUBSTANTIAL LOSSES. INSURANCE MAY BE UNAVAILABLE OR INADEQUATE TO PROTECT US AGAINST THESE RISKS.

     Our operations are subject to hazards and risks inherent in drilling for, producing and transporting oil and natural gas, such as:

     - fires;

     - natural disasters;

     - explosions;

     - formations with abnormal pressures;

     - casing collapses;

     - embedded oilfield drilling and service tools;

     - uncontrollable flows of underground natural gas, oil and formation water;

     - surface cratering;

     - pipeline ruptures or cement failures; and

     - environmental hazards such as natural gas leaks, oil spills and discharges of toxic gases.

     Any of these risks can cause substantial losses resulting from:

     - injury or loss of life;

     - damage to and destruction of property, natural resources and equipment;

     - pollution and other environmental damage;

     - regulatory investigations and penalties;

     - suspension of operations; and

     - repair and remediation costs.

     As protection against operating hazards, we maintain insurance coverage against some, but not all, potential losses. However, losses could occur for uninsurable or uninsured risks, or in amounts in excess of existing insurance coverage. The occurrence of an event that is not fully covered by insurance could harm our financial condition and results of operations.

  WE ARE VULNERABLE TO RISKS ASSOCIATED WITH OPERATING IN THE GULF OF MEXICO.

     Our operations and financial results could be significantly impacted by conditions in the Gulf of Mexico because we explore and produce extensively in that area. As a result of this activity, we are vulnerable to the risks associated with operating in the Gulf of Mexico, including those relating to:

     - adverse weather conditions;

     - oil field service costs and availability;

     - compliance with environmental and other laws and regulations;

     - remediation and other costs resulting from oil spills or releases of hazardous materials; and

     - failure of equipment or facilities.

     For example, in 2002, adverse weather conditions caused us to temporarily shut-in our offshore operations and reduce production, which resulted in a decline in production by 0.9 Bcf.

     In addition, we intend to conduct some of our exploration in the deep waters (greater than approximately 1,000 feet) of the Gulf of Mexico, where operations are more difficult and costly than in shallower waters. The deep waters in the Gulf of Mexico lack the physical and oilfield service infrastructure present in its shallower waters. As a result, deep water operations may require a significant amount of time between a discovery and the time that we can market our production, thereby increasing the risk involved with these operations.

     Further, production of reserves from reservoirs in the Gulf of Mexico generally declines more rapidly than from reservoirs in many other producing regions of the world. This results in recovery of a relatively higher percentage of reserves from properties in the Gulf of Mexico during the initial few years of production, and as a result, our reserve replacement needs from new prospects may be greater there than for our operations elsewhere. Also, our revenues and return on capital will depend significantly on prices prevailing during these relatively short production periods.

  WE DEPEND UPON OUR MANAGEMENT TEAM, AND OUR OPERATIONS REQUIRE US TO ATTRACT AND RETAIN EXPERIENCED TECHNICAL PERSONNEL.

     The successful implementation of our strategies and handling of other issues integral to our future success will depend, in part, on our experienced management team. The loss of members of our management team could have an adverse effect on our business. Our exploratory drilling success and the success of other activities integral to our operations will depend, in part, on our ability to attract and retain experienced explorationists, engineers and other professionals. Competition for experienced explorationists, engineers and some other professionals is extremely intense. If we cannot retain our technical personnel or attract additional experienced technical personnel, our ability to compete could be harmed.

  THE MARKETABILITY OF OUR PRODUCTION DEPENDS UPON FACTORS OVER WHICH WE MAY HAVE NO CONTROL.

     The marketability of our production depends in part upon the availability, proximity and capacity of pipelines, natural gas gathering systems and processing facilities. Any significant change in market factors affecting these infrastructure facilities could adversely impact our ability to deliver the oil and natural gas we produce to market in an efficient manner, which could harm our financial condition and results of operations. We deliver oil and natural gas through gathering systems and pipelines that we do not own. These facilities may not be available to us in the future. Our ability to produce and market oil and natural gas is affected and may be also harmed by:

     - Federal and state regulation of oil and natural gas production;

     - transportation, tax and energy policies;

     - changes in supply and demand; and

     - general economic conditions.

  OUR PRINCIPAL STOCKHOLDERS OWN A SIGNIFICANT AMOUNT OF OUR COMMON STOCK, GIVING THEM A CONTROLLING INFLUENCE OVER CORPORATE TRANSACTIONS AND OTHER MATTERS.

     As of December 31, 2002, after the closing of the November 19, 2002 private equity offering and December 16, 2002 shelf offering, our principal stockholders, including Westport Energy LLC, ERI Investments, Inc., an affiliate of Equitable Resources Corp., and the Belfer Group, a group of former stockholders of Belco Oil & Gas Corp., together beneficially own approximately 53% of our outstanding common stock. Accordingly, these stockholders, acting together through a shareholders agreement, will continue to be able to control the outcome of the election of directors as well as, if they choose to act together, the adoption or amendment of provisions in our articles of incorporation or bylaws and the approval of mergers and other significant corporate transactions. These factors may also delay or prevent a change in our management or voting control.

  OUR OIL AND GAS MARKETING ACTIVITIES MAY EXPOSE US TO CLAIMS FROM ROYALTY OWNERS.

     In addition to marketing our oil and gas production, our marketing activities generally include marketing oil and gas production for royalty owners. Recently, royalty owners have commenced litigation against a number of companies in the oil and gas production business claiming that amounts paid for production attributable to the royalty owners' interest violated the terms of the applicable leases and laws in various respects, including the value of production sold, permissibility of deductions taken and accuracy of quantities measured. Some of this litigation was commenced as class action suits including two class action suits filed against Westport involving some of our Wyoming properties. Although we believe payments, if any, that we are required to make under existing litigation would not have a material impact on our financial condition, our liability relating to the marketing of oil and gas may increase as new cases are decided and the law in this area continues to develop.

RISKS RELATING TO OUR INDEBTEDNESS

  OUR LEVERAGE AND DEBT SERVICE OBLIGATIONS MAY ADVERSELY AFFECT OUR CASH FLOW AND OUR ABILITY TO MAKE PAYMENTS ON THE NOTES.

     As of September 30, 2002, after giving pro forma effect to the Transactions and the application of the actual and estimated net proceeds from the Offerings and the borrowings under our Replacement Credit Facility, we would have had total debt of $792 million and stockholders' equity of $1,156 million.

     Our level of debt could have important consequences for you, including the following:

     - it may be more difficult for us to satisfy our obligations with respect to the notes;

     - we may have difficulties borrowing money in the future for acquisitions, to meet our operating expenses or other purposes;

     - the amount of our interest expense may increase because certain of our borrowings are at variable rates of interest, which, if interest rates increase, could result in higher interest expense;

     - we will need to use a portion of the money we earn to pay principal and interest on our debt which will reduce the amount of money we have to finance our operations and other business activities;

     - we may have a higher level of debt than some of our competitors, which may put us at a competitive disadvantage;

     - we may be more vulnerable to economic downturns and adverse developments in our industry; and

     - our debt level could limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.

     Our ability to meet our expenses and debt obligations will depend on our future performance, which will be affected by financial, business, economic, regulatory and other factors. We will not be able to control many of these factors, such as economic conditions and governmental regulation. We cannot be certain that our earnings will be sufficient to allow us to pay the principal and interest on our debt, including the notes, and meet our other obligations. If we do not have enough money, we may be required to refinance all or part of our existing debt, including the notes, sell assets, borrow more money or raise equity. We may not be able to refinance our debt, sell assets, borrow more money or raise equity on terms acceptable to us, if at all. Further, failing to comply with the financial and other restrictive covenants in our indebtedness could result in an event of default under such indebtedness, which could adversely affect our business, financial condition and results of operations.

  WE MAY BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. ADDITIONAL DEBT COULD EXACERBATE THE RISKS DESCRIBED ABOVE.

     Together with our subsidiaries, we may be able to incur substantially more debt in the future. Although the Indenture governing the notes contains restrictions on our incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and under certain circumstances, indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness. As of January 15, 2003, we had approximately $359 million of additional borrowing capacity under the Replacement Credit Facility, which capacity reflects the Transactions and the application of the net proceeds from the Offerings and the borrowings under our Replacement Credit Facility and is subject to specific requirements, including compliance with financial covenants. To the extent new debt is added to our current debt levels, the risks described above could substantially increase.

  ANY FAILURE TO MEET OUR DEBT OBLIGATIONS COULD HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     If our cash flow and capital resources are insufficient to fund our debt obligations, we may be forced to sell assets, seek additional equity or debt capital or restructure our debt. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms. Our cash flow and capital resources may be insufficient for payment of interest on and principal of our debt in the future, including payments on the notes, and any such alternative measures may be unsuccessful or may not permit us to meet scheduled debt service obligations, which could cause us to default on our obligations and could impair our liquidity.

RISKS RELATING TO THE EXCHANGE NOTES

  SUBORDINATION OF THE NOTES MAY LIMIT PAYMENT ON THE NOTES, INCLUDING PAYMENT ON THE EXCHANGE NOTES.

     Our obligations under the terms of the notes, including the exchange notes, are subordinated in right of payment to all of our existing and future Senior Indebtedness, including outstanding borrowings under the Replacement Credit Facility. As of September 30, 2002, as adjusted to give effect to the Transactions, and the application of the actual and estimated net proceeds from the Offerings and the borrowings under our Replacement Credit Facility, we would have had approximately $109 million of Senior Indebtedness outstanding. We may incur additional Senior Indebtedness from time to time, subject to certain restrictions imposed by the Indenture governing the notes. By reason of the subordination of the notes, including the exchange notes, in the event of our insolvency, liquidation or other reorganization, creditors who are holders of Senior Indebtedness must be paid in full before any payments may be made to holders of the notes, including the exchange notes. There may not be sufficient assets remaining after payment of prior claims to pay amounts due on the notes, including the exchange notes. In addition, under certain circumstances, no payments may be made with respect to the notes, including the exchange notes, if a default exists with respect to Senior Indebtedness. See "Description of Exchange Notes -- Ranking." The term "Senior Indebtedness" is defined in "Description of Exchange Notes -- Certain Definitions."

  FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES AND REQUIRE NOTEHOLDERS TO RETURN PAYMENTS RECEIVED FROM GUARANTORS.

     Federal and state statutes allow courts, under specific circumstances, to void guarantees and require creditors such as the noteholders to return payments received from guarantors. Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, for example, the guarantor, at the time it issued its guarantee:

     - intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair compensation for the guarantee;

     - was insolvent or rendered insolvent by making the guarantee;

     - was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

     - intended to incur, or believed that it would incur, debts beyond its ability to pay them as they mature.

     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, a guarantor would be considered insolvent if:

     - the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

     - the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

     - it could not pay its debts as they become due.

     On the basis of historical financial information, recent operating history and other factors, we believe that the subsidiary guaranties are being incurred for proper purposes and in good faith and that each guarantor, after giving effect to its guarantee of the exchange notes, will not be insolvent, have unreasonably small capital for the business in which it is engaged or have incurred debts beyond its ability to pay as they mature. We cannot be certain, however, that a court would agree with our conclusions in this regard.

  WE ARE SUBJECT TO RESTRICTIVE DEBT COVENANTS.

     The Replacement Credit Facility contains covenants that are similar to, but more restrictive to us than, those contained in the Indenture governing the notes, and requires us to maintain specified financial ratios.

     Our ability to meet those financial ratios can be affected by events beyond our control, and we cannot assure you that we will meet those ratios. A breach of any of these covenants, ratios or restrictions could result in an event of default under the Replacement Credit Facility. Upon the occurrence of an event of default under the Replacement Credit Facility, the lenders could elect to declare all amounts outstanding under the facility, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure the indebtedness. If the lenders under the Replacement Credit Facility accelerate the payment of the indebtedness, we cannot assure you that our assets would be sufficient to repay in full that indebtedness and our other indebtedness, including the exchange notes.

  A FINANCIAL FAILURE BY US OR ANY SUBSIDIARY GUARANTOR MAY HINDER THE RECEIPT OF PAYMENT ON THE EXCHANGE NOTES, AS WELL AS THE ENFORCEMENT OF REMEDIES UNDER THE SUBSIDIARY GUARANTIES.

     An investment in the exchange notes, as in any type of security, involves insolvency and bankruptcy considerations that investors should carefully consider. If we or any of our subsidiary guarantors become a debtor subject to insolvency proceedings under the bankruptcy code, it is likely to result in delays in the payment of the exchange notes and in the exercise of enforcement remedies under the exchange notes or the subsidiary guaranties. Provisions under the bankruptcy code or general principles of equity that could result in the impairment of your rights include the automatic stay, avoidance of preferential transfers by a trustee or a debtor-in-possession, substantive consolidation, limitations of collectability of unmatured interest or attorneys' fees and forced restructuring of the exchange notes.

  A FINANCIAL FAILURE BY US MAY RESULT IN THE ASSETS OF ANY OR ALL SUBSIDIARIES BECOMING SUBJECT TO THE CLAIMS OF OUR CREDITORS.

     A financial failure by us could affect payment of the exchange notes if a bankruptcy court were to "substantively consolidate" us and our subsidiaries. If a bankruptcy court substantively consolidated us and our subsidiaries, the assets of each entity would be subject to the claims of creditors of all entities. This would expose you not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable because of the larger creditor base. Furthermore, forced restructuring of the exchange notes could occur through the "cram-down" provision of the bankruptcy code. Under this provision, the exchange notes could be restructured over your objections as to their general terms, primarily interest rate and maturity.

RISKS RELATED TO THE EXCHANGE OFFER

  THERE IS NO ACTIVE TRADING MARKET FOR THE EXCHANGE NOTES, THE VALUE OF THE EXCHANGE NOTES MAY FLUCTUATE SIGNIFICANTLY AND ANY MARKET FOR THE EXCHANGE NOTES MAY BE ILLIQUID.

     The exchange notes will be a new issue of debt securities of the same class as the initial exchange notes and will generally be freely transferable. Notwithstanding the foregoing, we cannot assure you that a liquid market will develop for the exchange notes or that you will be able to sell your exchange notes at a particular time, as we do not intend to apply for the exchange notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. In addition, the trading prices of the exchange notes could be subject to significant fluctuations in response to government regulations, variations in quarterly operating results, demand for oil and natural gas, general economic conditions and various other factors. The liquidity of the trading market in the exchange notes and the market price quoted for the exchange notes may also be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we can give you no assurance that an active trading market will develop for the exchange notes. If no active trading market develops, you may not be able to resell your exchange notes at their fair market value or at all. This offer to exchange the exchange notes for the old notes does not depend on any minimum amount of the old notes being tendered for exchange.

  IF YOU DO NOT EXCHANGE YOUR OLD NOTES, THEY MAY BE DIFFICULT TO RESELL.

     It may be difficult for you to sell the old notes that are not exchanged in the exchange offer, since any old notes not exchanged will remain subject to the restrictions on transfer provided for in Rule 144 under the Securities Act. These restrictions on transfer of your old notes exist because we issued the old notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. Generally, the old notes that are not exchanged for the exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, such old notes may be resold only:

     - to us (upon redemption of the notes or otherwise);

     - pursuant to an effective registration statement under the Securities Act;

     - so long as the old notes are eligible for resale pursuant to Rule 144A under the Securities Act to a qualified institutional buyer within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A;

     - outside the United States to a foreign person pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S under the Securities Act;

     - pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available); or

     - pursuant to another available exemption from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

     Except as provided in this exchange offer, we do not intend to register the old notes under the Securities Act. To the extent any old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes that remain outstanding after the exchange offer would be adversely affected due to a reduction in market liquidity.

                               THE EXCHANGE OFFER

     This section of the prospectus describes the proposed exchange offer. While we believe that the description covers the material terms of the exchange offer, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents referred to herein for a more complete understanding of the exchange offer.

PURPOSE OF THE EXCHANGE OFFER

     In connection with the issuance of the old notes, we entered into a registration rights agreement that provides for the exchange offer. A copy of the registration rights agreement relating to the old notes is filed as an exhibit to the registration statement of which this prospectus is a part. Under the registration rights agreement relating to the old notes we agreed that we would, subject to certain exceptions:

     - within 75 days after the issue date of the old notes, file a registration statement with the SEC with respect to a registered offer to exchange the old notes for the exchange notes having terms substantially identical in all material respects to the old notes (except that the exchange notes will not contain terms with respect to transfer restrictions and will have different administrative terms);

     - use our reasonable best efforts to cause the registration statement to be declared effective under the Securities Act within 180 days after the issue date of the old notes;

     - following the declaration of the effectiveness of the registration statement, promptly offer the exchange notes in exchange for surrender of the old notes; and

     - keep the exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the old notes.

     For each old note tendered to us pursuant to the exchange offer, we will issue to the holder of such old note an exchange note having a principal amount equal to that of the surrendered old note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the old note surrendered in exchange therefor, or, if no interest has been paid on such old note, from November 1, 2002.

     Under existing SEC interpretations, the exchange notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the exchange notes represents to us in the exchange offer that it is acquiring the exchange notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and that it is not an affiliate of ours, as such terms are interpreted by the SEC; provided, however, that broker-dealers receiving the exchange notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such exchange notes. The SEC has taken the position that such participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment from the original sale of the old notes) with the prospectus contained in this registration statement. Each broker-dealer that receives the exchange notes for its own account in exchange for the old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

     Under the registration rights agreement relating to the old notes, we are required to allow participating broker-dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in this registration statement in connection with the resale of the exchange notes for 180 days following the effective date of such registration statement (or such shorter period during which participating broker-dealers are required by law to deliver such prospectus).

     A holder of old notes (other than certain specified holders) who wishes to exchange the old notes for the exchange notes in the exchange offer will be required to represent that any exchange notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes and that it is not an "affiliate" of ours, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     In the event that:

          (1) any change of law or in applicable interpretations thereof by the staff of the SEC do not permit us to effect an exchange offer; or

          (2) for any other reason we do not consummate the exchange offer within 220 days of the issue date of the old notes; or

          (3) an initial purchaser of the old notes notifies us following consummation of the exchange offer that the old notes held by it are not eligible to be exchanged for the exchange notes in the exchange offer; or

          (4) certain holders of the old notes are not eligible to participate in the exchange offer or may not resell the exchange notes acquired by them in the exchange offer to the public without delivering a prospectus, then, we will, subject to certain exceptions,

          (1) file a shelf registration statement with the SEC covering resales of the old notes or the exchange notes, as the case may be, on or prior to the date (which we call the shelf filing date) which is the 75th day after the date on which the obligation to file the shelf registration statement arises;

          (2) use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act on or prior to the 75th day after the shelf filing date; and

          (3) use our reasonable best efforts to keep the shelf registration statement effective until the earliest of (A) the time when the old notes or the exchange notes covered by the shelf registration statement can be sold pursuant to Rule 144 without any limitations under Rule 144, (B) two years from the effective date of the shelf registration statement and (C) the date on which all old notes or exchange notes registered thereunder are disposed of in accordance therewith.

     We will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom such shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the old notes or the exchange notes, as the case may be. A holder selling such old notes or exchange notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification obligations).

     We will pay additional cash interest on the applicable old notes and exchange notes, subject to certain exceptions:

          (1) if we fail to file the registration statement of which this prospectus forms a part with the SEC on or prior to the 75th day after the issue date of the old notes;

          (2) if the registration statement of which this prospectus forms a part is not declared effective by the SEC on or prior to the 180th day after the issue date of the old notes;

          (3) if the exchange offer is not consummated on or before the 40th day after the registration statement of which this prospectus forms a part is declared effective;

          (4) if obligated to file the shelf registration statement, we fail to file the shelf registration statement with the SEC on or prior to the shelf filing date;

          (5) if obligated to file a shelf registration statement, the shelf registration statement is not declared effective on or prior to the 75th day after the shelf filing date; or

          (6) after the registration statement of which this prospectus forms a part or the shelf registration statement, as the case may be, is declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions);

from and including the date on which any such default shall occur to but excluding the date on which all such defaults have been cured.

     The rate of any such additional interest will be 0.50% per annum. We will pay any such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the old notes and the exchange notes.

     All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the old notes or the exchange notes shall be deemed to include any additional interest pursuant to the registration rights agreement relating to the old notes.

     If we effect the exchange offer, we will be entitled to close the exchange offer 30 days after the commencement thereof provided that we have accepted all old notes theretofore validly tendered in accordance with the terms of the exchange offer.

BACKGROUND OF THE EXCHANGE OFFER

     We issued an aggregate of $300 million principal amount of old notes on December 17, 2002 under the Indenture. The old notes were issued as additional debt securities under the Indenture pursuant to which, on November 5, 2001, we issued $275 million principal amount of our unregistered 8 1/4% Senior Subordinated Notes Due 2011, all of which were exchanged for an equal principal amount of the initial exchange notes on March 14, 2002. The maximum principal amount of the exchange notes that will be issued in this exchange offer for the old notes is $300 million. The terms of the exchange notes and the old notes will be identical in all material respects, except for transfer restrictions and registration rights that will not apply to the exchange notes, and different administrative terms.

     The exchange notes, any old notes not exchanged in the exchange offer and the initial exchange notes will constitute a single class of debt securities under the Indenture. The exchange notes, together with any old notes that are not exchanged in the exchange offer, will represent approximately 52% of all notes issued under the Indenture as of the date of the closing of the exchange offer.

     The exchange notes will bear interest at a rate of 8 1/4% per year, payable semiannually on May 1 and November 1 of each year, beginning on May 1, 2003. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the old note surrendered in exchange therefor, or, if no interest has been paid on such note, from November 1, 2002. Holders of the exchange notes will not receive any interest on old notes tendered and accepted for exchange.

     In order to exchange your old notes for the exchange notes containing no transfer restrictions in the exchange offer, you will be required to make the following representations:

     - the exchange notes will be acquired in the ordinary course of your business;

     - you have no arrangements with any person to participate in the distribution of the exchange notes; and

     - you are not our "affiliate" as defined in Rule 405 of the Securities Act, or if you are an affiliate of ours, you will comply with the applicable registration and prospectus delivery requirements of the Securities Act.

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not validly withdrawn in the exchange offer, and the exchange agent will deliver the exchange notes promptly after the expiration date of the exchange offer. We expressly reserve the right to delay acceptance of any of the tendered old notes or terminate the exchange offer and not accept for exchange any tendered old notes not already accepted if any conditions set forth under "-- Conditions to the Exchange Offer" have not been satisfied or waived by us or do not comply, in whole or in part, with any applicable law.

     If you tender your old notes, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the old notes. We will pay all charges, expenses and transfer taxes in connection with the exchange offer, other than certain taxes described below under "-- Transfer Taxes."

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

     The exchange offer will expire at 5:00 p.m., New York City time, on March 6, 2003, unless we extend it. We expressly reserve the right to extend the exchange offer on a daily basis or for such period or periods as we may determine in our sole discretion from time to time by giving oral, confirmed in writing, or written notice to the exchange agent and by making a public announcement by press release to the Dow Jones News Service prior to 9:00 a.m., New York City time, on the first business day following the previously scheduled expiration date. During any extension of the exchange offer, all old notes previously tendered, not validly withdrawn and not accepted for exchange will remain subject to the exchange offer and may be accepted for exchange by us.

     To the extent we are legally permitted to do so, we expressly reserve the absolute right, in our sole discretion, but are not required, to:

     - waive any condition of the exchange offer; and

     - amend any terms of the exchange offer.

     Any waiver or amendment to the exchange offer will apply to all old notes tendered, regardless of when or in what order the old notes were tendered. If we make a material change in the terms of the exchange offer or if we waive a material condition of the exchange offer, we will disseminate additional exchange offer materials, and we will extend the exchange offer to the extent required by law.

     We expressly reserve the right, in our sole discretion, to terminate the exchange offer if any of the conditions set forth under "-- Conditions of the Exchange Offer" exist. Any such termination will be followed promptly by a public announcement. In the event we terminate the exchange offer, we will give immediate notice to the exchange agent, and all old notes previously tendered and not accepted for exchange will be returned promptly to the tendering holders.

     In the event that the exchange offer is withdrawn or otherwise not completed, the exchange notes will not be given to holders of old notes who have validly tendered their old notes. We will return any old notes that have been tendered for exchange but that are not exchanged for any reason to their holder without cost to the holder, or, in the case of the old notes tendered by book-entry transfer into the exchange agent's account at a book-entry transfer facility under the procedure set forth under "-- Procedures for Tendering Old Notes-Book-Entry Transfer," such old notes will be credited to the account maintained at such book-entry transfer facility from which such old notes were delivered, unless otherwise requested by such holder under "-- Special Delivery Instructions" in the letter of transmittal, promptly following the exchange date or the termination of the exchange offer.

RESALE OF THE EXCHANGE NOTES

     Based on interpretations of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued under the exchange offer in exchange for the old notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

     - you are not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

     - you are acquiring the exchange notes in the ordinary course of your business; and

     - you do not intend to participate in the distribution of the exchange notes.

     If you tender old notes in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

     - you cannot rely on those interpretations of the SEC; and

     - you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, and the secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act.

     Unless an exemption from registration is otherwise available, any security holder intending to distribute the exchange notes should be covered by an effective registration statement under the Securities Act containing the selling security holder's information required by Item 507 of Regulation S-K. This prospectus may be used for an offer to resell, a resale or other re-transfer of the exchange notes only as specifically set forth in the section captioned "Plan of Distribution." Only broker-dealers that acquired the exchange notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives the exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of the exchange notes.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE

     We will accept for exchange old notes validly tendered pursuant to the exchange offer, or defectively tendered, if such defect has been waived by us, after the later of:

     - the expiration date of the exchange offer; and

     - the satisfaction or waiver of the conditions specified below under "-- Conditions of the Exchange Offer."

     Except as specified above, we will not accept old notes for exchange subsequent to the expiration date of the exchange offer. Tenders of old notes will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.

     We expressly reserve the right, in our sole discretion, to:

     - delay acceptance for exchange of old notes tendered under the exchange offer, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer; or

     - terminate the exchange offer and not accept for exchange any old notes, if any of the conditions set forth below under "-- Conditions of the Exchange Offer" have not been satisfied or waived by us or in order to comply in whole or in part with any applicable law.

     In all cases, the exchange notes will be issued only after timely receipt by the exchange agent of certificates representing old notes, or confirmation of book-entry transfer, a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and any other required documents. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered old notes, or defectively tendered old notes with respect to which we have waived such defect, if, as and when we give oral, confirmed in writing, or written notice to the exchange agent. Promptly after the expiration date, we will deposit the exchange notes with the exchange agent, who will act as agent for the tendering holders for the purpose of receiving the exchange notes and transmitting them to the holders. The exchange agent will deliver the exchange notes to holders of old notes accepted for exchange after the exchange agent receives the exchange notes.

     If, for any reason, we delay acceptance for exchange of validly tendered old notes or we are unable to accept for exchange validly tendered old notes, then the exchange agent may, nevertheless, on its behalf, retain tendered old notes, without prejudice to our rights described in this prospectus under the captions "-- Expiration Date; Extensions; Termination; Amendments,"
"-- Conditions of the Exchange Offer" and "-- Withdrawal of Tenders," subject to Rule 14e-1 under the Securities Exchange Act of 1934, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

     If any tendered old notes are not accepted for exchange for any reason, or if certificates are submitted evidencing more old notes than those that are tendered, certificates evidencing old notes that are not exchanged will be returned, without expense, to the tendering holder, or, in the case of the old notes tendered by book-entry transfer into the exchange agent's account at a book-entry transfer facility under the procedure set forth under "-- Procedures for Tendering Old Notes-Book-Entry Transfer," such old notes will be credited to the account maintained at such book-entry transfer facility from which such old notes were delivered, unless otherwise requested by such holder under "-- Special Delivery Instructions" in the letter of transmittal, promptly following the exchange date or the termination of the exchange offer.

     Tendering holders of old notes exchanged in the exchange offer will not be obligated to pay brokerage commissions or transfer taxes with respect to the exchange of their old notes other than as described under the caption
"-- Transfer Taxes" or as set forth in the letter of transmittal. We will pay all other charges and expenses in connection with the exchange offer.

PROCEDURES FOR TENDERING OLD NOTES

     Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through a book-entry transfer facility and who wishes to tender old notes should contact such registered holder promptly and instruct such registered holder to tender old notes on such beneficial owner's behalf.

  TENDER OF OLD NOTES HELD THROUGH THE DEPOSITORY TRUST COMPANY

     The exchange agent and The Depository Trust Company, or DTC, have confirmed that the exchange offer is eligible for the DTC automated tender offer program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer old notes to the exchange agent in accordance with DTC's automated tender offer program procedures for transfer. DTC will then send an agent's message to the exchange agent.

     The term "agent's message" means a message transmitted by DTC and received by the exchange agent that forms part of the book-entry confirmation. The agent's message states that DTC has received an express acknowledgment from the participant in DTC tendering old notes that are the subject of that book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. In the case of an agent's message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent, which states that DTC has received an express acknowledgment from the participant in DTC tendering old notes that they have received and agree to be bound by the notice of guaranteed delivery.

  TENDER OF OLD NOTES HELD IN PHYSICAL FORM

     For a holder to validly tender old notes held in physical form:

     - the exchange agent must receive at its address set forth in this prospectus a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal; and

     - the exchange agent must receive certificates for tendered old notes at such address, or such old notes must be transferred pursuant to the procedures for book-entry transfer described above. A confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date of the exchange offer. A holder who desires to tender old notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose old notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.

     LETTERS OF TRANSMITTAL AND OLD NOTES SHOULD BE SENT ONLY TO THE EXCHANGE AGENT, AND NOT TO US OR TO ANY BOOK-ENTRY TRANSFER FACILITY.

     THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER TENDERING OLD NOTES. DELIVERY OF SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF SUCH DELIVERY IS BY MAIL, WE SUGGEST THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE OF THE EXCHANGE OFFER TO PERMIT DELIVERY TO THE EXCHANGE AGENT PRIOR TO SUCH DATE. NO ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS OF OLD NOTES WILL BE ACCEPTED.

  SIGNATURE GUARANTEES

     A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution. Eligible institutions include banks, brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers, government securities brokers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. The signature need not be guaranteed by an eligible institution if the old notes are tendered:

     - by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     - for the account of an eligible institution.

     If the letter of transmittal is signed by a person other than the registered holder of any old notes, the old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the old notes and an eligible institution must guarantee the signature on the bond power.

     If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

  BOOK-ENTRY TRANSFER

     The exchange agent will seek to establish a new account or utilize an existing account with respect to the old notes at DTC promptly after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility system and whose name appears on a security position listing it as the owner of the old notes may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent's account. HOWEVER, ALTHOUGH DELIVERY OF OLD NOTES MAY BE EFFECTED THROUGH BOOK-ENTRY TRANSFER INTO THE EXCHANGE AGENT'S ACCOUNT AT A BOOK-ENTRY

TRANSFER FACILITY, A PROPERLY COMPLETED AND VALIDLY EXECUTED LETTER OF TRANSMITTAL, OR A MANUALLY SIGNED FACSIMILE THEREOF, MUST BE RECEIVED BY THE EXCHANGE AGENT AT ITS ADDRESS SET FORTH IN THIS PROSPECTUS ON OR PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE OFFER, OR ELSE THE GUARANTEED DELIVERY PROCEDURES DESCRIBED BELOW MUST BE COMPLIED WITH. The confirmation of a book-entry transfer of old notes into the exchange agent's account at a book-entry transfer facility is referred to in this prospectus as a "book-entry confirmation." Delivery of documents to the book-entry transfer facility in accordance with that book-entry transfer facility's procedures does not constitute delivery to the exchange agent.

  GUARANTEED DELIVERY

     If you wish to tender your old notes and:

     - certificates representing your old notes are not lost but are not immediately available;

     - time will not permit your letter of transmittal, certificates representing your old notes and all other required documents to reach the exchange agent on or prior to the expiration date of the exchange offer; or

     - the procedures for book-entry transfer cannot be completed on or prior to the expiration date of the exchange offer;

you may tender your old notes if:

     - your tender is made by or through an eligible institution; and

     - on or prior to the expiration date of the exchange offer, the exchange agent has received from the eligible institution a properly completed and validly executed notice of guaranteed delivery, by manually signed facsimile transmission, mail or hand delivery, in substantially the form provided with this prospectus:

      - setting forth your name and address, the registered number(s) of your old notes and the principal amount of the old notes tendered;

      - stating that the tender is being made by guaranteed delivery; and

      - guaranteeing that, within three New York Stock Exchange trading days after the date of the notice of guaranteed delivery, the letter of transmittal or facsimile thereof, properly completed and validly executed, together with certificates representing the old notes, or a book-entry confirmation, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by the eligible institution with the exchange agent; and

     - the exchange agent receives the properly completed and validly executed letter of transmittal or facsimile thereof with any required signature guarantees, together with certificates for all old notes in proper form for transfer, or a book-entry confirmation, and any other required documents, within three New York Stock Exchange trading days after the date of the notice of guaranteed delivery.

  OTHER MATTERS

     Exchange notes will be issued in exchange for old notes accepted for exchange only after timely receipt by the exchange agent of:

     - certificates for, or a timely book-entry confirmation with respect to, your old notes;

     - a properly completed and duly executed letter of transmittal or facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message; and

     - any other documents required by the letter of transmittal.

     All questions as to the form of all documents and the validity, including time of receipt, and acceptance of all tenders of old notes will be determined by us, in our sole discretion, the determination of which shall be final and binding. ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS OF OLD NOTES WILL NOT BE

CONSIDERED VALID. We reserve the absolute right to reject any or all tenders of old notes that are not in proper form or the acceptance of which, in our opinion, would be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

     Unless waived by us, any defect or irregularity in connection with tenders of old notes must be cured within the time that we determine. Tenders of old notes will not be deemed to have been made until all defects and irregularities have been waived by us or cured. Neither us, the exchange agent, or any other person will be under any duty to give notice of any defects or irregularities in tenders of old notes, or will incur any liability to holders for failure to give any such notice.

     By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

     - any exchange notes that you receive will be acquired in the ordinary course of your business;

     - you have no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

     - if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the exchange notes;

     - if you are a broker-dealer that will receive the exchange notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, that you will deliver a prospectus, as required by law, in connection with any resale of the exchange notes; and

     - you are not an "affiliate" of ours, as defined in Rule 405 of the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, you may withdraw your tender of old notes at any time prior to the expiration date of the exchange offer.

     For a withdrawal to be effective:

     - the exchange agent must receive a written notice of withdrawal at the address set forth below under "-- Exchange Agent"; or

     - you must comply with the appropriate procedures of DTC's automated tender offer program system.

     Any notice of withdrawal must:

     - specify the name of the person who tendered the old notes to be withdrawn; and

     - identify the old notes to be withdrawn, including the principal amount of the old notes to be withdrawn.

     If certificates for the old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, the withdrawing holder must also submit:

     - the serial numbers of the particular certificates to be withdrawn; and

     - a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless the withdrawing holder is an eligible institution.

     If the old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

     We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

     We will return any old notes that have been tendered for exchange but that are not exchanged for any reason to their holder without cost to the holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC, according to the procedures described above, those old notes will be credited to an account maintained with DTC for the old notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may re-tender properly withdrawn old notes by following one of the procedures described under "-- Procedures for Tendering Old Notes" at any time on or prior to the expiration date of the exchange offer.

CONDITIONS TO THE EXCHANGE OFFER

     Despite any other term of the exchange offer, we will not be required to accept for exchange any old notes and we may terminate or amend the exchange offer as provided in this prospectus before accepting any old notes for exchange if in our reasonable judgment:

     - the exchange notes to be received will not be tradable by the holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

     - the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

     - any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that would reasonably be expected to impair our ability to proceed with the exchange offer.

     We will not be obligated to accept for exchange the old notes of any holder that has not made to us:

     - the representations described under the captions "-- Procedures for Tendering Old Notes" and "Plan of Distribution;" and

     - any other representations that may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

     We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by giving oral or written notice of an extension to their holders. During an extension, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

     We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. By public announcement we will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. If we amend the exchange offer in a manner that we consider material, we will disclose the amendment in the manner required by applicable law.

     These conditions are solely for our benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of that right. Each of these rights will be deemed an ongoing right that we may assert at any time or at various times.

     We will not accept for exchange any old notes tendered, and will not issue the exchange notes in exchange for any old notes, if at any time a stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939.

TRANSFER TAXES

     We will pay all transfer taxes, if any, applicable to the transfer and exchange of old notes pursuant to the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the record holder or any other person, if:

     - delivery of the exchange notes, or certificates for old notes for principal amounts not exchanged, are to be made to any person other than the record holder of the old notes tendered;

     - tendered certificates for old notes are recorded in the name of any person other than the person signing any letter of transmittal; or

     - a transfer tax is imposed for any reason other than the transfer and exchange of old notes under the exchange offer.

CONSEQUENCES OF FAILURE TO EXCHANGE

     If you do not exchange your old notes for the exchange notes in the exchange offer, you will remain subject to restrictions on transfer of the old notes:

     - as set forth in the legend printed on the old notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

     - as otherwise set forth in the prospectus distributed in connection with the private offering of the old notes.

     In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement relating to the old notes, we do not intend to register resales of the old notes under the Securities Act. Based on interpretations of the SEC, you may offer for resale, resell or otherwise transfer the exchange notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

     - you are not an "affiliate" within the meaning of Rule 405 under the Securities Act;

     - you acquired the exchange notes in the ordinary course of your business; and

     - you have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer.

     If you tender old notes in the exchange offer for the purpose of participating in a distribution of the exchange notes:

     - you cannot rely on the applicable interpretations of the SEC; and

     - you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act.

EXCHANGE AGENT

     The Bank of New York has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for old notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

  By Registered or Certified    By Hand or Overnight Delivery       Facsimile Transmission
             Mail                    The Bank of New York        (Eligible Institutions Only)
     The Bank of New York       Lobby Level -- Corporate Trust          (212) 298-1915
  Reorganization Department                 Window
      101 Barclay Street              101 Barclay Street        To Confirm by Telephone or for
         7 East Floor              New York, New York 10286           Information Call:
   New York, New York 10286         Attn: Bernard Arsenec              Bernard Arsenec
    Attn: Bernard Arsenec        (Reorganization Dept/7 East)           (212) 815-5098

     Delivery of the letter of transmittal to an address other than as shown above or transmission via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

OTHER

     Participation in the exchange offer is voluntary, and you should carefully consider whether to exchange the old notes for the exchange notes. We urge you to consult your financial and tax advisors in making your own decision on what action to take.

     We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise, on terms that may differ from the terms of the exchange offer. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales or any untendered old notes.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. In consideration for issuing the exchange notes as contemplated by this prospectus, we will receive the old notes in like principal amount. The old notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any increase in our indebtedness or capital stock.

                                 CAPITALIZATION

     The following table sets forth the unaudited pro forma capitalization of Westport and its subsidiaries at September 30, 2002, assuming the Transactions and the application of the actual and estimated net proceeds of the Offerings and the borrowings under the Replacement Credit Facility occurred on that date. This table should be read in conjunction with our historical consolidated combined financial statements and related notes, the Combined Statements of Revenues and Direct Operating Expenses for the Acquired Properties, our unaudited pro forma condensed combined financial statements and related notes, "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and other financial information included elsewhere or incorporated by reference in this prospectus.

                                                              AS OF SEPTEMBER 30, 2002
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
                                                               (DOLLARS IN THOUSANDS)
Cash........................................................  $   35,273   $    3,546
                                                              ==========   ==========
Total debt:
  Revolving Credit Facility.................................  $  145,000   $       --
  Replacement Credit Facility(1)............................          --      108,849
  8 7/8% Senior Subordinated Notes Due 2007(2)..............     122,699      122,699
  8 1/4% Senior Subordinated Notes Due 2011(2)..............     275,000      575,000
                                                              ----------   ----------
     Total debt.............................................     542,699      806,548
                                                              ----------   ----------
Stockholders' equity:
  Preferred stock...........................................          29           29
  Common stock..............................................         522          653
  Additional paid-in-capital................................     881,124    1,118,843
  Other comprehensive income................................      (5,664)      (5,664)
  Treasury stock............................................        (469)        (469)
  Retained earnings.........................................      14,860       14,860
                                                              ----------   ----------
     Total stockholders' equity.............................     890,402    1,128,252
                                                              ----------   ----------
     Total capitalization...................................  $1,433,101   $1,934,800
                                                              ==========   ==========

---------------

(1) Our Replacement Credit Facility provides for a maximum committed amount of $600 million, and an initial borrowing base of approximately $470 million, subject to adjustment. As of January 15, 2003, we had approximately $359 million in availability under the Replacement Credit Facility.

(2) These note balances are stated at face value and do not reflect the mark to market of the debt acquired in the merger with Belco that is being amortized and the mark to market for fair value of interest rate swaps totaling $13.6 million that are included in the total debt balance on the balance sheet as of September 30, 2002.

                                    BUSINESS

OVERVIEW

     We are an independent energy company engaged in oil and natural gas exploitation, acquisition and exploration activities primarily in the United States. Our reserves and operations are concentrated in the following divisions:
Western, which includes the Acquired Properties in the Uinta Basin; Northern, which primarily includes properties in North Dakota and Wyoming; Southern, which primarily includes properties in Oklahoma, Texas and Louisiana; and Gulf of Mexico, which includes our offshore properties. We focus on maintaining a balanced portfolio of lower-risk, long-life onshore reserves and higher-margin offshore reserves to provide a diversified cash flow foundation for our exploitation, acquisition and exploration activities.

     On December 17, 2002, effective as of June 1, 2002, we acquired producing properties, undeveloped leaseholds, gathering and compression facilities and other related assets in the Greater Natural Buttes area of Uintah County, Utah from El Paso for approximately $510 million, including purchase price adjustments, pursuant to the Purchase and Sale Agreement, dated November 6, 2002, as amended. We used the net proceeds from our shelf offering and debt offering to fund the purchase price.

     Over the last several years acquisitions and subsequent exploitation activities focused in core project areas have fueled growth in our reserves, production and cash flow. From year-end 1997 to September 30, 2002, we increased proved reserves from 197 Bcfe to 1,662 Bcfe, a compounded annual growth rate of approximately 53%. Over the same period we increased average daily production from 66 Mmcfe/d to 417 Mmcfe/d, a compounded annual growth rate of approximately 45%. This growth has been complemented by consistent reductions in our per unit cost structure over the same period from $1.32 per Mcfe to $1.05 per Mcfe of our net production for lease operating expenses, transportation costs, production taxes and general and administrative costs. For the 12 months ended September 30, 2002, we generated net revenues and EBITDAX of $437 million and $296 million, respectively.

     We believe that our sizable exploration inventory and our exploitation and acquisition expertise, together with our operating experience and efficient cost structure, provide us with the ability to generate substantial current cash flow and position us for future growth. We operate approximately 79% of the net present value of our reserves, allowing us to better manage expenses, capital allocation and the decision-making processes related to all aspects of exploitation and exploration activities. We have a capital budget of approximately $170 million for 2002, which does not include acquisitions. Nearly 65% of the 2002 budget is allocated to exploitation, which includes lower-risk drilling and continued expansion of our secondary recovery projects. We expect that our total 2003 capital budget, excluding acquisitions, will be $230 million, 75% of which has been allocated to exploitation. We have approximately 2,300 identified exploitation opportunities and anticipate drilling 300 to 350 of these locations during 2003.

     As of September 30, 2002, our estimated proved reserves of 1,662 Bcfe had a pre-tax net present value, discounted at 10%, of approximately $2.3 billion based on period-end NYMEX prices of $30.45 per barrel of oil and $4.14 per Mmbtu of natural gas. Approximately 66% of our reserves was classified as proved developed as of September 30, 2002.

PROPERTIES

     The following table sets forth a summary of third quarter 2002 production and undeveloped acreage, reserves and net present value of our estimated proved reserves as of September 30, 2002, by division:

                                                                        AS OF SEPTEMBER 30, 2002
                          THIRD QUARTER      ------------------------------------------------------------------------------
                              ENDED                                PROVED RESERVE QUANTITIES
                       SEPTEMBER 30, 2002                  -----------------------------------------    NET PRESENT VALUE
                       -------------------                                                                 OF ESTIMATED
                                                                                                        PROVED RESERVES(2)
                        AVERAGE NET DAILY        NET                             NATURAL               --------------------
                           PRODUCTION        UNDEVELOPED               NATURAL     GAS
                       -------------------      ACRES      CRUDE OIL     GAS     LIQUIDS     TOTAL       AMOUNT
DIVISION               MMCFE/D    PERCENT      (000S)       (MMBBL)     (BCF)    (MMBBL)   (BCFE)(1)   (MILLIONS)   PERCENT
--------               --------   --------   -----------   ---------   -------   -------   ---------   ----------   -------
Western..............    77.3       18.5%        35.0         1.6        593.3      --        602.9     $  442.2      19.3%
Northern.............   111.2       26.7%       492.8        37.1        146.8      --        369.3        497.3      21.7%
Southern(3)..........   120.5       28.9%        45.5        40.7        272.1      --        516.3        877.7      38.4%
Gulf of Mexico.......   108.0       25.9%       182.1         8.1        123.4     0.2        173.2        471.1      20.6%
                        -----      -----        -----        ----      -------     ---      -------     --------     -----
     Total...........   417.0      100.0%       755.4        87.5      1,135.6     0.2      1,661.7     $2,288.3     100.0%
                        =====      =====        =====        ====      =======     ===      =======     ========     =====

---------------

(1) Mmbbls converted to Bcfe on a six to one conversion ratio.

(2) Excludes value attributable to the gathering and compression assets from the Acquired Properties, which had EBITDAX of $5.7 million for the nine-month period ended September 30, 2002.

(3) As of September 30, 2002, the properties acquired in our Southeast Texas Acquisition, which are not included in the third quarter production for the Southern Division above, were producing approximately 28 Mmcfe/d.

  WESTERN DIVISION

     On December 17, 2002, effective as of June 1, 2002, we acquired producing properties, undeveloped leaseholds, gathering and compression facilities and other related assets in the Greater Natural Buttes area of Uintah County, Utah from El Paso for approximately $510 million, including purchase price adjustments, pursuant to the Purchase and Sale Agreement, dated November 6, 2002, as amended. We used the net proceeds from our December 16, 2002 shelf offering and December 17, 2002 debt offering to fund the purchase price. This division represented 19% of our net present value of estimated proved reserves as of September 30, 2002, and contributed 19% of our pro forma third quarter 2002 production. We have interests in 1,110 gross (approximately 872 net) producing wells.

     The Acquisition establishes a new core area and has the following attributes:

     - increases our proved reserves by approximately 57%, or 603 Bcfe, replacing approximately 465% of our estimated 2002 production and giving us nearly 1 Tcfe of proved reserves in the Rocky Mountains;

     - raises current production in excess of 20%, to approximately 417 Mmcfe/d, placing us among the top 20 largest domestic independent exploration and production companies based on third quarter 2002 daily production;

     - adds long-life, operated gas properties with a reserves to production ratio of 21 years, extending our overall reserve life index from approximately seven years to approximately 11 years and increasing the gas portion of both our proved reserves and production to 68%;

     - contains upside potential with over 600 proved undeveloped locations and approximately 900 additional drilling opportunities;

     - provides exploration opportunities on over 240,000 net acres of leasehold, including targets outside the producing areas and deeper formations within the producing areas; and

     - allows us to control the gathering and marketing of our natural gas from the Acquired Properties and affords us access to interstate pipelines flowing east, such as Colorado Interstate Gas, and west, such as Kern River.

     Since entering into the Purchase and Sale Agreement, we have secured firm transportation averaging at least 107 Mmbtu/d for 2003 and increasing annually over the next three years thereafter, hedged 98% of expected 2003 Acquisition-related production at floor and ceiling prices averaging $3.81 to $3.99 per Mmbtu, respectively, and 63% of estimated 2004 Acquisition-related production at floor and ceiling prices of $3.76 to $3.87 per Mmbtu, respectively. Additionally, we have hedged basis differentials for approximately 65% of anticipated 2003 Acquisition-related production and 50% of anticipated 2004 Acquisition-related production.

     In the Greater Natural Buttes area, we will operate 740 net wells, or approximately 92% of our proved reserve value in the area. Through our high working interest and level of operations we can control the majority of drilling, completion and production of wells.

     The Greater Natural Buttes field is a legacy asset. Natural gas was first discovered in the field in 1955. Since that time, more than 900 Bcf of natural gas has been produced. Since 1991, development accelerated with more than 1,000 wells drilled in the field, approximately 98% of which were successful. The properties are characterized by established production profiles and long reserve lives. Producing horizons range from 5,000 to 14,000 feet, with production coming primarily from the Wasatch and Upper Mesa Verde formations.

     The field has undergone a series of downspacings from the original spacing of 320 acres per well to current spacing of 40 acres per well. In adjacent units, operators are currently downspacing to 20 acres per well, which could yield as many as 1,400 locations on our acreage in addition to our 1,500 identified exploitation locations. Operators of adjacent units have also drilled successful gas wells to the Lower Mesa Verde and Mancos formations underlying the primary field production, which could be prospective on our acreage. In addition to 205,000 net developed acres, we will also hold 35,000 net undeveloped acres surrounding the Greater Natural Buttes area which we believe are prospective for future development.

     We expect to drill 80 to 90 wells in 2003 and plan to expand the program to 120 to 150 wells per year for the next three to four years thereafter.

  NORTHERN DIVISION

     The Northern Division conducts operations in the Rocky Mountain region which includes the Williston, Powder River, Big Horn and Green River Basins. The Division represented 22% of our net present value of estimated proved reserves as of September 30, 2002, and contributed 27% of our third quarter 2002 net production. We have interests in 560,262 developed and 1,142,519 undeveloped gross acres in the region and in 2,102 gross (approximately 872 net) producing wells.

     Our strategy in the Northern Division is to exploit lower-risk infill, horizontal and secondary/tertiary recovery opportunities on existing properties, pursue gas-weighted exploration opportunities and make tactical acquisitions to enhance current operations.

     On March 1, 2002, we completed the purchase of producing oil and gas properties located in the Williston Basin in North Dakota and Montana for approximately $39 million. We estimate the total proved reserves for these properties as of the acquisition date to be approximately 54 Bcfe, of which approximately 90% is oil. We operate over 70% of these properties, which have an average lifting cost of $5.82 per bbl. Our net production from these properties for the third quarter 2002 was approximately 1,650 bbl/d.

     Williston Basin. Our activity in the Williston Basin continues to focus on horizontal field extensions, field deepenings to new horizons and growth of our secondary recovery projects. We continued our development program by re-entering existing wells for horizontal extensions in five fields. We are currently completing three horizontal wells and two deepenings. Our most active project continues to be the Wiley field.

     - Wiley Field. We operate this waterflood with a 54% working interest. In 2000, we initiated a horizontal drilling program and through September 30, 2002 have drilled 37 wells, all of which were successful. In addition to the horizontal drilling, we increased water injection capacity to expand our waterflood program. As a result of this activity, gross daily production has increased from approximately 600 bbl/d in April 2000 to over 3,300 bbl/d at the end of the third quarter 2002. Over the next 12 months, we plan to drill 10 to 15 additional wells in this area while continuing to increase water injection capacity.

     Greater Green River Basin. In the Greater Green River Basin we have over 400,000 gross undeveloped acres. Over the next 12 to 24 months we expect to drill seven to 10 exploration wells. One of the primary operating areas within the basin is the Moxa Arch Complex. This area represents a multi-year program where we have identified more than 100 potential drilling locations on our acreage. Wells target the Frontier and Dakota formations at depths that range from 10,000 to 12,500 feet. Production from Moxa Arch wells, particularly from the Frontier formation, tends to be long-lived, with 25 to 30 year reserve life potential.

     Powder River Basin. In the Powder River Basin, we currently have approximately 54,000 gross undeveloped acres, which we believe are prospective for coalbed methane drilling. From the beginning of 2000 through September 30, 2002, we participated in the drilling of 265 wells, 262 of which were successful. We operate 137 of these wells. In 2003, we expect to participate in another 130 to 160 wells.

     Big Horn Basin. The Gooseberry field is our most significant property in the Big Horn Basin. We own a 100% working interest (nearly 90% net revenue interest) in this field, which consists of two waterflood units. Since acquiring the field in February 1995, we have more than doubled the production from approximately 535 bbl/d to over 1,150 bbl/d in September 2002. This has been accomplished through the acquisition of proprietary 3-D seismic data, drilling of delineation wells, installation of the two waterfloods and the addition of shallower producing zones. In 2002, we placed a larger pipeline in service to accommodate the increasing production from the unit. During the next 12 months, we plan to drill two to three additional wells and to expand water injection capacity. We currently have over 200,000 gross undeveloped acres in the Big Horn Basin.

  SOUTHERN DIVISION

     The Southern Division conducts operations in the Permian Basin, onshore Gulf Coast and Mid-Continent regions. This division represented 38% of the net present value of our estimated proved reserves as of September 30, 2002, and contributed 29% of our third quarter 2002 net production. We have interests in 542,093 developed and 95,738 undeveloped gross acres and in 3,530 gross (approximately 1,475 net) producing wells.

     Permian Basin. The Southern Division's principal Permian Basin properties are the Andrews Unit, Howard Glasscock Field and the Shafter Lake San Andres Unit.

     - Andrews Unit. The Andrews Unit produces from the Wolfcamp/Penn formation at approximately 8,600 feet. We have a 98.6% working interest in this 3,230-acre unit. Water injection began in late 1996 with the first response occurring in late 1998. During 2000 and 2001, we expanded the waterflood program by drilling additional wells, converting wells to injectors and performing workovers on existing wells. As a result, production continues to increase from an 855 bbl/d average in 2000 to 1,115 bbl/d as of September 30, 2002. We drilled two wells and converted two wells to injectors in the nine months ended September 30, 2002, and expect to drill two wells in the fourth quarter 2002. We believe that production from this waterflood unit can be further enhanced with the use of CO(2) flooding or other tertiary recovery methods.

     - Howard Glasscock Field. We continue to exploit our 100% working interest in the Howard Glasscock Field. Based on the results from adjacent successful waterfloods, we believe that additional potential exists through the installation of new and expansion of existing waterfloods on our leases. In May 2001, we initiated a drilling program for 27 injection and development wells to expand waterfloods on two of our leases. Water injection commenced in first quarter 2002. Production has increased from approximately 1,090 bbl/d at December 31, 2000 to approximately 1,530 bbl/d as of September 30, 2002. Additionally, we have identified a number of opportunities for recompletion and well deepenings.

     - Shafter Lake San Andres Unit. The Shafter Lake San Andres Unit is a 12,880-acre unit that produces from the Grayburg and San Andres formations at a depth of approximately 4,500 feet. We have an 81.4% working interest in this secondary recovery unit. During the nine months ended September 30, 2002, we drilled eight wells on 10-acre spacing and plan to drill 10 to 15 additional 10-acre wells in 2003. The unit was producing 700 bbl/d as of September 30, 2002. Operators of nearby San Andres fields have successfully drilled to 10-acre spacing before CO(2) injection. We believe the potential exists for CO(2) flooding as the field matures.

     Onshore Gulf Coast. The Southern Division's Gulf Coast operations are primarily focused in the Yegua trend of southeast Texas, in the Austin Chalk/Georgetown trend of east-central Texas, and in Northern Louisiana where we are active in two fields, the Elm Grove Field and the North Louisiana Field Complex.

     - Southeast Texas Properties. We acquired these oil and gas properties on September 30, 2002. The total estimated proved reserves are approximately 76 Bcfe, of which 82% is natural gas. We operate essentially all of these properties. We also acquired approximately 10,000 net undeveloped acres and an interest in 120 square miles of 3-D seismic data. We are currently shooting an additional 180 square miles of 3-D seismic data. The properties are primarily located in Liberty, Hardin and Jasper counties in the Gulf Coast region of southeast Texas. As of September 30, 2002, these properties produced approximately 28 Mmcfe/d net to the acquired interests. Since closing the transaction, we completed an exploration well which flow tested 4 Mmcf/d and 500 bbl/d, and drilled a development well which was recently completed. Both wells are expected to be connected to the sales pipeline by mid-December 2002. Currently, we have one rig drilling in the area and expect to drill 15 exploration prospects over the next 12 to 24 months.

     - Austin Chalk/Georgetown Trend. The trend is a fractured carbonate formation that has been highly conducive to the application of horizontal drilling technology. The Austin Chalk formation is encountered in this field at depths ranging between 7,000 and 17,000 feet. The Georgetown formation, approximately 300 to 500 feet below the base of the Austin Chalk, has been a secondary objective in the field. We control approximately 50,000 gross (13,000 net) undeveloped acres and 114,000 gross (43,000 net) developed acres in this area. In 2001, we participated in the drilling of five Georgetown wells and one Austin Chalk well, all of which were successful. In the first nine months of 2002, we drilled three wells, all of which were successful. In the fourth quarter 2002, we plan to re-enter one well to drill the Georgetown horizontal section.

     - Elm Grove Field. This field was drilled to extend the Cotton Valley production downdip from the mature Caspiana field. In addition to the Cotton Valley, shallower secondary objectives include the Hosston and Rodessa intervals. We own an approximate 37% working interest in the field. In 2001, a total of 42 wells were drilled, all of which were successful. Gross production in the field has increased from 34 Mmcfe/d in January 2001, to 61 Mmcfe/d in September 2002. In the nine months ended September 30, 2002, we drilled 23 wells, all of which were successful, and plan to drill an additional six to eight wells in the fourth quarter 2002. In 2003, we plan to drill 20 to 25 additional wells in this field.

     - North Louisiana Field Complex. We acquired this interest in late 1998 and have identified over 100 development locations in its four fields -- Ada, Sibley, West Bryceland and Sailes. The 2,000 foot thick Hosston interval contains over 20 separate producing zones. In 2001, we drilled 34 wells, all of which were successful. In the nine months ended September 30, 2002, we drilled 14 wells, 13 of which were successful. We anticipate drilling between 15 and 25 wells in this region in each of the next two years.

     Mid-Continent. The Southern Division's Mid-Continent operations are currently focused in Oklahoma and Kansas. Oil production is concentrated in our operated waterfloods in Oklahoma, while natural gas production is primarily in third party operated wells in Oklahoma and in our operated wells in Kansas. The most significant waterflood unit in Oklahoma is the Calumet Cottage Grove Unit. We operate this secondary recovery unit consisting of 11,400 acres in central Oklahoma. Production is from the Pennsylvanian Cottage Grove formation at 8,100 feet. We have a 44.1% working interest in this unit. In 2001, a total of seven wells were drilled, all of which were successful. We drilled four additional successful wells in the nine months ended September 30, 2002, and plan to drill one well in the fourth quarter 2002. The Calumet Unit was producing 1,350 bbl/d as of September 30, 2002.

  GULF OF MEXICO DIVISION

     The Gulf of Mexico Division represented 21% of the net present value of our estimated proved reserves as of September 30, 2002, and contributed 26% of our third quarter 2002 net production. As of September 30, 2002, we have interests in 329,989 developed and 299,260 undeveloped gross acres in the Gulf of Mexico and in 200 gross (approximately 51 net) producing wells.

     In addition to a production base with numerous exploitation opportunities within our developed acreage, the Gulf of Mexico provides us with moderate-risk exploration targets. We drilled 16 exploration wells in the Gulf of Mexico in 2001, 11 of which were successful, and eight exploration wells in the first nine months of 2002, three of which were successful. We expect to drill five additional exploration tests in the fourth quarter 2002. We have under license 3-D seismic data covering over 18,000 square miles (approximately 2,300 blocks) and 2-D seismic data covering 150,000 linear miles within the Gulf of Mexico.

     West Cameron Blocks 180/198. The West Cameron Blocks 180/198 complex consists of all or a portion of seven offshore blocks, including 30,000 gross developed and 5,000 gross undeveloped acres. The complex is located 30 miles offshore in 52 feet of water. It has produced approximately 1.7 Tcf of natural gas and 10 Mmbbl of oil from over 20 separate producing zones since its discovery. Since acquiring this field in October 1997, we have increased gross production from approximately 26 Mmcfe/d to a peak rate of 63 Mmcfe/d in mid-2001. At September 30, 2002, the field was producing 50 Mmcfe/d (37 Mmcfe/d net).

     A successful development well was drilled in late 2002, and we initiated drilling of an offset well, which will be completed by the end of the year. Several recompletions were also done in 2002. We believe that this complex holds additional drilling opportunities.

     High Island Block 197. This field is located approximately 28 miles offshore in 50 feet of water and was discovered in the third quarter of 2001. We have a 25% non-operated working interest in the field. A second well was drilled in 2001. In the first quarter of 2002, we farmed into an adjoining block, where an exploration well was drilled. The field came on production in May 2002, at a gross rate of 44 Mmcfe/d from one well. Two other development wells were drilled in 2002, and by September 2002, four wells were producing 120 Mmcfe/d (21.5 Mmcfe/d net).

     High Island Block 84. This field is located approximately 23 miles offshore in 50 feet of water and was discovered in the third quarter of 2001, with three development wells being drilled in 2002. We operate the field. Production commenced in June 2002 from two wells at a gross rate of 32 Mmcfe/d (13.5 Mmcfe/d net). The two remaining wells are expected to commence production in 2003.

     Vermilion Block 408. This field is located approximately 110 miles offshore in 400 feet of water and was discovered in 1999. We have a 25% non-operated working interest in the field. Facilities were installed in late 2001 and production commenced in the first quarter of 2002. At September 30, 2002, the wells were producing 42 Mmcfe/d (8.5 Mmcfe/d net).

     West Cameron Blocks 613/614. We discovered this field in 1997. It is located approximately 120 miles offshore in 290 feet of water. We drilled a second successful exploration well on an adjoining block in the third quarter of 2000. We operate the field with a working interest of 50% and installed facilities and commenced production in December 2000. At September 30, 2002, the wells were producing 20 Mmcfe/d (7 Mmcfe/d net).

     East Cameron Block 369. We discovered this field in the first quarter of 2001 and commenced production from it in December 2001. It is located approximately 132 miles offshore in 350 feet of water. We operate the two-well field with a 60% working interest. At September 30, 2002, the wells were producing approximately 14 Mmcfe/d (6.5 Mmcfe/d net).

  RECENT DISCOVERIES

     - South Timbalier 316. We discovered this field located approximately 66 miles offshore in 400 feet of water in the fourth quarter of 2001. We operate the field with a 40% working interest. Three wells have been drilled. We expect to install a platform and commence production in the second half of 2003. Facility capacity on the platform will be 150 Mmcfe/d (47 Mmcfe/d net).

     - Galveston 352. A successful exploratory well was drilled in the spring of 2002 and put on production in August. We operate the well with a 67% working interest. It is currently producing from a small zone below the main reservoir at a gross rate of 4 Mmcfe/d (2.1 Mmcfe/d net).

     - Green Canyon 640. We have a 3.5% overriding royalty interest in a discovery drilled by ChevronTexaco named Tahiti. Delineation drilling and evaluation is ongoing.

PROVED RESERVES

     The following table sets forth estimated proved reserves for the dates indicated:

                                          WESTPORT                          ACQUIRED PROPERTIES             PRO FORMA
                            -------------------------------------   -----------------------------------   -------------
                             AS OF DECEMBER 31,         AS OF       AS OF DECEMBER 31,        AS OF           AS OF
                            ---------------------   SEPTEMBER 30,   -------------------   SEPTEMBER 30,   SEPTEMBER 30,
                               2000        2001         2002          2000       2001         2002            2002
                            ----------   --------   -------------   --------   --------   -------------   -------------
OIL (MBBLS):
  Developed...............      28,673     51,068        64,860        1,284      1,131        1,143           66,003
  Undeveloped.............       6,127     17,588        21,025          463        392          454           21,479
                            ----------   --------    ----------     --------   --------     --------       ----------
    Total.................      34,800     68,656        85,885        1,747      1,523        1,597           87,482
                            ==========   ========    ==========     ========   ========     ========       ==========
NATURAL GAS (MMCF):
  Developed...............     183,872    401,106       417,056      325,555    280,112      275,964          693,020
  Undeveloped.............      58,839    115,050       125,177      322,079    231,279      317,304          442,481
                            ----------   --------    ----------     --------   --------     --------       ----------
    Total.................     242,711    516,156       542,233      647,634    511,391      593,268        1,135,501
                            ==========   ========    ==========     ========   ========     ========       ==========
NATURAL GAS LIQUIDS
  (MBBLS):
  Developed...............         247        119            49            0          0            0               49
  Undeveloped.............         212        199           168            0          0            0              168
                            ----------   --------    ----------     --------   --------     --------       ----------
    Total.................         459        318           217            0          0            0              217
                            ==========   ========    ==========     ========   ========     ========       ==========
TOTAL (MMCFE)(1)..........     454,265    930,000     1,058,845      658,116    520,529      602,850        1,661,695
                            ==========   ========    ==========     ========   ========     ========       ==========
PRESENT VALUE (DOLLARS IN
  THOUSANDS):
  Developed...............  $1,234,605   $737,625    $1,395,060     $446,876   $ 72,515     $256,482       $1,651,542
  Undeveloped.............     336,287    186,718       451,041      507,166     29,098      185,727          636,768
                            ----------   --------    ----------     --------   --------     --------       ----------
    Total.................  $1,570,892   $924,343    $1,846,101(2)  $954,042   $101,613     $442,209       $2,288,310
                            ==========   ========    ==========     ========   ========     ========       ==========
STANDARDIZED MEASURE
  (DOLLARS IN
  THOUSANDS)(3)...........  $1,098,399   $747,029    $1,336,902     $669,422   $ 55,482     $354,150       $1,691,052
                            ==========   ========    ==========     ========   ========     ========       ==========

---------------

(1) Mbbls converted to Mmcfe on a six to one conversion ratio.

(2) The difference in net present value from December 31, 2001 to September 30, 2002 resulted almost entirely from (i) the addition of 145 Bcfe of proved reserves acquired primarily in connection with the Williston Basin acquisition and Southeast Texas Acquisition and (ii) the increase in commodity prices used to determine net present value (from $19.78 to $30.45 per bbl of oil and $2.72 to $4.14 per mcf of natural gas).

(3) The standardized measure is the value of the future after-tax net revenues discounted at 10%. The difference between the net present value and the standardized measure is the effect of income taxes discounted at 10%.

     Estimated quantities of our oil and natural gas reserves and the present value of such reserves as of September 30, 2002, are based upon reserve reports prepared by our engineering staff. At December 31, 2001, Ryder Scott Company, L.P. audited 87% of the total net present value of estimates of total proved reserves and the remaining 13% of net present value of the reserves was unaudited. Estimates of total proved reserves at December 31, 2000, were prepared by Ryder Scott and Netherland, Sewell and Associates, Inc. and our engineering staff. The Ryder Scott and Netherland Sewell reports covered approximately 85% of the total net present value of the reserves and the internally generated report covered the remaining 15% of the net present value. Estimated quantities of oil and natural gas reserves of the Acquired Properties and the net present value of these reserves as of December 30, 2000, December 31, 2001 and September 30, 2002, are based upon a reserve report prepared by our engineering staff, with the September 30, 2002 reserve report having been audited by the independent engineering firm of Ryder Scott Company, L.P.

     Proved developed reserves are proved reserves that are expected to be recovered from existing wells with existing equipment and operating methods. Proved undeveloped reserves are proved reserves that are expected to be recovered from new wells drilled to known reservoirs on undrilled acreage for which the existence and recoverability of such reserves can be estimated with reasonable certainty, or from existing wells where a relatively major expenditure is required to establish production.

     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of exploitation expenditures. The data in the above tables represent estimates only. Oil and natural gas reserve engineering is inherently a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured exactly, and estimates of other engineers might differ materially from those shown above. The accuracy of any reserve estimate is a function of the quality of available data and engineering and geological interpretation and judgment. Results of drilling, testing and production after the date of the estimate may justify revisions. Accordingly, reserve estimates may vary from the quantities of oil and natural gas that are ultimately recovered.

     Future prices received for production and costs may vary, perhaps significantly, from the prices and costs assumed for purposes of these estimates. The present value shown should not be construed as the current market value of the reserves. The 10% discount factor used to calculate present value, which is mandated by generally accepted accounting principles, is not necessarily the most appropriate discount rate. The present value, no matter what discount rate is used, is materially affected by assumptions as to timing of future production, which may prove to be inaccurate. For properties that we operate, expenses exclude our share of overhead charges. In addition, the calculation of estimated future net revenues does not take into account the effect of various cash outlays, including, among other things, general and administrative costs and interest expense.

PRODUCTION AND PRICE HISTORY

     The following table sets forth information regarding net production of oil, natural gas and natural gas liquids, and certain price and cost information for each of the periods indicated.

                                                 WESTPORT                         ACQUIRED PROPERTIES
                                   -------------------------------------   ---------------------------------
                                      YEAR ENDED       NINE MONTHS ENDED      YEAR ENDED        NINE MONTHS
                                     DECEMBER 31,        SEPTEMBER 30,       DECEMBER 31,          ENDED
                                   -----------------   -----------------   -----------------   SEPTEMBER 30,
                                    2000      2001      2001      2002      2000      2001         2002
                                   -------   -------   -------   -------   -------   -------   -------------
PRODUCTION DATA:
Oil (Mbbls)......................    3,584     4,929     3,075     5,899        70        84           49
Natural gas (Mmcf)...............   34,072    58,430    37,087    59,513    27,674    25,881       20,172
NGL (Mbbls)......................       41        22        15        60        --        --           --
Total Mmcfe......................   55,822    88,136    55,627    95,267    28,094    26,385       20,466
AVERAGE SALES PRICES(1):
Oil (per bbl)....................  $ 27.98   $ 21.69   $ 24.12   $ 22.92   $ 15.22   $ 23.65      $ 25.22
Natural gas (per Mcf)............     4.21      3.59      4.31      2.68      3.35      3.84         2.14
NGL (per bbl)....................    21.02     18.97     21.55     12.89        --        --
Total per Mcfe...................     4.38      3.60      4.21      3.10      3.37      3.84         2.17
AVERAGE COSTS (PER MCFE):
Lease operating expenses.........  $  0.62   $  0.63   $  0.63   $  0.71   $  0.41   $  0.71      $  0.64
General and administrative.......     0.14      0.20      0.19      0.18        --        --           --
Depletion, depreciation and
  amortization...................     1.16      1.41      1.30      1.54        --        --           --

---------------

(1) Does not include the effects of hedging transactions.

PRODUCING WELLS

     The following table sets forth pro forma information at September 30, 2002, relating to the producing wells in which we owned a working interest as of that date. We also held royalty interests in 1,880 producing wells as of that date. Wells are classified as oil or natural gas wells according to their predominant production stream.

                                                            GROSS        NET      AVERAGE
                                                          PRODUCING   PRODUCING   WORKING
                                                            WELLS       WELLS     INTEREST
                                                          ---------   ---------   --------
Crude oil and liquids...................................    3,213       1,508      46.9%
Natural gas.............................................    3,729       1,675      44.9%
                                                            -----       -----
  Total.................................................    6,942       3,183
                                                            =====       =====

ACREAGE

     The following table sets forth pro forma information at September 30, 2002, relating to acreage held by us. Developed acreage is assigned to producing wells. Undeveloped acreage is acreage held under lease, permit, contract or option that is not in a spacing unit for a producing well, including leasehold interests identified for exploitation or exploratory drilling. "Gross" acres refers to the total number of acres in which we own a working interest. "Net" acres refers to gross acres multiplied by our fractional working interest.

                                                              GROSS ACREAGE   NET ACREAGE
                                                              -------------   -----------
DEVELOPED:
  Western...................................................      (1)           205,000
  Northern..................................................      560,262       239,607
  Southern..................................................      542,093       243,585
  Gulf of Mexico............................................      329,989        88,701
                                                                ---------       -------
     Total Developed........................................      (1)           776,893
                                                                =========       =======
UNDEVELOPED:
  Western...................................................      (1)            35,000
  Northern..................................................    1,142,519       492,771
  Southern..................................................       95,738        45,468
  Gulf of Mexico............................................      299,260       182,099
                                                                ---------       -------
     Total Undeveloped......................................      (1)           755,338
                                                                =========       =======

---------------

(1) Data not available.

DRILLING RESULTS

     The following table sets forth information with respect to wells drilled during the periods indicated. The information should not be considered indicative of future performance, nor should it be assumed that there is necessarily any correlation between the number of productive wells drilled, quantities of reserves found or economic value. Productive wells are those that produce commercial quantities of hydrocarbons, whether or not they produce a reasonable rate of return.

                                     WESTPORT                  ACQUIRED PROPERTIES          PRO FORMA
                           -----------------------------   ----------------------------   -------------
                            YEAR ENDED      NINE MONTHS     YEAR ENDED     NINE MONTHS     NINE MONTHS
                           DECEMBER 31,        ENDED       DECEMBER 31,       ENDED           ENDED
                           -------------   SEPTEMBER 30,   ------------   SEPTEMBER 30,   SEPTEMBER 30,
                           2000    2001        2002        2000    2001       2002            2002
                           -----   -----   -------------   -----   ----   -------------   -------------
DEVELOPMENT WELLS
  DRILLED:
Productive
  Gross..................  169.0   242.0       155.0       103.0   92.0       80.0            235.0
  Net....................   40.0    86.0        77.1        80.9   72.2       64.3            141.4
Dry
  Gross..................    8.0     9.0         3.0           0    3.0          0              3.0
  Net....................    1.7     3.4         2.1           0    3.0          0              2.1
EXPLORATION WELLS
  DRILLED:
Productive
  Gross..................   12.0    18.0         6.0           0      0          0              6.0
  Net....................    5.8     5.9         1.9           0      0          0              1.9
Dry
  Gross..................    8.0     6.0         7.0           0      0          0              7.0
  Net....................    3.4     3.3         2.9           0      0          0              2.9

LIQUIDITY AND CAPITAL RESOURCES

     Our principal uses of capital have been for the exploitation, acquisition and exploration of oil and natural gas properties.

     Net cash provided by operating activities was $159.8 million for the nine months ended September 30, 2002 compared to $175.7 million for the nine months ended September 30, 2001. Operating cash flow in the nine month period decreased compared to the prior period due to decreased oil and natural gas prices, and higher operating and other expenses.

     Net cash used in investing activities was $263.0 million for the nine months ended September 30, 2002 compared to $138.4 million for the nine months ended September 30, 2001. Of this total for the nine months ended September 30, 2002, $104.9 million was used for exploitation and exploration activities and $168.5 million was used for acquisitions, offset by proceeds from sales of properties of $10.5 million. Investing activities for the nine months ended September 30, 2001 included $132.7 million for exploitation and exploration activities and $6.3 million for acquisitions, offset by proceeds from sales of properties of $0.7 million.

     Net cash provided by (used in) financing activities was $110.8 million for the nine months ended September 30, 2002 compared to ($20.5) million for the nine months ended September 30, 2001. Financing activities for the nine months ended September 30, 2002 consisted of $155.0 million in borrowings utilized for the acquisition and development of oil and natural gas properties, $1.1 million from issuance of common stock and $3.7 million from the gain on the cancellation of the 8 7/8% fair value interest rate swap offset by $45.0 million debt repayment and a $3.6 million preferred stock dividend payment.

FINANCING ACTIVITY

  REPLACEMENT CREDIT FACILITY

     On December 17, 2002, we entered into the Replacement Credit Facility to replace our previous revolving credit facility. The Replacement Credit Facility provides for a maximum committed amount of $600 million and an initial borrowing base of approximately $470 million. The facility matures on December 16, 2006 and contains covenants and default provisions customary for similar credit facilities. We made borrowings under the Replacement Credit Facility to refinance all outstanding indebtedness under our previous revolving credit facility and to pay general corporate expenses.

     Advances under the Replacement Credit Facility are in the form of either an ABR loan or a Eurodollar loan. The interest on an ABR loan is a fluctuating rate based upon the highest of: (1) the rate of interest announced by JPMorgan Chase Bank as its prime rate; (2) the secondary market rate for three-month certificates of deposits plus 1%; and (3) the Federal funds effective rate plus 0.5%, plus in each case a margin of 0% to 0.625% based upon the ratio of total debt to EBITDAX and the ratings of our senior unsecured debt as issued by Standard and Poor's Rating Group and Moody's Investors Service, Inc. EBITDAX is defined as net income plus interest expense, income tax expense, and amounts attributable to depreciation, depletion, exploration, amortization and other non-cash charges and expenses, but excluding changes in value of certain hedging instruments and extraordinary or nonrecurring gains or losses, subject to certain other specified adjustments. The interest on a Eurodollar loan is a fluctuating rate based upon the rate at which Eurodollar deposits in the London interbank market are quoted plus a margin of 1.000% to 1.875% based upon the ratio of total debt to EBITDAX and the ratings of our senior unsecured debt as issued by Standard and Poor's Rating Group and Moody's Investors Service, Inc.

     As of January 15, 2003, we had borrowings and letters of credit issued of approximately $111 million outstanding under the Replacement Credit Facility, with a weighted average interest rate of 3.3% and available unused borrowing capacity of approximately $359 million.

  8 1/4% SENIOR SUBORDINATED NOTES DUE 2011

     On December 17, 2002, we issued $300 million in additional principal amount of our 8 1/4% Senior Subordinated Notes Due 2011, or the old notes, pursuant to Rule 144A under the Securities Act at a price of 103% of the principal amount, with accrued interest from November 1, 2002. The old notes are additional debt securities under the Indenture pursuant to which, on November 5, 2001, we issued $275 million of our 8 1/4% Senior Subordinated Notes Due 2011. On March 14, 2002, all of the 2001 notes were exchanged in an exchange offer for an equal principal amount of the initial exchange notes. We used the proceeds from the sale of the old notes to finance, in part, the Acquisition. We have agreed to file this exchange offer registration statement or, under certain circumstances, a shelf registration statement pursuant to a registration rights agreement relating to the old notes. In the event we fail to comply with some of our obligations under the registration rights agreement relating to the old notes, we will pay additional interest on the old notes. We are currently offering to exchange up to $300 million aggregate principal amount of new 8 1/4% Senior Subordinated Notes Due 2011, or exchange notes, that have been registered under the Securities Act for an equal principal amount of old notes.

     The notes are senior subordinated unsecured obligations of Westport and are fully and unconditionally guaranteed on a senior subordinated basis by some of our existing and future restricted subsidiaries. The notes mature on November 1, 2011. We pay interest on the notes semiannually on May 1 and November 1. Our first interest payment on the old notes will be May 1, 2003. We are entitled to redeem the notes in whole or in part on or after November 1, 2006 for the redemption price set forth in the notes. Prior to November 1, 2006, we are entitled to redeem the notes, in whole but not in part, at a redemption price equal to the principal amount of the notes plus a premium. There is no sinking fund for the notes. If we fail to comply with some of our obligations under the registration rights agreement relating to the old notes, we will pay additional interest on the old notes.

  8 7/8% SENIOR SUBORDINATED NOTES DUE 2007

     In connection with our merger with and into Belco Oil & Gas Corp., or Belco, we assumed $147 million face amount of Belco's 8 7/8% Senior Subordinated Notes Due 2007. On November 1, 2001, approximately $24.3 million face amount of the Belco notes was tendered to us pursuant to the change of control provisions of the related indenture. The tender price was equal to 101% of the principal amount of each note plus accrued and unpaid interest as of October 29, 2001. Including the premium and accrued interest, the total amount paid was $24.8 million. We used borrowings under our previous revolving credit facility to fund the repayment. No gain or loss was recorded in connection with the redemption as the fair value of the 8 7/8% Senior Subordinated Notes recorded in connection with the merger equaled the redemption cost.

  THE PRIVATE EQUITY OFFERING

     On November 19, 2002, we completed the private equity offering of 3.125 million shares of our common stock to Spindrift Partners, L.P., Spindrift Investors (Bermuda) L.P., Global Natural Resources III and Global Natural Resources III L.P. at a net price to us of $16.00 per share for aggregate proceeds of $50 million. The purchasers may not sell this common stock until 90 days after the closing of the private equity offering and may be prohibited from selling this common stock at our option for up to 187 days in the event we pursue a public equity offering during the next two years. The terms of the sale were negotiated on November 11, 2002 and the net price represents a 9% discount from the closing price of our common stock on the New York Stock Exchange as of that date.

     In connection with the private equity offering, we agreed to file a shelf registration statement registering the resale by the selling stockholders from time to time of the common stock we issued in the private equity offering. We also agreed to use our reasonable best efforts to cause the registration statement to become effective within 90 days of the closing of the private equity offering. In addition, we agreed, subject to certain rights of suspension, to keep such registration statement effective until the earlier of
(1) the date on which all of the shares have been (a) sold under the registration statement or

(b) distributed pursuant to Rule 144(k) under the Securities Act or (2) two years after the date of the stock purchase agreement. On December 31, 2002, we filed the shelf registration statement registering the resale by the selling stockholders from time to time of our common stock issued in the private equity offering, which registration statement the SEC declared effective on January 7, 2003

  SHELF OFFERING

     On December 16, 2002, we closed the shelf offering of 11.5 million shares of common stock at a price of $19.90 per share, which includes 1.5 million shares covered by an over-allotment option we granted to, and which was exercised by, the underwriters. We received net proceeds of approximately $216 million from the sale of our common stock, which we used to finance, in part, the Acquisition.

  FUTURE CAPITAL NEEDS AND RESOURCES

     We expect that our capital expenditure budget, excluding acquisitions, for 2003 will be approximately $230 million. Our capital expenditures excluding acquisitions for 2002 were approximately $163 million and our primary cash requirements for 2002 included funding acquisitions, funding development projects and general working capital needs. For the first nine months of 2002, we had capital expenditures of $104.9 million excluding geological and geophysical costs incurred of $7 million and excluding acquisition costs incurred of $168.5 million. We will continue to seek opportunities for acquisitions of proved reserves with substantial exploitation and exploration potential. The size and timing of capital requirements for acquisitions is inherently unpredictable and we therefore do not budget for them. We expect to fund our capital expenditure activities, which include acquisition, development of and exploration on our oil and natural gas properties through cash flow from operations and available capacity under the Replacement Credit Facility.

     We believe that borrowings under the Replacement Credit Facility, projected operating cash flows and cash on hand will be sufficient to meet the requirements of our business. However, future cash flows are subject to a number of variables including the level of production and oil and natural gas prices. We cannot assure you that operations and other capital resources will provide cash in sufficient amounts to maintain planned levels of capital expenditures or that increased capital expenditures will not be undertaken. Actual levels of capital expenditures may vary significantly due to a variety of factors, including but not limited to:

     - drilling results;

     - product prices;

     - industry conditions and outlook; and

     - future acquisition of properties.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

  COMMODITY PRICE RISK

     We produce and sell crude oil, natural gas and natural gas liquids. Accordingly, our operating results may be significantly affected by fluctuations in commodity prices caused by changing market conditions. We periodically seek to reduce our exposure to price volatility by hedging our production through swaps, options and other commodity derivative instruments. We use hedge accounting for these instruments that qualify under the provisions of SFAS 133, and settlements of gains or losses on these contracts will be reported as a component of oil and natural gas revenues and operating cash flows in the periods realized.

     For the nine months ended September 30, 2002, we recorded hedge settlement income of approximately $1.5 million, non-hedge settlement income of approximately $0.8 million and non-hedge change in fair value of derivatives loss of approximately $8.9 million. For the corresponding period in 2001, we recorded hedge settlement loss of approximately $1.8 million, non-hedge settlement loss of approximately $0.6 million and non-hedge change in fair value of derivatives income of approximately $24.5 million.

     As of November 29, 2002, we had approximately 0.9 Mmbbl of oil, and 3.5 Bcf of natural gas subject to commodity price risk management contracts for the fourth quarter of 2002. These contracts are subject to weighted average floor prices of $22.78 per barrel and $2.85 per Mmbtu and weighted average ceiling prices of $25.41 per barrel and $3.11 per Mmbtu, respectively.

     Subsequent to the execution of the Purchase and Sale Agreement, we entered into commodity price risk management contracts for natural gas pursuant to which we have hedged approximately 31.7 Bcf of 2003 natural gas production with a weighted average floor and ceiling prices of $3.81 and $3.99 per Mmbtu, respectively. In addition, 24.4 Bcf of those contracts correlates to basis hedges with a weighted average price differential of $0.72 per Mmbtu. Subsequent to the execution of the Purchase and Sale Agreement, we also hedged approximately 25.6 Bcf of 2004 natural gas production with a weighted average floor and ceiling prices of $3.76 and $3.87 per Mmbtu, respectively. In addition, 12.8 Bcf of the 2004 contracts correlates to basis hedges with a weighted average price differential of $0.66 per Mmbtu.

     The summary tables below provide details about the volumes and prices of all CPRM, hedge and non-hedge commitments, executed prior to November 29, 2002 with settlements in the following periods.

                                                             THREE
                                                             MONTHS         TWELVE MONTHS
                                                             ENDED       ENDED DECEMBER 31,
                                                          DECEMBER 31,   -------------------
                                                              2002         2003       2004
                                                          ------------   --------   --------
HEDGES
  GAS
     Price Swaps Sold-receive fixed price (thousand
       Mmbtu)(1)........................................      1,286       28,610     14,600
     Weighted average price, per Mmbtu..................     $ 2.96      $  3.99    $  3.81
     Collars Sold (thousand Mmbtu)(2)...................      1,230       30,683     16,350
     Weighted average floor price, per Mmbtu............     $ 2.47      $  3.64    $  3.70
     Weighted average ceiling price, per Mmbtu..........     $ 3.10      $  4.22    $  4.00
     Puts Purchased (thousand Mmbtu)(3).................        920           --         --
     Weighted average price, per Mmbtu..................     $ 3.13           --         --
     Three-way Collars (Mmbtu)(2)(4)....................        300        8,030         --
     Three-way average floor price, per Mmbtu...........     $ 2.40      $  2.22         --
     Weighted average floor price, per Mmbtu............     $ 3.00      $  3.39         --
     Weighted average ceiling price, per Mmbtu..........     $ 3.40      $  4.73         --
  OIL
     Price Swaps Sold-receive fixed price (Mbbls)(1)....        225          875         --
     Weighted average price, per bbl....................     $24.07      $ 21.80         --
     Collars Sold (Mbbls)(2)............................         45        1,980         --
     Weighted average floor price, per bbl..............     $20.00      $ 24.45         --
     Weighted average ceiling price, per bbl............     $26.75      $ 26.45         --
     Three-way Collars (Mbbls)(2)(4)....................        550        1,995         --
     Three-way average floor price, per bbl.............     $18.92      $ 18.91         --
     Weighted average floor price, per bbl..............     $23.09      $ 23.18         --
     Weighted average ceiling price, per bbl............     $27.02      $ 26.30         --

                                                             THREE
                                                             MONTHS         TWELVE MONTHS
                                                             ENDED       ENDED DECEMBER 31,
                                                          DECEMBER 31,   -------------------
                                                              2002         2003       2004
                                                          ------------   --------   --------
NON-HEDGES
  GAS
     Calls Sold (thousand Mmbtu)(3).....................        644           --         --
     Weighted average price, per Mmbtu..................     $ 3.27           --         --
  OIL
     Calls Sold (Mbbls)(3)..............................         45           --         --
     Weighted average price, per bbl....................     $22.00           --         --
     Price Swaps Sold-receive fixed price (Mbbls)(1)....         75          300         --
     Weighted average price, per bbl....................     $18.86      $ 18.86         --

---------------

(1) For any particular swap sold transaction, the counterparty is required to make a payment to us in the event that the NYMEX reference price for any settlement period is less than the swap price for such hedge, and we are required to make a payment to the counterparty in the event that the NYMEX reference price for any settlement period is greater than the swap price for such hedge.

(2) For any particular collar transaction, the counterparty is required to make a payment to us if the average NYMEX reference price for the reference period is below the floor price for such transaction, and we are required to make payment to the counterparty if the average NYMEX reference price is above the ceiling price of such transaction.

(3) Calls or puts are sold under written option contracts in return for a premium received by us upon the initiation of the contract. We are required to make a payment to the counterparty in the event that the NYMEX reference price for any settlement period is greater than the price of the call sold, or less than the price of the put sold. Conversely, calls or puts bought in return for our payment of a premium require the counterparty to make a payment to us in the event that the NYMEX reference price on any settlement period is greater than the call price or less than the put price.

(4) Three-way collars are settled as described in footnote (2) above, with the following exception: if the NYMEX reference price falls below the three-way floor price, the average floor price is adjusted by the amount by which the NYMEX reference price is below the three-way floor price. For example, on a three-way oil collar, if the NYMEX reference price is $18.00 per bbl during the term of the 2002 three-way collars, then the average floor price would be $22.17 per bbl.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In October 2001, we entered into a letter agreement with Dominick J. Golio whereby Mr. Golio would, after cessation of his employment, continue to assist us in certain pending litigation. As compensation, we agreed to pay Mr. Golio
7 1/2% of our total net recovery, if any, in the litigation. In connection with the settlement of this litigation in September 2002, we entered into a letter agreement in December 2002 with Mr. Golio pursuant to which we agreed to pay Mr. Golio a total of $215,269 in the form of a cash payment of $156,334 and certain severance benefits with an aggregate value of $58,935, in full satisfaction of our obligations under the October 2001 letter agreement. Contemporaneously with the execution of the December 2002 letter agreement, we paid Mr. Golio $156,334, and will pay the balance owed as it becomes due and payable under the terms of this letter agreement.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

REPLACEMENT CREDIT FACILITY

     On December 17, 2002, we entered into the Replacement Credit Facility to replace our previous revolving credit facility. The Replacement Credit Facility provides for a maximum committed amount of $600 million and an initial borrowing base of approximately $470 million. The facility matures on December 16, 2006 and contains covenants and default provisions customary for similar credit facilities. We made borrowings under the Replacement Credit Facility to refinance all outstanding indebtedness under our previous revolving credit facility and to pay general corporate expenses.

     Advances under the Replacement Credit Facility are in the form of either an ABR loan or a Eurodollar loan. The interest on an ABR loan is a fluctuating rate based upon the highest of: (1) the rate of interest announced by JPMorgan Chase Bank as its prime rate; (2) the secondary market rate for three-month certificates of deposits plus 1%; and (3) the Federal funds effective rate plus 0.5%, plus in each case a margin of 0% to 0.625% based upon the ratio of total debt to EBITDAX and the ratings of our senior unsecured debt as issued by Standard and Poor's Rating Group and Moody's Investors Service, Inc. EBITDAX is defined as net income plus interest expense, income tax expense, and amounts attributable to depreciation, depletion, exploration, amortization and other non-cash charges and expenses, but excluding changes in value of certain hedging instruments and extraordinary or nonrecurring gains or losses, subject to certain other specified adjustments. The interest on a Eurodollar loan is a fluctuating rate based upon the rate at which Eurodollar deposits in the London interbank market are quoted plus a margin of 1.000% to 1.875% based upon the ratio of total debt to EBITDAX and the ratings of our senior unsecured debt as issued by Standard and Poor's Rating Group and Moody's Investors Service, Inc.

     As of January 15, 2003, we had borrowings and letters of credit issued of approximately $111 million outstanding under the Replacement Credit Facility, with a weighted average interest rate of 3.3% and available unused borrowing capacity of approximately $359 million.

8 1/4% SENIOR SUBORDINATED NOTES DUE 2011

     On December 17, 2002, we issued $300 million in additional principal amount of our 8 1/4% Senior Subordinated Notes Due 2011, or the old notes, pursuant to Rule 144A under the Securities Act at a price of 103% of the principal amount, with accrued interest from November 1, 2002. The old notes are additional debt securities under the Indenture pursuant to which, on November 5, 2001, we issued $275 million of our 8 1/4% Senior Subordinated Notes Due 2011. On March 14, 2002, all of the 2001 notes were exchanged in an exchange offer for an equal principal amount of the initial exchange notes. We used the proceeds from the sale of the old notes to finance, in part, the Acquisition. We have agreed to file this exchange offer registration statement or, under certain circumstances, a shelf registration statement pursuant to a registration rights agreement relating to the old notes. In the event we fail to comply with some of our obligations under the registration rights agreement relating to the old notes, we will pay additional interest on the old notes. We are currently offering to exchange up to $300 million aggregate principal amount of new 8 1/4% Senior Subordinated Notes Due 2011, or exchange notes, that have been registered under the Securities Act for an equal principal amount of old notes.

     The notes are senior subordinated unsecured obligations of Westport and are fully and unconditionally guaranteed on a senior subordinated basis by some of our existing and future restricted subsidiaries. The notes mature on November 1, 2011. We pay interest on the notes semiannually on May 1 and November 1. Our first interest payment on the old notes will be May 1, 2003. We are entitled to redeem the notes in whole or in part on or after November 1, 2006 for the redemption price set forth in the notes. Prior to November 1, 2006, we are entitled to redeem the notes, in whole but not in part, at a redemption price equal to the principal amount of the notes plus a premium. There is no sinking fund for the notes. If we fail to comply with some of our obligations under the registration rights agreement relating to the old notes, we will pay additional interest on the old notes.

8 7/8% SENIOR SUBORDINATED NOTES DUE 2007

     In connection with our merger with and into Belco Oil & Gas Corp., or Belco, we assumed $147 million face amount of Belco's 8 7/8% Senior Subordinated Notes Due 2007. On November 1, 2001, approximately $24.3 million face amount of the Belco notes was tendered to us pursuant to the change of control provisions of the related indenture. The tender price was equal to 101% of the principal amount of each note plus accrued and unpaid interest as of October 29, 2001. Including the premium and accrued interest, the total amount paid was $24.8 million. We used borrowings under our previous revolving credit facility to fund the repayment. No gain or loss was recorded in connection with the redemption as the fair value of the 8 7/8% Senior Subordinated Notes recorded in connection with the merger equaled the redemption cost.

                         DESCRIPTION OF EXCHANGE NOTES

     Westport Resources Corporation will issue the exchange notes under the Indenture dated as of November 5, 2001, as supplemented by the First Supplemental Indenture, dated as of December 31, 2001, and the Second Supplemental Indenture, dated as of December 17, 2002, among itself, the subsidiary guarantors from time to time parties thereto and The Bank of New York, as Trustee (as supplemented, the "Indenture"). The form and terms of the exchange notes are the same as the form and terms of the old notes, except that the exchange notes have been registered under the Securities Act, will not bear legends restricting the transfer thereof, will not be entitled to certain registration rights under the registration rights agreement relating to the old notes and will have different administrative terms. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939.

     Certain terms used in this description are defined under the subheading "-- Certain Definitions." In this description, the words "Company," "we," "us" and "our" refer only to Westport Resources Corporation and not to any of its subsidiaries.

     On November 5, 2001, we issued $275 million aggregate principal amount of 8 1/4% Senior Subordinated Notes Due 2011. On March 14, 2002, all of the 2001 notes were exchanged in an exchange offer for an equal principal amount of notes registered under the Securities Act, or the initial exchange notes. If the exchange offer is consummated, holders of old notes who do not exchange their old notes for exchange notes will vote together with holders of the exchange notes, the initial exchange notes and, if applicable, any holders of additional notes for all relevant purposes under the Indenture. Accordingly, in determining whether the required holders have given any notice, consent or waiver or taken any other action permitted under the Indenture, any old notes that remain outstanding after the exchange offer will be aggregated with the exchange notes, the initial exchange notes and, if applicable, any additional notes, and the holders of the old notes, the exchange notes, the initial exchange notes and the additional notes will vote together as a single class.

     All references in this prospectus to specified percentages in aggregate principal amount of the notes that are outstanding means, at any time after the exchange offer is consummated, the percentage in aggregate principal amount of the old notes, the exchange notes, the initial exchange notes and the additional notes then outstanding, if any. The exchange notes, together with any old notes not exchanged in the exchange offer, will represent approximately 52.2% of all the notes issued under the Indenture as of the date of the closing of the exchange offer.

     The following description is only a summary of the material provisions of the Indenture. We urge you to read the Indenture because it, not this description, define your rights as holders of the exchange notes. You may request copies of the Indenture at our address set forth under the heading "Where You Can Find More Information." Unless the context otherwise requires, for all purposes of the Indenture and this "Description of Exchange Notes," references to the "notes" include the initial exchange notes, the old notes, the exchange notes and any additional notes issued under the Indenture.

BRIEF DESCRIPTION OF EXCHANGE NOTES

     These exchange notes:

     - are unsecured senior subordinated obligations of the Company;

     - are subordinated in right of payment to all existing and future Senior Indebtedness of the Company;

     - are senior in right of payment to any future Subordinated Obligations of the Company;

     - are guaranteed by each Subsidiary Guarantor; and

     - have been registered under the Securities Act.

PRINCIPAL, MATURITY AND INTEREST

     We will issue up to $300.0 million principal amount of exchange notes in this exchange offer in exchange for an equal principal amount of our old notes. We will issue the exchange notes in denominations of $1,000 and any integral multiple of $1,000. The notes will mature on November 1, 2011. Subject to our compliance with the covenant described under the subheading "-- Certain Covenants -- Limitation on Indebtedness," we are permitted to issue more notes from time to time under the Indenture ("Additional Notes") in an unlimited principal amount. The old notes constitute the first issuance of Additional Notes under the Indenture. The exchange notes, any old notes not exchanged in the exchange offer, the initial exchange notes and all subsequent Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase.

     Interest on the exchange notes will accrue at the rate of 8 1/4% per annum and will be payable semiannually in arrears on May 1 and November 1, commencing on May 1, 2003. We will make each interest payment to the holders of record of the notes on the immediately preceding April 15 and October 15. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

     Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the old note surrendered in exchange thereof, or, if the interest has not been paid on such note, from November 1, 2002. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Additional interest may accrue on the notes in certain circumstances pursuant to the applicable Registration Rights Agreement.

OPTIONAL REDEMPTION

     Except as set forth below, we will not be entitled to redeem the notes at our option prior to November 1, 2006.

     On and after November 1, 2006, we will be entitled at our option to redeem all or a portion of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on November 1 of the years set forth below:

                                                               REDEMPTION
PERIOD                                                           PRICE
------                                                         ----------
2006........................................................    104.125%
2007........................................................    102.750%
2008........................................................    101.375%
2009 and thereafter.........................................    100.000%

     In addition, before November 1, 2004, we may at our option on one or more occasions redeem notes (which include subsequent Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the notes (which includes subsequent Additional Notes, if any) issued prior to the redemption date, at a redemption price (expressed as a percentage of principal amount) of 108.25%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Public Equity Offerings; provided, however, that:

          (1) at least 65% of such aggregate principal amount of notes (which includes subsequent Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than notes held, directly or indirectly, by the Company or its Affiliates); and

          (2) each such redemption occurs within 90 days after the date of the related Public Equity Offering.

     We will be entitled, at our option, at any time as a whole prior to November 1, 2006, to redeem the notes (which include subsequent Additional Notes, if any) at a redemption price equal to the sum of:

          (1) the principal amount thereof, plus

          (2) accrued and unpaid interest, if any, to the redemption date, plus

          (3) the Applicable Premium at the redemption date.

SELECTION AND NOTICE OF REDEMPTION

     If we are redeeming less than all the notes at any time, the Trustee will select notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

     We will redeem notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. We will issue a new note in a principal amount equal to the unredeemed portion of the original note in the name of the holder upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

MANDATORY REDEMPTION; OFFERS TO PURCHASE; OPEN MARKET PURCHASES

     We are not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase notes as described under the captions
"-- Change of Control" and "Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock." We may at any time and from time to time purchase notes in the open market or otherwise.

GUARANTIES

     The Subsidiary Guarantors will jointly and severally guarantee, on a senior subordinated basis, our obligations under the notes. The Subsidiary Guarantors include substantially all of our Subsidiaries existing on the Old Note Issue Date and, subject to certain exceptions, will include any of our future Restricted Subsidiaries that Incur Indebtedness. The obligations of each Subsidiary Guarantor under its Subsidiary Guaranty will be limited as necessary to prevent that Subsidiary Guaranty from constituting a fraudulent conveyance under applicable law. See "Risk Factors -- Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors."

     Each Subsidiary Guarantor that makes a payment under its Subsidiary Guaranty will be entitled upon payment in full of all guarantied obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor's pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

     If a Subsidiary Guaranty were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor's liability on its Subsidiary Guaranty could be reduced to zero. See "Risk Factors -- Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors."

     The Subsidiary Guaranty of a Subsidiary Guarantor will be released:

          (1) upon the sale or other disposition (including by way of consolidation or merger) of that Subsidiary Guarantor; or

          (2) upon the sale or disposition of all or substantially all the assets of that Subsidiary Guarantor;

in each case other than to the Company or an Affiliate of the Company and as permitted by the Indenture.

RANKING

  SENIOR INDEBTEDNESS VERSUS NOTES

     The payment of the principal of, premium, if any, and interest on the notes and any other payment obligation of the Company in respect of the notes (including any obligation to purchase notes) and the payment of any Subsidiary Guaranty will be subordinate in right of payment to the prior payment in full of all Senior Indebtedness of the Company or the relevant Subsidiary Guarantor, as the case may be, including the obligations of the Company and such Subsidiary Guarantor under the Replacement Credit Facility.

     As of September 30, 2002, after giving pro forma effect to the Acquisition and the Offerings and the application of the actual and estimated net proceeds from the Offerings and the borrowings under the Replacement Credit Facility:

          (1) the Company's Senior Indebtedness would have been approximately $109 million, all of which would have consisted of secured indebtedness under the Replacement Credit Facility; and

          (2) the Senior Indebtedness of the Subsidiary Guarantors would have been approximately $109 million, all of which would have consisted of their respective guaranties of Senior Indebtedness of the Company under the Replacement Credit Facility.

     Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and the Subsidiary Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "-- Certain Covenants -- Limitation on Indebtedness."

  LIABILITIES OF SUBSIDIARIES VERSUS NOTES

     A substantial portion of our operations are conducted through our subsidiaries. Some of our subsidiaries are not guaranteeing the notes. Claims of creditors of such non-guarantor subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by such non-guarantor subsidiaries, and claims of preferred stockholders of such non-guarantor subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor subsidiaries over the claims of our creditors, including holders of the notes, even if such claims do not constitute Senior Indebtedness. Accordingly, the notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor subsidiaries.

     At September 30, 2002, our subsidiaries (other than the Subsidiary Guarantors existing as of the Old Note Issue Date) had no significant liabilities. Although the Indenture limits the incurrence of Indebtedness and preferred stock of certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "-- Certain Covenants -- Limitation on Indebtedness."

  OTHER SENIOR SUBORDINATED INDEBTEDNESS VERSUS NOTES

     Only Indebtedness of the Company or a Subsidiary Guarantor that is Senior Indebtedness will rank senior to the notes and the relevant Subsidiary Guaranty in accordance with the provisions of the Indenture. The notes and each Subsidiary Guaranty will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company and the relevant Subsidiary Guarantor, respectively (including the obligations of the Company and such Subsidiary Guarantor with respect to the Existing Notes).

     As of September 30, 2002, after giving pro forma effect to the Acquisition, the Offerings and the application of the actual and estimated net proceeds from the Offerings:

          (1) the Company's Senior Subordinated Indebtedness would have been approximately $698 million, consisting of $300 million of the old notes, $275 million of Senior Subordinated Indebtedness evidenced by the initial exchange notes and $123 million of Senior Subordinated Indebtedness represented by the Existing Notes; and

          (2) the Senior Subordinated Indebtedness of the Subsidiary Guarantors would have been approximately $698 million, consisting of their respective Guarantees of Senior Subordinated Indebtedness of the Company represented by the old notes, the initial exchange notes and the Existing Notes.

     We and the Subsidiary Guarantors have agreed in the Indenture that we and they will not Incur, directly or indirectly, any Indebtedness that is contractually subordinate or junior in right of payment to our Senior Indebtedness or the Senior Indebtedness of such Subsidiary Guarantors, unless such Indebtedness is Senior Subordinated Indebtedness of the applicable Person or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Person. The Indenture does not treat unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured.

  PAYMENT OF NOTES

     We are not permitted to pay principal of, premium, if any, or interest on the notes or any other payment obligation of the Company in respect of the notes (including any obligation to purchase the notes) or make any deposit pursuant to the provisions described under "-- Defeasance" below and may not purchase, redeem or otherwise retire any notes (collectively, "pay the notes") if either of the following occurs (a "Payment Default"):

          (1) a default in the payment of any principal of, premium, if any, or interest on Designated Senior Indebtedness of the Company occurs; or

          (2) any other default on Designated Senior Indebtedness of the Company occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash. If a distribution is made to holders of the notes that, due to the foregoing provisions limiting payments on the notes, should not have been made to them, such holders of the notes are required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear. Regardless of the foregoing, we are permitted to pay the notes if we and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

     During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we are not permitted to pay the notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to us) of written notice (a "Blockage Notice") of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

          (1) by written notice to the Trustee and us from the Person or Persons who gave such Blockage Notice;

          (2) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

          (3) because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

     Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness, we are permitted to resume paying the notes after the end of such Payment Blockage Period. The notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period, except that if any Blockage Notice is delivered to the Trustee by or on behalf of holders of Designated Senior Indebtedness (other than holders of the Bank Indebtedness), a Representative of holders of Bank Indebtedness may give another Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any consecutive 360-day period, and there must be 181 days during any consecutive 360-day period during which no Payment Blockage Period is in effect.

     Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property:

          (1) the holders of Senior Indebtedness of the Company will be entitled to receive payment in full in cash of such Senior Indebtedness before the holders of the notes are entitled to receive any payment;

          (2) until the Senior Indebtedness of the Company is paid in full in cash, any payment or distribution to which holders of the notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that holders of notes may receive certain Capital Stock and subordinated debt obligations; and

          (3) if a distribution is made to holders of the notes that, due to the subordination provisions, should not have been made to them, such holders of the notes are required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

     To the extent any payment of or distribution in respect of Senior Indebtedness (whether by or on behalf of the Company or any Subsidiary Guarantor, if any, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then if such payment or distribution is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person, the Senior Indebtedness or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

     If payment of the notes is accelerated because of an Event of Default, the Company or the Trustee must promptly notify the holders of Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness of the acceleration.

     A Subsidiary Guarantor's obligations under its Subsidiary Guaranty are senior subordinated obligations. As such, the rights of noteholders to receive payment by a Subsidiary Guarantor pursuant to its Subsidiary Guaranty will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Subsidiary Guarantor. The terms of the subordination provisions described above with respect to the Company's obligations under the notes apply equally to a Subsidiary Guarantor and the obligations of such Subsidiary Guarantor under its Subsidiary Guaranty.

     By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Company or a Subsidiary Guarantor who are holders of Senior Indebtedness of the Company or a Subsidiary Guarantor, as the case may be, may recover more, ratably, than the holders of the notes, and creditors of ours who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of the notes.

     No right of any present or future holders of any Senior Indebtedness to enforce subordination as provided in the Indenture will at any time in any way be prejudiced or impaired by noncompliance by the Company or any Subsidiary Guarantor (if any) with the terms of the Indenture, regardless of any knowledge thereof that any such holder of Senior Indebtedness may have or otherwise be charged with. The subordination provisions of the Indenture are intended to be for the benefit of, and shall be enforceable directly by, the holders of Senior Indebtedness.

     Each holder of notes by the holder's acceptance thereof authorizes and directs the Trustee on the holder's behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Indenture, and appoints the Trustee to act as the holder's attorney-in-fact for any and all such purposes.

     The holders of Senior Indebtedness may, at any time and from time to time subject to the terms of such Senior Indebtedness, without the consent of or notice to the Trustee or the holders of the notes, without incurring responsibility to the holders of the notes and without impairing or releasing the subordination provided in the Indenture or the obligations hereunder of the holders of the notes to the holders of Senior Indebtedness, do any one or more of the following: (a) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding or secured; (b) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (c) release any Person liable in any manner for the collection of Senior Indebtedness; and (d) exercise or refrain from exercising any rights against the Company and each Subsidiary Guarantor (if any) and any other Person.

     The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the notes pursuant to the provisions described under "-- Defeasance."

BOOK-ENTRY, DELIVERY AND FORM

     We will issue the exchange notes in the form of one or more global notes (the "Global Exchange Note"). The Global Exchange Note will be deposited with, or on behalf of, The Depository Trust Company (the "Depository") and registered in the name of the Depository or its nominee. Except as set forth below, the Global Exchange Note may be transferred, in whole and not in part, and only to the Depository or another nominee of the Depository. You may hold your beneficial interests in the Global Exchange Note directly through the Depository if you have an account with the Depository or indirectly through organizations that have accounts with the Depository.

     The Depository has advised the Company as follows: the Depository is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities of institutions that have accounts with the Depository ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to others such as banks, brokers, dealers and trust companies (collectively, the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     The Company expects that pursuant to procedures established by the Depository, upon the deposit of the Global Exchange Note with the Depository, the Depository will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such Global Exchange Note to the accounts of participants. The accounts to be credited shall be designated by the initial purchasers. Ownership of beneficial interests in the Global Exchange Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Exchange Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository (with respect to participants' interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the Global Exchange Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Exchange Note.

     So long as the Depository, or its nominee, is the registered holder and owner of the Global Exchange Note, the Depository or such nominee, as the case may be, will be considered the sole legal owner and holder of any related notes evidenced by the Global Exchange Note for all purposes of such notes and the Indenture. Except as set forth below, as an owner of a beneficial interest in the Global Exchange Note, you will not be entitled to have the notes represented by the Global Exchange Note registered in your name, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered to be the owner or holder of any notes under the Global Exchange Note. We understand that under existing industry practice, in the event an owner of a beneficial interest in the Global Exchange Note desires to take any action that the Depository, as the holder of the Global Exchange Note, is entitled to take, the Depository would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     We will make payments of principal of, premium, if any, and interest on notes represented by the Global Exchange Note registered in the name of and held by the Depository or its nominee to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Exchange Note.

     We expect that the Depository or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the Global Exchange Note will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Exchange Note as shown on the records of the Depository or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the Global Exchange Note held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Exchange Note for any exchange note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the Global Exchange Note owning through such participants.

     Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Exchange Note among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility or liability for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

     Subject to certain conditions, the exchange notes represented by the Global Exchange Note are exchangeable for certificated notes in definitive form of like tenor in denominations of $1,000 and integral multiples thereof if:

          (1) the Depository notifies us that it is unwilling or unable to continue as Depository for the Global Exchange Note or the Depository ceases to be a clearing agency registered under the Exchange Act and, in either case, we are unable to locate a qualified successor within 90 days;

          (2) we in our discretion at any time determine not to have all the exchange notes represented by the Global Exchange Note; or

          (3) a default entitling the holders of the notes to accelerate the maturity thereof has occurred and is continuing.

     Any exchange notes that are exchangeable as described above are exchangeable for certificated notes issuable in authorized denominations and registered in such names as the Depository shall direct. Subject to the foregoing, the Global Exchange Note is not exchangeable, except for a Global Exchange Note of the same aggregate denomination to be registered in the name of the Depository or its nominee. In addition, such certificates will bear a restrictive legend (unless we determine that a restrictive legend is not required in accordance with applicable law), subject, with respect to such certificated notes, to the provisions of such legend.

SAME-DAY PAYMENT

     The Indenture requires us to make payments in respect of notes (including principal, premium and interest) by wire transfer of immediately available funds to the U.S. dollar accounts with banks in the U.S. specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

REGISTERED EXCHANGE OFFER; REGISTRATION RIGHTS

     Upon the closing of the offering of the old notes, we, the Subsidiary Guarantors and the Initial Purchasers entered into the Registration Rights Agreement relating to the old notes, which provides for this exchange offer. A copy of the Registration Rights Agreement relating to the old notes is filed as an exhibit to the registration statement of which this prospectus is a part. Please read the section captioned "The Exchange Offer" for more details regarding the terms of the Registration Rights Agreement relating to the old notes and the exchange offer.

CHANGE OF CONTROL

     Upon the occurrence of any of the following events (each a "Change of Control"), then unless the Company shall have exercised its right to redeem all the notes, each noteholder shall have the right to require that the Company repurchase such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

          (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than any one or more of the Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (1), such other person shall be deemed to beneficially own any Voting Stock of the Company held by a parent entity, if such other person is the beneficial owner (as defined in this clause (1)), directly or indirectly, of more than 40% of the voting power of the Voting Stock of such parent entity and the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange
     Act), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

          (2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with (A) any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of the majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved and (B) any representative of a Permitted Holder) cease for any reason to constitute a majority of the Board of Directors then in office;

          (3) the adoption of a plan relating to the liquidation or dissolution of the Company; or

          (4) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person (other than a Permitted Holder), other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (B) in the case of a sale of assets transaction, the transferee Person becomes the obligor in respect of the notes and a Subsidiary of the transferor of such assets.

     Unless the Company has exercised its right to redeem all the notes and shall have delivered an irrevocable notice of redemption to the Trustee, then within 30 days following any Change of Control, we will mail a notice to each noteholder with a copy to the Trustee (the "Change of Control Offer") stating:

          (1) that a Change of Control has occurred and that such holder has the right to require us to purchase such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);

          (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

          (3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

          (4) the instructions, as determined by us, consistent with the covenant described hereunder, that a holder must follow in order to have its notes purchased.

     The Replacement Credit Facility prohibits us from purchasing any notes except in certain specified circumstances if our senior unsecured debt rating is BB or less by S&P or Ba2 or less by Moody's, and also provides that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder. In the event that at the time of a Change of Control, the terms of the Replacement Credit Facility prohibit the Company from making a Change of Control Offer or from purchasing the notes pursuant thereto, the Company shall, prior to the mailing of the notice to noteholders described in the preceding paragraph, but in any event within 30 days following any Change of Control:

          (1) repay in full all Indebtedness outstanding under the Replacement Credit Facility or offer to repay in full all such Indebtedness and repay the Indebtedness of each lender who has accepted such offer; or

          (2) obtain the requisite consent under the Replacement Credit Facility to permit the purchase of the notes as described above.

     The Company must first comply with the covenant described above before it will be required to purchase notes in the event of a Change of Control, provided, however, that the Company's failure to comply with the covenant described in the preceding sentence or to make a Change of Control Offer because of any such failure shall constitute a default described in clause (4) under "-- Defaults" below (and not under clause (2) thereof). As a result of the foregoing, a holder of the notes may not be able to compel the Company to purchase the notes unless the Company is able at the time to refinance all Indebtedness outstanding under the Replacement Credit Facility or obtain requisite consents under the Replacement Credit Facility.

     We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

     We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

     The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under "-- Certain Covenants -- Limitation on Indebtedness." Such restrictions can be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. The covenants set forth in the Indenture may not afford noteholders protection in the event of a highly leveraged transaction.

     Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase the notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

     The definition of "Change of Control" includes the sale of all or substantially all of the assets of the Company (determined on a consolidated basis) to another Person. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of notes may require the Company to make an offer to repurchase the notes as described above.

     The provisions under the Indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

CERTAIN COVENANTS

     The Indenture contains covenants including, among others, the following:

  COVENANT SUSPENSION

     During any period that the notes have a rating equal to or higher than BBB-by S&P and Baa3 by Moody's ("Investment Grade Ratings") and no Default has occurred and is continuing, the Company and the Restricted Subsidiaries will not be subject to the following covenants:

          (a) paragraphs (a) through (d) of the covenant described under "-- Limitation on Indebtedness;"

          (b) "-- Limitation on Restricted Payments;"

          (c) "-- Limitation on Restrictions on Distributions from Restricted Subsidiaries;"

          (d) "-- Limitation on Sales of Assets and Subsidiary Stock;"

          (e) "-- Limitation on Affiliate Transactions;"

          (f) clause (3) of the covenant described under "-- Merger and Consolidation;" and

          (g) "-- Future Guarantors,"

(collectively, the "Suspended Covenants"). In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence, and subsequently one or both of S&P and Moody's downgrades the rating assigned to the notes below BBB-, in the case of S&P, and below Baa3, in the case of Moody's, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants, and, with respect to Restricted Payments proposed to be made after the time of such downgrade, the permissibility of such proposed Restricted Payments will be calculated in accordance with the terms of the covenant described below under "-- Limitation on Restricted Payments" as though such covenant had been in effect since the Issue Date.

     Subject to the provisions described under "Amendments and Waivers," if the Indenture is amended by eliminating the subordination provisions contained therein, including those set out in paragraph (e) of the covenant described under "-- Limitation on Indebtedness," in connection with achieving Investment Grade Ratings for the notes or otherwise, then, in addition to the suspension of the Suspended Covenants described above and the suspension of the covenant described under "-- Limitation on Liens," the Indenture will also be amended by adding covenants, in the form attached as an annex to the Indenture, limiting the Company and the Restricted Subsidiaries' ability to Incur or permit to exist Liens on their properties or enter into any Sale/Leaseback Transactions.

  LIMITATION ON INDEBTEDNESS

     (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, no Default has occurred and is continuing and the Consolidated Coverage Ratio exceeds 2.5 to 1.

     (b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following
Indebtedness:

          (1) Indebtedness Incurred pursuant to Credit Facilities; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of (A) $500 million less the sum of all principal payments with respect to such Indebtedness pursuant to paragraph (a)(3)(A) of the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock" and (B) $250 million plus 20% of ACNTA as of the date of such Incurrence;

          (2) Indebtedness owed to and held by the Company or a Wholly Owned Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) if the Company is the obligor on such Indebtedness, unless such Indebtedness is owing to a Subsidiary Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes;

          (3) the notes (excluding the old notes, the exchange notes and any other Additional Notes) and all Subsidiary Guaranties;

          (4) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant) including the Existing Notes;

          (5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary became a Restricted Subsidiary or was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Restricted Subsidiary or was acquired by the Company); provided, however, that on the date such Subsidiary became a Restricted Subsidiary or was acquired by the Company and after giving pro forma effect thereto, the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

          (6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4) or (5) or this clause (6); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Restricted Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Restricted Subsidiary or, so long as such Restricted Subsidiary has no liability with respect to such Refinancing Indebtedness, by the Company or a Subsidiary Guarantor;

          (7) Indebtedness consisting of Guarantees of production or payment with respect to Production Payments; provided, however, that the Net Present Value of the reserves related to such Production Payments shall not exceed 2.5% of ACNTA at the time of Incurrence;

          (8) Hedging Obligations consisting of Interest Rate Agreements related to Indebtedness outstanding on the Issue Date or permitted to be Incurred by the Company and the Restricted Subsidiaries pursuant to the Indenture;

          (9) Hedging Obligations consisting of Oil and Natural Gas Hedging Contracts and Currency Agreements entered into in the ordinary course of business for the purpose of limiting risks that arise in the ordinary course of business of the Company and its Subsidiaries;

          (10) obligations in respect of performance, bid and surety bonds, including Guarantees and letters of credit functioning as or supporting such performance, bid and surety bonds, completion guarantees and other reimbursement obligations provided by the Company or any Restricted Subsidiary in the ordinary course of business (in each case other than for an obligation for money borrowed);

          (11) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two Business Days of its Incurrence;

          (12) Indebtedness consisting of any Guarantee by the Company or a Subsidiary Guarantor of Indebtedness of the Company or a Subsidiary Guarantor outstanding on the Issue Date or permitted by the Indenture to be Incurred by the Company or a Subsidiary Guarantor;

          (13) Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price, cost of construction or improvement or carrying cost of assets used in the business of the Company and its Restricted Subsidiaries and related financing costs, and Refinancing Indebtedness Incurred to Refinance any Indebtedness Incurred pursuant to this clause, in an aggregate principal amount at any one time outstanding not to exceed $20 million;

          (14) Indebtedness arising from any agreement providing for indemnities, Guarantees, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than Guarantees of Indebtedness) Incurred by any Person in connection with the acquisition or disposition of assets;

          (15) in-kind obligations relating to net oil or natural gas balancing positions arising in the ordinary course of business; and

          (16) Indebtedness of the Company or its Restricted Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses
     (1) through (15) above or paragraph (a)) does not exceed $25 million, of which not more than $10 million may be Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors.

     (c) Notwithstanding the foregoing, the Company will not, and will not permit any Subsidiary Guarantor to, Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the notes or the applicable Subsidiary Guaranty to at least the same extent as such Subordinated Obligations.

     (d) For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described above (including paragraph (a) above), (1) the Company, in its sole discretion may classify such item of Indebtedness at the time of Incurrence, in any manner in compliance with this covenant, (2) the Company will only be required to include the amount and type of such Indebtedness in one of the above categories and (3) the Company will be entitled to divide and classify such item of Indebtedness in more than one of the categories of Indebtedness described above.

     (e) Notwithstanding paragraphs (a) and (b) above, the Company will not, and will not permit any Subsidiary Guarantor to, Incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in right of payment to any Senior Indebtedness of such Person, unless such Indebtedness is Senior Subordinated Indebtedness of such Person or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Person.

  LIMITATION ON RESTRICTED PAYMENTS

     (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

          (1) a Default shall have occurred and be continuing (or would result therefrom);

          (2) the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness;" or

          (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

             (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

             (B) 100% of the aggregate Net Cash Proceeds or the fair market value of property other than cash (including Capital Stock of Persons engaged in the Oil and Gas Business or assets used in the Oil and Gas Business) received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) and 100% of any capital contribution received by the Company from its shareholders subsequent to the Issue Date; plus

             (C) the aggregate Net Cash Proceeds received by the Company subsequent to the Issue Date from the issuance or sale of its Capital Stock (other than Disqualified Stock) to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees; provided, however, that if such employee stock ownership plan or trust Incurs any Indebtedness to finance the purchase of such Capital Stock, such aggregate amount shall be limited to the excess of such Net Cash Proceeds over the amount of such Indebtedness plus an amount equal to any increase in the Consolidated Net Worth of the Company resulting from principal repayments made from time to time by such employee stock ownership plan or trust with respect to such Indebtedness; plus

             (D) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); plus

             (E) an amount equal to the sum of (x) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that to the extent the foregoing sum exceeds, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary, such excess shall not be included in this clause (E) unless the amount represented by such excess has not been and will not be taken into account in one of the foregoing clauses (A)-(D); plus

             (F) $15.0 million.

     (b) The preceding provisions will not prohibit:

          (1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent issuance or sale of, or made by conversion into or exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company from one or more of its shareholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause
     (3)(B) of paragraph (a) above;

          (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent Incurrence or sale of, Indebtedness which is permitted to be Incurred pursuant to the covenant described under "-- Limitation on Indebtedness;" provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

          (3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Disqualified Stock of the Company or a Subsidiary Guarantor made by conversion into or exchange for, or out of the proceeds of the substantially concurrent issuance or sale (other than to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) of, Disqualified Stock of the Company which is permitted to be issued pursuant to the covenant described under "-- Limitation on Indebtedness;" provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

          (4) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments at the time of payment;

          (5) the purchase, redemption or other acquisition or retirement for value of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such purchases, redemptions and other acquisitions and retirements (excluding amounts representing cancellation of Indebtedness) shall not exceed $2.0 million in any calendar year; provided further, however, that such purchases, redemptions and other acquisitions and retirements shall be excluded in the calculation of the amount of Restricted Payments;

          (6) the payment of cash in lieu of fractional shares of Capital Stock in connection with any transaction otherwise permitted under this covenant; provided, however, that such payment will be excluded in the calculation of the amount of Restricted Payments;

          (7) so long as no Default has occurred and is continuing, the declaration and payment of regularly accruing dividends to holders of any class or series of Designated Preferred Stock of the Company issued on or after the Issue Date; provided, however, that at the time of the designation of such Preferred Stock as Designated Preferred Stock, and after giving effect to such designation on a pro forma basis (for purposes of making determinations on a pro forma basis pursuant to this clause (7), treating all dividends which will accrue on such Designated Preferred Stock during the four full fiscal quarters immediately following such issuance, as well as all other Designated Preferred Stock then outstanding, as if the same will in fact be, or have in fact been, paid in cash), the Company would have been able to incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Limitation on Indebtedness"; provided further, however, that such declaration and payment shall be excluded from the calculation of Restricted Payments;

          (8) so long as no Default has occurred and is continuing, any declaration or payment of dividends and other distributions in respect of, and any purchase, redemption or other acquisition or retirement for value of, the Existing Preferred Stock; provided, however, that such dividends, distributions, purchases, redemptions or other acquisitions or retirements for value will be excluded from the calculation of Restricted Payments;

          (9) Restricted Payments in or to the Company or any of its Restricted Subsidiaries; provided, however, that such Restricted Payments will be excluded from the calculation of Restricted Payments; or

          (10) upon the occurrence of a Change of Control or an Asset Disposition and within 60 days after the completion of the offer to repurchase the Notes pursuant to the covenants described under "-- Change of Control" above or "-- Limitation on Sales of Assets and Subsidiary Stock" below, (including the purchase of all Notes tendered), any purchase, repurchase, redemption, defeasance, acquisition or other retirement for value of Subordinated Obligations required pursuant to the terms thereof as a result of such Change of Control or Asset Disposition at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any; provided, however, that (A) at the time of such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, no Default shall have occurred and be continuing (or would result therefrom), and (B) such purchase, repurchase redemption, defeasance or other acquisition and retirement for value will be excluded in the calculation of the amount of Restricted Payments.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the assets proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, in accordance with the Restricted Payment.

     For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described above, the Company, in its sole discretion, may order and classify such Restricted Payment in any manner in compliance with this covenant.

  LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES

     The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the

Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company,
(b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

          (1) with respect to clauses (a), (b) and (c),

             (A) any encumbrance or restriction pursuant to an agreement governing Indebtedness, Capital Stock and other agreements or instruments in effect at or entered into on the Issue Date, including the Revolving Credit Facility, the Indenture, the notes and the Subsidiary Guaranties;

             (B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary or Capital Stock or other agreement or instrument of such Restricted Subsidiary in existence on or prior to the date on which such Restricted Subsidiary was acquired (including by merger or otherwise) by the Company or otherwise becomes a Restricted Subsidiary (other than Indebtedness Incurred, Capital Stock issued or agreements or instruments entered into as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

             (C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing in whole or in part of Indebtedness Incurred, Capital Stock issued or agreements or instruments entered into pursuant to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C) or clause (B) of clause (2) of this covenant or contained in any amendment to, or modification, restatement, renewal, increase, supplement, replacement, or extension of, an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C) or clause (B) of clause (2) of this covenant; provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment, modification, restatement, renewal, increase, supplement, replacement or extension agreement are not materially more restrictive, taken as a whole, than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

             (D) any customary restriction with respect to a Restricted Subsidiary imposed pursuant to a merger agreement or an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

             (E) customary encumbrances and restrictions contained in agreements of the types described in the definition of the term "Permitted Business Investments;"

             (F) customary supermajority voting provisions and other customary provisions with respect to the disposition or distribution of assets, each contained in corporate charters, bylaws, stockholders' agreements, limited liability company agreements, partnership agreements, joint venture agreements and other similar agreements entered into in the ordinary course of business of the Company and its Restricted Subsidiaries; and

          (2) with respect to clause (c) only,

             (A) any such encumbrance or restriction consisting of customary nonassignment provisions (including provisions forbidding subletting or sublicensing) in leases governing leasehold interests and licenses to the extent such provisions restrict the transfer of the lease or license or the property leased or licensed thereunder;

             (B) encumbrances and restrictions contained in any agreement, instrument or Capital Stock assumed by the Company or any of its Restricted Subsidiaries or for which any of them becomes liable as in effect at the time of such transaction (except to the extent such agreement, instrument or Capital Stock was entered into in connection with or in contemplation of such transaction), which encumbrances and restrictions are not applicable to any assets other than assets acquired in connection with such transaction and all improvements, additions and accessions thereto and products and proceeds thereof;

             (C) restrictions contained in credit agreements, security agreements or mortgages securing Indebtedness of the Company or a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages;

             (D) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

             (E) encumbrances and restrictions contained in contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of, or from the ability of the Company and the Restricted Subsidiaries to realize the value of, property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; and (F) restrictions on the transfer of property or assets required by any regulatory authority having jurisdiction over the Company or such Restricted Subsidiary.

  LIMITATION ON LIENS

     The Company will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or suffer to exist or become effective any Lien securing Indebtedness of any kind except for Permitted Liens, on or with respect to any of its assets, whether owned at the Issue Date or thereafter acquired, unless (A) in the case of any Lien securing Subordinated Obligations, the notes are secured by a Lien on such assets that is senior in priority to such Lien and (B) in the case of any other Lien, the notes are either secured equally and ratably with such Indebtedness or are secured by a Lien on such assets that is senior in priority to such Lien.

  LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK

     (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

          (1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (as determined in good faith by the Board of Directors, an Officer or an officer of such Restricted Subsidiary with responsibility for such transaction, which determination shall be conclusive evidence of compliance with this provision) of the shares or assets subject to such Asset Disposition;

          (2) in the case of an Asset Disposition in excess of $5.0 million, at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash, cash equivalents, oil and natural gas properties or capital assets to be used by the Company or any Restricted Subsidiary in the Oil and Gas Business; and

          (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be)

             (A) first, to the extent the Company so elects, to prepay, repay, purchase, repurchase, redeem, defease or otherwise acquire or retire for value Senior Indebtedness of the Company or any Subsidiary Guarantor or Indebtedness of a Wholly Owned Subsidiary that is not a Subsidiary Guarantor (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

             (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company so elects, to acquire Additional Assets or make capital expenditures in the Oil and Gas Business within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

             (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the notes (and to holders of other Senior Subordinated Indebtedness of the Company designated by the Company) to purchase notes (and such other Senior Subordinated Indebtedness of the Company) pursuant to and subject to the conditions contained in the Indenture;

     provided, however, that in connection with any prepayment, repayment, purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

     Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $20 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

     For the purposes of paragraph (a)(2) above, the following are deemed to be cash or cash equivalents:

          (1) the release of, pursuant to a novation or other agreement, or the discharge of, the Company or such Restricted Subsidiary from all liability on Indebtedness in connection with such Asset Disposition; and

          (2) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

     Notwithstanding the foregoing, the 75% limitation referred to in paragraph
(a)(2) above shall be deemed satisfied with respect to any Asset Disposition in which the cash or cash equivalents portion of the consideration received therefrom, determined in accordance with the foregoing provision on an after-tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Disposition complied with the aforementioned 75% limitation.

     The requirement of clause (a)(3)(B) above shall be deemed to be satisfied if an agreement (including a lease, whether a capital lease or an operating lease) committing to make the acquisitions or expenditures referred to therein is entered into by the Company or its Restricted Subsidiary within the time period specified in such clause and such Net Available Cash is subsequently applied in accordance with such agreement within six months following such agreement.

     (b) In the event of an Asset Disposition that requires the purchase of notes (and other Senior Subordinated Indebtedness of the Company) pursuant to clause (a)(3)(C) above, the Company will make such offer to purchase notes on or before the 366th day after the later of the date of such Asset Disposition or the receipt of such Net Available Cash, and will purchase notes tendered pursuant to an offer by the Company for the notes (and such other Senior Subordinated Indebtedness of the Company) at a purchase price of 100% of their principal amount (or, in the event such other Senior Subordinated Indebtedness of the Company was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness of the Company) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the notes and any other Senior Subordinated Indebtedness tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the notes and other Senior Subordinated Indebtedness to be purchased on a pro rata basis but in round denominations, which in the case of the notes will be denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase notes (and other Senior Subordinated Indebtedness of the Company) pursuant to this covenant if the Net Available Cash available therefor is less than $20 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

     (c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

  LIMITATION ON AFFILIATE TRANSACTIONS

     (a) The Company will not, and will not permit any Restricted Subsidiary to, enter into any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction") unless:

          (1) the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could reasonably be expected to be obtained at the time of the Affiliate Transaction in arm's-length dealings with a Person who is not an Affiliate;

          (2) if such Affiliate Transaction involves an amount in excess of $15 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Company disinterested with respect to such Affiliate Transaction shall have determined in good faith that the criteria set forth in clause (1) are satisfied and shall have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

          (3) if such Affiliate Transaction involves an amount in excess of $30 million, the Board of Directors shall have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm's-length transaction with a Person who was not an Affiliate.

     (b) The provisions of the preceding paragraph (a) will not prohibit:

          (1) any Investment (other than a Permitted Investment) or other Restricted Payment, in each case not prohibited to be made pursuant to the covenant described under "-- Limitation on Restricted Payments;"

          (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans and other benefit plans approved by the Board of Directors;

          (3) loans or advances to officers, directors and employees in the ordinary course of business of the Company or its Restricted Subsidiaries, but in any event not to exceed $3.0 million in the aggregate outstanding at any one time;

          (4) any transaction between or among the Company, a Restricted Subsidiary or joint venture or other Person that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or other Person;

          (5) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

          (6) reasonable fees and reasonable compensation paid to, and indemnity and similar arrangements provided on behalf of, officers, directors and employees of the Company or any Restricted Subsidiary as determined in good faith by the Board of Directors or the Company's senior management; and

          (7) with respect to any agreements or arrangements in effect on, or entered into on or prior to, the Issue Date, and which are disclosed in the Offering Circular dated October 31, 2001, any amendment, modification, or supplement thereto or any replacement thereof, so long as any such amendment, modification, supplement or replacement agreement or arrangement is not materially more disadvantageous to the holders of the Notes than the original agreements and arrangements as in effect on the Issue Date, and any transactions contemplated by any of the foregoing agreements or arrangements.

  MERGER AND CONSOLIDATION

     The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all the assets of the Company and its Restricted Subsidiaries, taken as a whole, to, any Person, unless:

          (1) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the notes and the Indenture;

          (2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

          (3) immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness;"

          (4) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture (if any) comply with the Indenture; and

          (5) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders will not recognize income, gain or loss for Federal income tax purposes as a result of such transaction and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred;

provided, however, that clause (3) will not be applicable (A) to the Company or a Restricted Subsidiary consolidating with, merging into, conveying, transferring or leasing all or part of its assets to the Company or a Subsidiary Guarantor, (B) to the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction within the United States of America or (C) at any time when the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants.

     The Successor Company (if not the Company) will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the notes.

     The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

          (1) (other than in the case of a Subsidiary Guarantor that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets, if in connection therewith the Company complies with its obligations under the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock" in respect of such disposition), the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and, if such Person is not a Subsidiary Guarantor, such Person shall expressly assume, by a Guaranty Agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty;

          (2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

          (3) in the event a Guaranty Agreement is executed and delivered pursuant to clause (1) above, the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such Guaranty Agreement comply with the Indenture.

  FUTURE GUARANTORS

     The Company will cause each Restricted Subsidiary that Incurs any Indebtedness (other than Indebtedness Incurred pursuant to and in compliance with the last clause of paragraph (b)(16) of the covenant described under "-- Limitation on Indebtedness") to, at the same time, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the notes on the same terms and conditions as those set forth in the Indenture.

  SEC REPORTS

     Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC and provide the Trustee and noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections (but without exhibits in the case of noteholders), such information, documents and other reports to be so filed and provided at the times specified for the filings of such information, documents and reports under such Sections.

     In addition, the Company will furnish to the holders of the notes and to prospective investors, upon the requests of such holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the notes are not freely transferable under the Securities Act.

DEFAULTS

     Each of the following is an Event of Default:

          (1) a default in the payment of interest on the notes when due, continued for 30 days;

          (2) a default in the payment of principal of any note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

          (3) the failure by the Company to comply with its obligations under "-- Certain Covenants -- Merger and Consolidation" above;

          (4) the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under "Change of Control" (other than a failure to purchase notes) or under "-- Certain Covenants" under "-- Limitation on Indebtedness," "-- Limitation on Restricted Payments," "-- Limitation on Restrictions on Distributions from Restricted Subsidiaries," "-- Limitation on Liens," "-- Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase notes), "-- Limitation on Affiliate Transactions," "-- Future Guarantors" or
     "-- SEC Reports;"

          (5) the failure by the Company or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture;

          (6) Indebtedness of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million (the "cross acceleration provision");

          (7) certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the "bankruptcy provisions");

          (8) any judgment or decree for the payment of money in excess of $10.0 million above the coverage under applicable insurance policies and indemnities as to which the relevant insurer or indemnitor has not disclaimed responsibility is entered against the Company or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed (the "judgment default provision"); or

          (9) a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty) for five days after notice or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty other than in accordance with the terms of such Subsidiary Guaranty (the "Guarantor failure provision").

However, a default under clauses (4), (5) and (9) will not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of the outstanding notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

     If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

          (1) such holder has previously given the Trustee notice that an Event of Default is continuing;

          (2) holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy;

          (3) such holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

          (4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

          (5) holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a note or that would involve the Trustee in personal liability.

     If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each holder of the notes notice of the Default within 90 days after it occurs (and such notice must specify that it is a notice of default under the Indenture). Except in the case of a Default in the payment of principal of or interest on any note, the Trustee may withhold notice if and so long as a committee of its Trust Officers determines that withholding notice is not opposed to the interest of the holders of the notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange for the notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note affected thereby, an amendment or waiver may not, among other things:

          (1) reduce the amount of notes whose holders must consent to an amendment;

          (2) reduce the rate of or extend the time for payment of interest on any note;

          (3) reduce the principal of or extend the Stated Maturity of any note;

          (4) reduce the amount payable upon the redemption of any note or change the time at which any note may be redeemed as described under "-- Optional Redemption;"

          (5) make any note payable in money other than that stated in the note;

          (6) impair the right of any holder of the notes to receive payment of principal of and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes;

          (7) make any change in the provisions which require each affected holder's consent to an amendment or waiver;

          (8) make any change in the ranking or priority of any note that would adversely affect the noteholders; or

          (9) make any change in any Subsidiary Guaranty that would adversely affect the noteholders in any material respect.

     Notwithstanding the preceding, the covenant described under the caption "-- Change of Control" may be amended as described in the last paragraph of that description.

     Notwithstanding the preceding, without the consent of any holder of the notes, the Company, the Subsidiary Guarantors and Trustee may amend the
Indenture:

          (1) to cure any ambiguity, omission, defect or inconsistency;

          (2) to provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under the Indenture;

          (3) to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

          (4) to eliminate the subordination provisions contained therein and add covenants relating to Liens and Sale/Leaseback Transactions described under "Certain Covenants -- Covenant Suspension;"

          (5) to add guarantees with respect to the notes, including any Subsidiary Guaranties, or to secure the notes;

          (6) to add to the covenants of the Company or any Subsidiary Guarantor for the benefit of the holders of the notes or to surrender any right or power conferred upon the Company or any Subsidiary Guarantor;

          (7) to make any change that does not adversely affect the rights of any holder of the notes; or

          (8) to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

     Except as is specified in clause (4) above, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness of the Company or of a Subsidiary Guarantor then outstanding unless such holder of such Senior Indebtedness (or its Representative) consents to such change or as otherwise permitted by the notes, debentures, bonds or other similar instruments evidencing such Senior Indebtedness.

     The consent of the holders of the notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, we are required to mail to holders of the notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

     The notes will be issued in registered form and will be transferable only upon the surrender of the notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

     At any time, we may terminate all our obligations under the notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.

     In addition, at any time we may terminate the subordination provisions described above under "Ranking" and our obligations under "-- Change of Control" and under the covenants described under "-- Certain Covenants" (other than the covenant described under "-- Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default and Guarantor failure provisions described under "-- Defaults" above and the limitation contained in clause (3) of the first paragraph under "-- Certain Covenants -- Merger and Consolidation" above ("covenant defeasance").

     We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries), (8) or (9) under "-- Defaults" above or because of the failure of the Company to comply with clause (3) of the first paragraph under "-- Certain Covenants -- Merger and Consolidation" above. If we exercise our legal defeasance option or our covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guaranty.

     In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

     The Bank of New York is the Trustee under the Indenture and Registrar and Paying Agent with regard to the notes.

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign. The Bank of New York is currently a lender under the Replacement Credit Facility and we are currently in compliance with the terms of the Indebtedness owed by us to The Bank of New York under the Replacement Credit Facility.

     The holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor will have any liability for any obligations of the Company or any Subsidiary Guarantor under the notes, any Subsidiary Guaranty or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

GOVERNING LAW

     The Indenture is, and the exchange notes will be, governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     "Additional Assets" means:

          (1) any property, plant, equipment or other assets used in a Related Business;

          (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

          (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

     "Adjusted Consolidated Net Tangible Assets" or "ACNTA" means (without duplication), as of the date of determination:

          (a) the sum of:

             (1) discounted future net revenue from proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated in a reserve report prepared as of the end of the fiscal year ending at least 45 days prior to the date of determination (or for the period prior to the earlier of April 1, 2002 and the date the reserve report for 2001 is available, as of June 30, 2001), which reserve report is prepared or audited by independent petroleum engineers, as increased by, as of the date of determination, the discounted future net revenue of:

                (A) estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to acquisitions consummated since the date of such reserve report, and

                (B) estimated crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward determinations of estimates of proved crude oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior period end) due to exploration, development or exploitation, production or other activities which reserves were not reflected in such reserve report which would, in accordance with standard industry practice, result in such determinations, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the discounted future net revenue attributable to:

                (C) estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such reserve report produced or disposed of since the date of such reserve report, and

                (D) reductions in the estimated oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such reserve report since the date of such reserve report attributable to downward determinations of estimates of proved crude oil and natural gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such reserve report which would, in accordance with standard industry practice, result in such determinations, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such reserve report);

                provided, however, that, in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be estimated by the Company's engineers, except that if as a result of such acquisitions, dispositions, discoveries, extensions or revisions, there is a Material Change, then such increases and decreases in the discounted future net revenue shall be confirmed in writing by an independent petroleum engineer;

             (2) the capitalized costs that are attributable to crude oil and natural gas properties of the Company and its Restricted Subsidiaries to which no proved crude oil and natural gas reserves are attributed, based on the Company's books and records as of a date no earlier than the most recent fiscal quarter ending at least 45 days prior to the date of determination;

             (3) the Net Working Capital as of the end of the most recent fiscal quarter ending at least 45 days prior to the date of determination; and

             (4) the greater of (i) the net book value as of a date no earlier than the most recent fiscal quarter ending at least 45 days prior to the date of determination and (ii) the appraised value, as estimated by independent appraisers, of other tangible assets of the Company and its Restricted Subsidiaries as of a date no earlier than the most recent fiscal year ending at least 45 days prior to the date of determination (provided that the Company shall not be required to obtain such an appraisal of such assets if no such appraisal has been performed); minus

          (b) to the extent not otherwise taken into account in the immediately preceding clause (a), the sum of:

             (1) minority interests;

             (2) any natural gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company's latest audited financial statements;

             (3) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company's year-end reserve report), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties;

             (4) the discounted future net revenue calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company's year-end reserve report), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and

             (5) the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production included in determining the discounted future net revenue specified in the immediately preceding clause (a)(1) (utilizing the same prices utilized in the Company's year-end reserve report), would be necessary to satisfy fully the obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

     If the Company changes its method of accounting from the successful efforts method to the full cost method or a similar method of accounting, "ACNTA" will continue to be calculated as if the Company were still using the successful efforts method of accounting.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "-- Certain
Covenants -- Limitation on Restricted Payments," "-- Certain
Covenants -- Limitation on Affiliate Transactions" and "-- Certain
Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable). No Person shall be deemed an Affiliate of an oil and natural gas royalty trust solely by virtue of ownership of units of beneficial interest in such trust.

     "Applicable Premium" means, with respect to a note at any time, the greater of (1) 1.0% of the principal amount of such note at such time and (2) the excess of (A) the present value at such time of the principal amount of such note plus any required interest payments due on such note through November 1, 2006, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such note.

     "Asset Disposition" means any sale, lease, issuance, transfer or other disposition (or series of related sales, leases, issuances, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

          (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

          (2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

          (3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary.

          Notwithstanding the foregoing, the following shall be deemed not to be Asset Dispositions:

             (A) a disposition by the Company or a Restricted Subsidiary to the Company or a Restricted Subsidiary;

             (B) for purposes of the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" or a Permitted Investment;

             (C) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under "-- Certain Covenants -- Merger and Consolidation;"

             (D) the trade or exchange by the Company or any Restricted Subsidiary of any oil or natural gas property or interest therein of the Company or such Restricted Subsidiary for any oil or natural gas property or interest therein of another Person, including any cash or cash equivalents necessary in order to achieve an exchange of equivalent value; provided, however, that the value of the oil or natural gas property or interest therein received by the Company or any Restricted Subsidiary in such trade or exchange (including any cash or cash equivalents) is at least equal to the fair market value (as determined in good faith by the Board of Directors, an Officer or an officer of such Restricted Subsidiary with responsibility for such transaction, which determination shall be conclusive evidence of compliance with this provision) of the oil or natural gas property or interest therein (including any cash or cash equivalents) so traded or exchanged;

             (E) the creation of a Lien;

             (F) a disposition of oil and natural gas properties in connection with tax credit transactions complying with Section 29 or any successor or analogous provisions of the Code;

             (G) a disposition of the Capital Stock of or any Investment in any Unrestricted Subsidiary;

             (H) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

             (I) any disposition of defaulted receivables that arose in the ordinary course of business for collection; and

             (J) a disposition of assets with a fair market value of less than $1.0 million.

     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capital Lease Obligation."

     "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

          (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

          (2) the sum of all such payments.

     "Bank Indebtedness" means all obligations pursuant to any Credit
Facilities.

     "Board of Directors" means the board of directors of the Company or any committee thereof duly authorized to act on behalf of such board.

     "Business Day" means each day which is not a Legal Holiday.

     "Capital Lease Obligation" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

          (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, then EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness and the use of proceeds thereof as if such Indebtedness had been Incurred on the first day of such period and such proceeds had been applied as of such date;

          (2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, then EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned (if any) during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

          (3) if, since the beginning of such period, the Company or any Restricted Subsidiary shall have made any Asset Disposition, then EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which were the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

          (4) if, since the beginning of such period, the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of material assets, then EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period; and

          (5) if, since the beginning of such period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, then EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer.

     If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness, but if the remaining term of such Interest Rate Agreement is less than 12 months, then such Interest Rate Agreement shall only be taken into account for that portion of the period equal to the remaining term thereof).

     The Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility, the outstanding principal balance of which is required to be computed on a pro forma basis in accordance with the foregoing, shall be computed based upon the average daily balance of such Indebtedness during the applicable period, provided, that such average daily balance shall take into account the amount of any repayment of Indebtedness under such revolving credit facility during the applicable period, to the extent such repayment permanently reduced the commitments or amounts available to be borrowed under such facility.

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

          (1) interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction;

          (2) amortization of debt discount and debt issuance cost;

          (3) capitalized interest;

          (4) non-cash interest expense;

          (5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

          (6) net payments pursuant to Interest Rate Agreements;

          (7) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company);

          (8) interest incurred in connection with Investments in discontinued operations;

          (9) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary; and

          (10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust;

minus, to the extent included above, write-off of deferred financing costs and interest attributable to Dollar-Denominated Production Payments.

     "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

          (1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

             (A) subject to the exclusion contained in clause (4) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income in an amount equal to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend, interest payment or other distribution (subject, in the case of a dividend, interest payment or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

             (B) the Company's equity in a net loss of any such Person for such period shall not be included in determining such Consolidated Net Income, except to the extent of the aggregate cash actually contributed to such Person by the Company or a Restricted Subsidiary during such period;

          (2) solely for purposes of determining the aggregate amount available for Restricted Payments under clause (a)(3) of the covenant described under "Certain Covenants -- Limitation on Restricted Payments," any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

          (3) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

             (A) subject to the exclusion contained in clause (4) below, the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income in an amount equal to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend, interest payment or other distribution (subject, in the case of a dividend, interest payment or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

             (B) the net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

          (4) any gain or loss, together with any related provision for taxes on such gain or loss and all related fees and expenses, realized in connection with (A) the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any Sale/ Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and (B) the disposition of any securities of any Person or the extinguishment of any Indebtedness of the Company or any of its Subsidiaries;

          (5) extraordinary or nonrecurring gains or losses, together with any related provision for taxes on such gains or losses and all related fees and expenses;

          (6) the cumulative effect of a change in accounting principles;

          (7) any impairment losses on oil and natural gas properties;

          (8) any unrealized non-cash gains or losses or charges in respect of Hedging Obligations (including those resulting from the application of FAS
     133); and

          (9) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards.

Notwithstanding the foregoing, for the purposes of the covenant described under "Certain Covenants -- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(E) thereof.

     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as the sum of:

          (1) the par or stated value of all outstanding Capital Stock of the Company; plus

          (2) paid-in capital or capital surplus relating to such Capital Stock; plus

          (3) any retained earnings or earned surplus,

less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

     "Credit Facilities" means, with respect to the Company or any Restricted Subsidiary, one or more debt facilities (including the Revolving Credit Facility) or commercial paper facilities with banks or other lenders providing revolving credit loans, term loans, production payments, receivables financing (including through the sale of receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Preferred Stock" means Preferred Stock (not constituting Disqualified Stock) of the Company (excluding any Preferred Stock issued prior to or on the Issue Date and any Preferred Stock issued in exchange or substitution therefor or in a transaction to which clause (b)(1) of the covenant described under "Certain Covenants -- Limitation on Restricted Payments" applies) that is designated as Designated Preferred Stock on or after the date of issuance thereof pursuant to an Officers' Certificate delivered to the Trustee on the designation thereof, the cash proceeds of which are excluded from the calculation set forth in clause (a)(3)(B) of the covenant described under "Certain Covenants -- Limitation on Restricted Payments."

     "Designated Senior Indebtedness" with respect to a Person means:

          (1) the Bank Indebtedness; and

          (2) any other Senior Indebtedness of such Person which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by such Person in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

          (1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

          (2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

          (3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the first anniversary of the Stated Maturity of the notes; provided, however, that:

             (A) any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" shall not constitute Disqualified Stock if:

          (1) the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable, as measured by the purchase or redemption price or the breadth of the definition of the event or events triggering such purchase or redemption obligation, to the holders of such Capital Stock than the terms applicable to the notes and described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" and "-- Certain Covenants -- Change of Control;" and

          (2) any such requirement only becomes operative after compliance with such terms applicable to the notes, including the purchase of any notes tendered pursuant thereto,

             (B) any Capital Stock that would constitute Disqualified Stock solely because such Capital Stock is issued pursuant to any plan for the benefit of employees of the Company or Subsidiaries of the Company or by any such plan to such employees and may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations shall not constitute Disqualified Stock.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

     "Dollar-Denominated Production Payments" means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

     "EBITDA" for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

          (1) all income tax expense of the Company and its consolidated Restricted Subsidiaries;

          (2) Consolidated Interest Expense;

          (3) depreciation, depletion, exploration and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period); and

          (4) all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period);

in each case for such period, and less, to the extent included in calculating such Consolidated Net Income and in excess of any costs or expenses attributable thereto and deducted in calculating such Consolidated Net Income, the sum of:

             (A) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments; and

             (B) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments.

     Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation, depletion, exploration and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

     "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

     "Existing Investments" means assets (including securities) held by the Company or any of the Restricted Subsidiaries as consideration for an Investment made on or before the Issue Date or acquired thereafter pursuant to any agreement or obligation as in effect on the Issue Date.

     "Existing Notes" means the Company's 8 7/8% Senior Subordinated Notes Due 2007.

     "Existing Preferred Stock" means the Company's 6 1/2% Convertible Preferred Stock, par value $.01 per share and liquidation preference $25.00 per share.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

          (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

          (2) statements and pronouncements of the Financial Accounting Standards Board;

          (3) such other statements by such other entity as approved by a significant segment of the accounting profession; and

          (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

          (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

     provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any Indebtedness.

     "Guaranty Agreement" means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company's obligations with respect to the notes on the terms provided for in the Indenture.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Oil and Natural Gas Hedging Contract, Interest Rate Agreement or Currency Agreement.

     "holder" or "noteholder" means the Person in whose name a note is registered on the Registrar's books.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with "-- Certain Covenants -- Limitation on Indebtedness," (1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security, (2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms, and (3) unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of FAS 133) will be deemed not to be Incurrences of Indebtedness.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

          (1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

          (2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/ Leaseback Transactions entered into by such Person;

          (3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and accrued expenses);

          (4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

          (5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Restricted Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends) (and the term "Incur Indebtedness" and similar terms include issuances of such Disqualified Stock and Preferred Stock);

          (6) all obligations of the types referred to in clauses (1) through
     (5) of other Persons for which, and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, including by means of any Guarantee;

          (7) all obligations of the types referred to in clauses (1) through
     (6) of other Persons secured by any Lien on any property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the liquidation value of such property and the amount of the obligation so secured;

          (8) to the extent not otherwise included in this definition, Hedging Obligations of such Person; and

          (9) any Guarantee by such Person of production or payment with respect to a Production Payment,

if and to the extent, in the case of obligations of the types referred to in clauses (1), (2) and (3) above, such obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP.

     Except as expressly provided in clause (9) above, Production Payments and Reserve Sales shall not constitute "Indebtedness."

     Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term "Indebtedness" will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

     The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

     "Independent Qualified Party" means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

     "Interest Rate Agreement" means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

     "Investment" in any Person means any direct or indirect advance, loan or other extension of credit, including by way of Guarantee (but excluding any such extension of credit made in the ordinary course of business to any customer or supplier) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition for value of Capital Stock, Indebtedness or other similar instruments issued by, such Person. Except as otherwise provided for herein, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value therein or in the consideration received in exchange for such Investment.

     For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "-- Certain
Covenants -- Limitation on Restricted Payments:"

          (1) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; and

          (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

     "Issue Date" means November 5, 2001.

     "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Material Change" means an increase or decrease (excluding changes that result solely from changes in prices and changes resulting from the incurrence of previously estimated development costs) of more than 50% during a fiscal quarter in the discounted future net revenues from proved oil and natural gas reserves of the Company and its Restricted Subsidiaries, calculated in accordance with clause (a)(1) of the definition of ACNTA; provided, however, that the following will be excluded from the calculation of Material Change:

          (1) any acquisitions during the fiscal quarter of oil and natural gas reserves that have been estimated by independent petroleum engineers and with respect to which a report or reports of such engineers exist; and

          (2) any disposition of properties existing at the beginning of such fiscal quarter that have been disposed of in compliance with the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock."

     "Moody's" means Moody's Investors Service, Inc.

     "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such assets or received in any other noncash form), in each case net of:

          (1) all accounting, engineering, investment banking, brokerage, legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local and other taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition, and any relocation expenses incurred or assumed in connection with such Asset Disposition;

          (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

          (3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition; and

          (4) the deduction of appropriate amounts provided by the seller as a reserve for adjustment in respect of the sale price of the assets that were the subject of such Asset Disposition or as a reserve, in accordance with GAAP, against any liabilities associated with such assets and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

     Notwithstanding the foregoing, to the extent that any or all of the Net Available Cash from an Asset Disposition made outside the United States of America is prohibited or delayed from being repatriated to the United States pursuant to applicable local law (or to the extent that the Board of Directors determines, in good faith, that repatriation of such Net Available Cash would have a material adverse tax consequence to the Company) despite reasonable effort by the Company or such Restricted Subsidiary to exclude or release those funds from such restrictions or to avoid such tax, the portion of such Net Available Cash so affected shall be deemed excluded from Net Available Cash for so long as such restrictions or material adverse tax consequences exist.

     "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Net Present Value" means, with respect to any proved oil and natural gas reserves, the discounted future net cash flows associated with such reserves, determined in accordance with the rules and regulations (including interpretations thereof) of the SEC in effect on October 31, 2001.

     "Net Working Capital" means:

          (1) all current assets of the Company and its Restricted Subsidiaries, except current assets from commodity price risk management activities arising in the ordinary course of business; minus

          (2) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness and current liabilities from commodity price risk management activities arising in the ordinary course of business, determined in accordance with GAAP.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

     "Officers' Certificate" means a certificate signed by two Officers.

     "Oil and Gas Business" means:

          (1) the acquisition, exploration, exploitation, development, operation and disposition of interests in oil, gas and other hydrocarbon properties;

          (2) the gathering, marketing, distribution, treating, processing, storage, refining, selling and transporting of any production from such interests or properties and the marketing of oil and gas obtained from unrelated Persons;

          (3) any business relating to or arising from exploration for or exploitation, development, production, treatment, processing, storage, refining, transportation, gathering or marketing of oil, gas and other minerals and products produced in association therewith;

          (4) any other related energy business, including power generation and electrical transmission business in a jurisdiction outside North America where fuel required by such business is supplied, directly or indirectly, from hydrocarbons produced substantially from properties in which the Company or its Restricted Subsidiaries, directly or indirectly, participates;

          (5) any business relating to oil field sales and service; and

          (6) any activity necessary, appropriate or incidental to the activities described in the preceding clauses (1) through (5) of this definition.

     "Oil and Natural Gas Hedging Contract" means any oil and natural gas hedging agreement, and other agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in oil and natural gas prices.

     "Old Note Issue Date" means December 17, 2002.

     "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

     "Permitted Business Investments" means Investments and expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil and natural gas through agreements, transactions, interests or arrangements that permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including:

          (1) ownership interests in oil and natural gas properties or gathering, transportation, processing, storage or related systems; and

          (2) entry into, and Investments and expenditures in the form of or pursuant to, operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-in agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas, production sharing agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), limited liability company agreements, subscription agreements, stock purchase agreements, stockholder agreements and other similar agreements with third parties (including Unrestricted Subsidiaries).

     "Permitted Holders" means:

          (1) Robert A. Belfer, Renee E. Belfer, Laurence D. Belfer and Jack Saltz;

          (2) Saltz Investment Group, LLC, Jack & Anita Saltz Foundation, The Robert A. and Renee E. Belfer Family Foundation, Belfer Corp., Belwest Petroleum, Inc., A&B Investors, Inc., Renee Holdings Partnership, L.P., Trust for the benefit of Elizabeth Kones Belfer (T-6), Trust for the benefit of Elizabeth Kones Belfer (T-7), The Laurence D. Belfer Family Foundation, LDB Corp.,

     Robert A. Belfer 1990 Family Trust and Vantz Limited Partnership (together with the Persons listed in clause (1), the "Belfer Group");

          (3) Westport Energy LLC, Richard J. Haas, Robert A. Haas, Eugen von Liechtenstein and Graham Garner (the "Westport Energy Group");

          (4) ERI Investments, Inc.;

          (5) the direct and indirect beneficial owners of the Persons described in clauses (2), (3) and (4);

          (6) the spouses or descendants of such individuals described or listed above;

          (7) the estates or legal representatives of the individuals described or listed above;

          (8) trusts created for the benefit of such Persons; and

          (9) entities 80% or more directly or indirectly owned by any of the preceding Persons,

provided, however, that to the extent Voting Stock beneficially owned (as defined in clause (1) of the definition of "Change of Control") by any of the Belfer Group, the Westport Energy Group or ERI Investments, Inc. (together with their respective related persons identified in clauses (5) to (9)), exceeds in the aggregate 30% of the Voting Stock of the Company, such Voting Stock shall be deemed not to be beneficially owned by a Permitted Holder.

     "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

          (1) the Company, a Restricted Subsidiary or a Person that will as a result of such Investment and all other related transactions, become a Restricted Subsidiary or be merged, consolidated or amalgamated with or into, or transfer or convey all or substantially all of its assets to, or be liquidated into, the Company or a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary or Person is a Related Business;

          (2) cash and Temporary Cash Investments;

          (3) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

          (4) payroll, travel and similar extensions of credit to cover matters that are expected at the time of such extensions of credit ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (5) extensions of credit to officers, directors and employees made in the ordinary course of business of the Company or such Restricted Subsidiary;

          (6) Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

          (7) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "-- Certain
     Covenants -- Limitation on Sales of Assets and Subsidiary Stock" or consideration received for a disposition not constituting an Asset Disposition;

          (8) any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or

     (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

          (9) any acquisitions of Capital Stock solely in exchange for Capital Stock (other than Disqualified Stock) of the Company; provided, however, that the fair market value of such Capital Stock, when taken together with all other Capital Stock acquired pursuant to this clause (9) and at the time owned by the Company or its Restricted Subsidiaries, does not exceed $10.0 million;

          (10) Hedging Obligations;

          (11) obligations of one or more officers, directors or employees of the Company or any of its Restricted Subsidiaries in connection with such individual's acquisition of shares of Capital Stock of the Company (and refinancings of the principal thereof and accrued interest thereon) so long as no net cash or other assets of the Company and its Restricted Subsidiaries is paid by the Company or any of its Restricted Subsidiaries to such individuals in connection with the acquisition of any such obligations;

          (12) Existing Investments and any Investments made with the proceeds of any dispositions thereof;

          (13) Permitted Business Investments;

          (14) Guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Oil and Gas Business, including obligations under oil and natural gas exploration, development, joint operating, and related agreements and licenses or concessions related to the Oil and Gas Business;

          (15) Investments in prepaid expenses, negotiable instruments held for collection or deposit and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business; and

          (16) any Person, not otherwise permitted to be made pursuant to clause
     (1) through (15), in an aggregate amount, which when taken together with all other Investments made on or after the Issue Date pursuant to this clause, does not exceed $20 million at any one time outstanding.

     "Permitted Liens" means the following types of Liens:

          (1) Liens securing Senior Indebtedness;

          (2) Liens in favor of the Company or a Restricted Subsidiary;

          (3) Liens securing the notes;

          (4) Liens existing as of the Issue Date;

          (5) Liens for taxes, assessments and governmental charges or claims either (A) not delinquent or (B) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (6) statutory and contractual Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law or contract incurred in the ordinary course of business for sums not delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

          (7) Liens incurred or deposits or pledges made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the payment or performance of tenders, statutory or regulatory obligations, surety and appeal bonds, bids, leases, government contracts and leases, performance and return of money bonds and other similar obligations, including letters of credit and bank guarantees required or requested by the United

     States, any State thereof or any foreign government or any subdivision, department, agency, organization or instrumentality of any of the foregoing in connection with any contract or statute (exclusive of obligations for the payment of borrowed money but including lessee or operator obligations under statutes, governmental regulations, contracts or instruments related to the ownership, exploration and production of oil, gas and minerals on state, Federal or foreign lands or waters);

          (8) Liens arising out of judgments, decrees, orders or awards not constituting an Event of Default;

          (9) leases, subleases, licenses or sublicenses to third parties entered into in the ordinary course of business;

          (10) Liens on, or related to, assets to secure all or part of the costs incurred in the ordinary course of the Oil and Gas Business for the exploration, drilling, development, production, processing, transportation, marketing, storage or operation thereof;

          (11) Liens on pipeline or pipeline facilities that arise under operation of law;

          (12) Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out or farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements that are customary in the Oil and Gas Business;

          (13) Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases;

          (14) Liens constituting survey exceptions, encumbrances, easements, and reservations of, and rights to others for, rights-of-way, zoning and other restrictions as to the use of real properties, and minor defects of title which, in the case of any of the foregoing, do not secure the payment of borrowed money, and in the aggregate do not materially adversely affect the value of the assets of the Company and its Restricted Subsidiaries, taken as a whole, or materially impair the use of such properties for the purposes for which such properties are held by the Company or such Subsidiaries;

          (15) Liens encumbering assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such assets;

          (16) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

          (17) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (18) Liens arising under the Indenture in favor of the Trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under the Indenture, provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

          (19) set-off, chargeback and other rights of depositary and collection banks and other regulated financial institutions with respect to money or instruments of the Company or any of its Restricted Subsidiaries on deposit with or in the possession of such institutions; and

          (20) Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under the covenant described under "Certain Covenants -- Limitation on Restricted Payments."

     In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including, without limitation, dividends, distributions and increases in respect thereof).

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

     "principal" of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

     "Production Payments" means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

     "Production Payments and Reserve Sales" means the grant or transfer to any Person of a Dollar-Denominated Production Payment, Volumetric Production Payment, royalty, overriding royalty, net profits interest, master limited partnership interest or other interest in oil and natural gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties.

     "Public Equity Offering" means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

     "Refinance" means, in respect of any Indebtedness, to refinance or refund, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

          (1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

          (2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; and

          (3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus accrued interest thereon and fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor which Refinances Indebtedness of the Company and (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

     "Registration Rights Agreement" means the Registration Rights Agreement dated October 31, 2001, among the Company, Credit Suisse First Boston Corporation, Fleet Securities, Inc., Fortis Investment Services LLC, J.P. Morgan Securities Inc., Lehman Brothers, Inc., TD Securities (USA) Inc. and U.S. Bancorp Piper Jaffray Inc. relating to the notes originally issued in November 2001 or the

Registration Rights Agreement dated December 17, 2002 among the Company, Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc., Lehman Brothers Inc., Wachovia Securities, Inc. and Fleet Securities, Inc. relating to the old notes, whichever is applicable.

     "Related Business" means the Oil and Gas Business and any other business in which the Company or a Subsidiary was engaged on the Issue Date and any business related, ancillary or complementary thereto.

     "Representative" means with respect to a Person any trustee, agent or representative (if any) for an issue of Senior Indebtedness of such Person.

     "Restricted Payment" with respect to any Person means:

          (1) the declaration or payment (without duplication) of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to the Company or a Restricted Subsidiary, and (C) dividends or other distributions made by a Subsidiary to the holders of any class of its Capital Stock on a pro rata basis);

          (2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person (other than a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than the Company or a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

          (3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such Person (other than the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value); or

          (4) the making of any Investment (other than a Permitted Investment) in any Person.

     "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

     "Revolving Credit Facility" means the Credit Agreement dated as of August 21, 2001 among the Company, the lenders referred to therein, The Chase Manhattan Bank, as Issuing Bank and Administrative Agent, Credit Suisse First Boston and Fleet National Bank, as Syndication Agents, and Fortis Capital Corp. and U.S. Bank National Association, as Documentation Agents, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and security documents, whether made by the Company or any Restricted Subsidiary), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such credit agreement or a successor credit agreement, whether by the same or any other lender or agent or group of lenders or agents.

     "S&P" means Standard and Poor's Ratings Group.

     "Sale/Leaseback Transaction" means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and thereafter the Company or a Restricted Subsidiary leases it from such Person.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the U.S. Securities Act of 1933, as amended.

     "Senior Indebtedness" means with respect to any Person:

          (1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

          (2) (i) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) and (ii) reimbursement obligations, fees, commissions, expenses, indemnitees and other similar amounts in respect of (A) indebtedness of such Person for money borrowed (and all Hedging Obligations directly related thereto) and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate or pari passu in right of payment to the Notes or the Subsidiary Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

             (A) any obligation of such Person to any Subsidiary;

             (B) any liability for Federal, state, local or other taxes owed or owing by such Person;

             (C) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

             (D) any Indebtedness of such Person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in right of payment to any other Indebtedness or other obligation of such Person;

             (E) any Disqualified Stock; and

             (F) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture (but, as to any such obligation, no such violation shall be deemed to exist for the purposes of this clause (F) if the Trustee shall have received an Officers' Certificate of the Company at the time of such Incurrence to the effect that the Incurrence of such Indebtedness does not violate the Indenture) other than Indebtedness under (i) the Revolving Credit Facility or (ii) any other Credit Facility that is incurred on the basis of a representation by the Company to the applicable lenders that it is permitted to incur such Indebtedness under the Indenture.

     "Senior Subordinated Indebtedness" means, with respect to a Person, the notes and the Existing Notes (in the case of the Company), a Subsidiary Guaranty and a Guarantee of the Existing Notes (in the case of a Subsidiary Guarantor) and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with the notes or such Subsidiary Guaranty, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person which is not Senior Indebtedness of such Person.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Subordinated Obligation" means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the notes or a Subsidiary Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

     "Subsidiary" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

          (1) such Person;

          (2) such Person and one or more Subsidiaries of such Person; or

          (3) one or more Subsidiaries of such Person.

     Unless otherwise specified, "Subsidiary" means a Subsidiary of the Company.

     "Subsidiary Guarantor" means each Subsidiary of the Company that executes the Indenture on the Issue Date as a guarantor and each other Subsidiary of the Company that thereafter guarantees the notes pursuant to the terms of the Indenture, in each case unless and until such Subsidiary is released from its obligations under its Subsidiary Guaranty pursuant to the terms of the Indenture.

     "Subsidiary Guaranty" means a Guarantee by a Subsidiary Guarantor of the Company's obligations with respect to the notes.

     "Temporary Cash Investments" means any of the following:

          (1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

          (2) investments in demand accounts, time deposit accounts, bankers' acceptances, overnight bank deposits, certificates of deposit and money market deposits maturing within twelve months of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company is a lender under the Revolving Credit Facility or has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

          (3) investments in deposits available for withdrawal on demand with any commercial bank that is organized under the laws of any country in which the Company or any Restricted Subsidiary maintains an office or is engaged in the Oil and Gas Business, provided that (i) all such deposits have been made in such accounts in the ordinary course of business and (ii) such deposits do not at any one time exceed $10.0 million in the aggregate;

          (4) repurchase (or reverse repurchase) obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

          (5) investments in commercial paper issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P; and

          (6) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's.

     "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for redemption or, in the case of defeasance, prior to the date of deposit (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining average life to November 1, 2006 or, in the case of defeasance, to maturity; provided, however, that if the average life to November 1, 2006 or maturity, as the case may be, of the notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the average life to November 1, 2006 or maturity, as the case may be, of the notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

     "Trustee" means The Bank of New York until a successor replaces it and, thereafter, means the successor.

     "Trust Indenture Act" means the Trust Indenture Act of 1939 (15 U.S.C. sec.sec. 77aaa-77bbbb) as in effect on the Issue Date, except as specified in the Indenture.

     "Trust Officer" means any officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

     "Unrestricted Subsidiary" means:

          (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below;

          (2) any Subsidiary of an Unrestricted Subsidiary; and

          (3) Belco Energy (Cayman Islands) Corp., AWM-Chile LLC and AWM-Chile Two LLC,

in each case unless and until such time as such Subsidiary is designated a Restricted Subsidiary for the purposes of the Indenture.

     The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" (the amount of such Restricted Payment being calculated in the manner set forth in the definition of the term "Investment").

     The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Certain
Covenants -- Limitation on Indebtedness" and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     "Volumetric Production Payments" means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares and shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) is owned by the Company or one or more Wholly Owned Subsidiaries.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain of the material United States federal income tax consequences of exchanging for, holding and selling the exchange notes. Except where we state otherwise, this summary deals only with the exchange notes held as capital assets, as defined in the Internal Revenue Code of 1986, as amended, or the Code, by a United States Holder (as defined below) who is the initial beneficial owner of the exchange notes.

     We do not address all of the tax consequences that may be relevant to a United States Holder. We also do not address, except as stated below, any of the tax consequences to holders that are Foreign Holders (as defined below) or to holders that may be subject to special tax treatment including banks, thrift institutions, real estate investment trusts, personal holding companies, insurance companies, and brokers and dealers in securities or currencies. Further, we do not address:

     - the United States federal income tax consequences to stockholders in, or partners or beneficiaries of, an entity that is a holder of the old notes or exchange notes;

     - the United States federal estate and gift or alternative minimum tax consequences of the purchase, ownership or sale of the old notes or exchange notes;

     - the United States federal income tax consequences to persons who hold the old notes or exchange notes in a "straddle" or as part of a "hedging," "conversion" or "constructive sale" transaction or whose "functional currency" is not the United States dollar; or

     - any state, local or foreign tax consequences of the purchase, ownership and sale of the old notes or the exchange notes.

ACCORDINGLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING FOR, OWNING AND SELLING THE EXCHANGE NOTES IN LIGHT OF YOUR CIRCUMSTANCES.

     A "United States Holder" is a beneficial owner of the exchange notes who, for United States federal income tax purposes, is:

     - an individual who is a citizen or resident of the United States;

     - a corporation or another entity taxable as a corporation created or organized in or under the laws of the United States or any political subdivision thereof or therein;

     - an estate if its income is subject to United States federal income taxation regardless of its source;

     - a trust if (1) a United States court can exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of its substantial decisions; or

     - specified electing trusts that were in existence on August 20, 1996 and treated as domestic trusts on that date.

     If a partnership holds the exchange notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership.

     A "Foreign Holder" is a beneficial owner of the exchange notes other than a United States Holder.

     This summary is based on the currently existing provisions of the Code, Treasury regulations issued under the Code, and administrative judicial interpretations thereof, all as they currently exist as of the date of this prospectus and all of which are subject to change, possibly with retroactive effect, or different interpretations. Legislative, judicial, or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions made below and that could affect the tax consequences discussed below. We have not asked, and do not intend to ask, for a ruling from the Internal Revenue Service on any of the tax consequences discussed below. Accordingly, we can give you no assurance that the Internal Revenue Service will not take a contrary view.

UNITED STATES FEDERAL INCOME TAXATION OF UNITED STATES HOLDERS

     Payment of Interest on the Exchange Notes. Interest paid or payable on an exchange note will be taxable to a United States Holder as ordinary income, generally at the time it is received or accrued, in accordance with such holder's regular method of accounting for United States federal income tax purposes.

     Exchange Offer. The exchange of old notes for exchange notes in the Registered Exchange Offer will not constitute a taxable event for United States Holders. Consequently, a United States Holder will not recognize gain or loss on the exchange, the holding period of the exchange note will include the holding period of the old note, and the basis of the exchange note will be the same as the basis of the old note immediately before the exchange.

     If a United States Holder receives additional interest, we believe it should be treated in the same manner as regular interest on the exchange notes. However, the United States Holder might instead be required to report it as income when it accrues or becomes fixed, even if the United States Holder is a cash method taxpayer.

     Sale, Exchange or Retirement of the Exchange Notes. Upon the sale, exchange, redemption, retirement at maturity or other disposition of an exchange note, a United States Holder generally will recognize taxable gain or loss equal to the difference between the sum of cash plus the fair market value of all non-cash property received on such disposition (except to the extent such cash or property is attributable to accrued, but unpaid, interest, which will be taxable as ordinary income) and such United States Holder's adjusted tax basis in the exchange note. A United States Holder's adjusted tax basis in an exchange note generally will equal the cost of the old note to such United States Holder. Gain or loss recognized on the disposition of an exchange note will be long-term capital gain or loss if, at the time of such disposition, the United States Holder's holding period for the note is more than one year. Long-term capital gain realized by individual taxpayers is generally taxable at a maximum rate of 20 percent. The deductibility of capital losses is subject to limitations.

     Backup Withholding and Information Reporting. Backup withholding and information reporting requirements may apply to payments made with respect to the exchange notes. We, or our agent or a broker, as the case may be, will be required to withhold from any payment that is subject to backup withholding United States federal income tax a portion of such payment not to exceed 30%, if a United States Holder fails to furnish its taxpayer identification number (social security or employer identification number) or otherwise fails to comply with the applicable requirements of the backup withholding rules. Corporations and certain other entities are generally exempt from the backup withholding and information reporting requirements. Generally, income on the notes will be reported to non-exempt United States Holders on an applicable Internal Revenue Service Form 1099.

     Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against such United States Holder's United States federal income tax liability and may entitle the United States Holder to a refund, provided that the required information is furnished to the Internal Revenue Service by the United States Holder in a timely manner.

UNITED STATES FEDERAL INCOME TAXATION OF FOREIGN HOLDERS

     Payment of Interest on the Exchange Notes. Payments of interest to a Foreign Holder that are not effectively connected to the conduct of a United States trade or business will generally not be subject to United States federal income tax, or the withholding thereof, provided the Foreign Holder:

     - does not own (directly or indirectly, actually or constructively) 10% or more of the total combined voting power of all classes of our capital stock entitled to vote;

     - is not a controlled foreign corporation that is related to us through stock ownership; and

     - is not a bank receiving interest described in section 881(c)(3)(A) of the Code.

     A Foreign Holder that receives interest payments that are not effectively connected with a United States trade or business but that does not satisfy each of the three above mentioned conditions will be subject to withholding tax at a rate of 30%, unless a United States income tax treaty applies to reduce or eliminate withholding.

     To qualify for exemption from withholding, the last United States payor in the chain of payment prior to payment to a Foreign Holder (the "withholding agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that:

     - is signed by the Foreign Holder under penalties of perjury;

     - certifies that the holder of the securities is a Foreign Holder; and

     - provides the name and address of the Foreign Holder.

     The statement may be made on an Internal Revenue Service Form W-8BEN or a substantially similar form, and the Foreign Holder must inform the withholding agent of any change in the information on the statement within 30 days of any change. If the notes are held through a securities clearing organization or certain other financial institutions that are not qualified intermediaries, the organization or institution may provide a signed statement to the withholding agent along with a copy of Internal Revenue Service Form W-8BEN or a substitute form provided by the Foreign Holder. If the financial institution is a qualified intermediary, it generally will not be required to furnish a copy of the Internal Revenue Service Form W-8BEN. A qualified intermediary is a financial institution that has entered into a withholding agreement with the Internal Revenue Service.

     Exchange Offer. The exchange of old notes for exchange notes in the Registered Exchange Offer will not constitute a taxable event for Foreign Holders. Consequently, for United States federal income tax purposes, a Foreign Holder will not recognize gain or loss on the exchange, the holding period of the exchange note will include the holding period of the old note, and the basis of the exchange note will be the same as the basis of the old note immediately before the exchange. If a Foreign Holder receives additional interest on the exchange notes, we believe it should be treated in the same manner as regular interest on the notes.

     Sale, Exchange or Retirement of the Exchange Notes. A Foreign Holder will generally not be subject to United States federal income tax, or the withholding thereof, on any gain realized upon the sale, exchange, redemption, retirement at maturity or other disposition of the exchange notes. If, however, the gain is effectively connected with the conduct of a trade or business within the United States by the Foreign Holder or if the Foreign Holder is present in the United States for 183 days or more during the taxable year of sale, redemption, retirement or other disposition and certain other conditions are met, the Foreign Holder may be subject to income tax on all income and gains recognized.

     United States Trade or Business. If a Foreign Holder holds the exchange notes in connection with a trade or business that the Foreign Holder is conducting in the United States:

     - Any interest on the exchange notes, and any gain from disposing of the exchange notes, generally will be subject to income tax as if the Foreign Holder were a United States Holder.

     - If the Foreign Holder is a corporation, the Foreign Holder may be subject to the "branch profits tax" on the earnings that are connected with Foreign Holder's United States trade or business, including earnings from the notes. This tax is 30%, but may be reduced or eliminated by an applicable United States income tax treaty.

     Backup Withholding and Information Reporting. Backup withholding and information reporting requirements do not apply to payments of interest made to Foreign Holders if the certification needed to avoid withholding tax on interest, as described above, is received, provided that the payor does not have actual knowledge that the Holder is a United States Holder. If any payments of principal and interest are made to the beneficial owner of an exchange note by or through the foreign office of a foreign custodian, foreign nominee or other foreign agent of such beneficial owner, or if the foreign office of a foreign

"broker" (as defined in applicable United States Treasury regulations) pays the proceeds of the sale of an exchange note effected outside the United States to the seller thereof, backup withholding and information reporting will not apply. Information reporting requirements (but not backup withholding) will apply, however, to a payment by or through a foreign office of a broker of principal and interest or the proceeds of a sale of an exchange note effected outside the United States if that broker has specified types of relationships with the United States, unless the broker has documentary evidence in its records that the holder is a Foreign Holder and certain other conditions are met or the Foreign Holder otherwise establishes an exemption. Payment by a United States office of a broker is subject to both backup withholding at a rate not to exceed 30% and information reporting unless the holder certifies, under penalties of perjury, in the manner required as to its Foreign Holder status or otherwise establishes an exemption.

                              PLAN OF DISTRIBUTION

     Based on interpretations of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued under the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

     - you are not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

     - you are acquiring the exchange notes in the ordinary course of your business; and

     - you do not intend to participate in the distribution of the exchange notes.

     If you tender old notes in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

     - you cannot rely on those interpretations of the SEC; and

     - you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, and the secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act.

     Each broker-dealer that receives the exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the exchange offer is completed, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of exchange notes. In addition, until 90 days after the date of this prospectus, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

     We will not receive any proceeds from any sales of the exchange notes by broker-dealers. The exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of methods of resale, at market prices prevailing at the time of resale, at prices related to those prevailing market prices or at negotiated prices. Any resale may be made directly to the purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer and/or the purchasers of the exchange notes. Any broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by any of those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the exchange offer is completed we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay the expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers and the fees of any advisors or experts retained by the holders of old notes, and will indemnify the holders of the old notes (including any broker-dealers) against related liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain matters related to the exchange offer will be passed upon for us by Akin, Gump, Strauss, Hauer & Feld, L.L.P., Brown, Drew & Massey, LLP, Woodburn and Wedge and Howard L. Boigon, General Counsel of Westport.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Our consolidated financial statements as of December 31, 2001 and for the year then ended have been included or incorporated by reference in this prospectus in reliance upon the report of Arthur Andersen LLP, independent certified public accountants and upon the authority of said firm as experts in accounting and auditing.

     After reasonable efforts, however, we have been unable to obtain Arthur Andersen's written consent to the inclusion or incorporation by reference of our consolidated financial statements in this prospectus.

     Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of acquisition that such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant. Since Arthur Andersen LLP has not consented to the incorporation by reference of our consolidated financial statements into the registration statement of which this prospectus is a part, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in our consolidated financial statements or any omissions to state a material fact required to be stated therein.

     The combined statements of revenues and direct operating expenses for certain oil and gas properties and gathering assets of El Paso for the nine months ended September 30, 2002 and the year ended December 31, 2001 and 2000 have been included or incorporated by reference in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein.

                        INDEPENDENT PETROLEUM ENGINEERS

     Estimated quantities of our oil and natural gas reserves and the present value of such reserves as of September 30, 2002 are based upon reserve reports prepared by Westport's engineering staff. At December 31, 2001, Ryder Scott Company, L.P. audited 87% of the total net present value of estimates of total proved reserves and the remaining 13% of net present value of the reserves was unaudited. Estimates of total proved reserves at December 31, 2000 were prepared by Ryder Scott and Netherland, Sewell and Associates, Inc. and our engineering staff. The Ryder Scott and Netherland Sewell reports covered approximately 85% of the total net present value of the reserves, and the internally generated report covered the remaining 15% of the net present value. Ryder Scott Company, L.P. and Netherland, Sewell and Associates, Inc. are independent consulting petroleum engineers and certain information with respect to the oil and natural gas reserves is derived from their reports and have been incorporated by reference in this prospectus upon the authority of said firms as experts with respect to the matters covered by such reports and in giving such reports.

     Certain information with respect to the oil and natural gas reserves associated with the Acquired Properties is derived from the reports of the Ryder Scott Company, L.P., independent consulting petroleum engineers, and has been included or incorporated by reference in this prospectus upon the authority of said firm as experts with respect to the matters covered by such reports and in giving such reports.

                     GLOSSARY OF OIL AND NATURAL GAS TERMS

     The following are abbreviations and definitions of certain terms commonly used in the oil and natural gas industry and this prospectus:

     ASP Flood. A tertiary recovery technique that includes injection of a mixture of chemicals into the producing reservoir designed to aid in the efficiency of producing the oil in place, thus increasing ultimate produced reserves.

     Basis Differential. The difference between oil and natural gas prices quoted on the NYMEX and the prices we receive at the locations we deliver our produced oil and natural gas.

     bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used in reference to oil or other liquid hydrocarbons.

     bbl/d.  One stock tank barrel of oil or other liquid hydrocarbons per day.

     bcfe. One billion cubic feet equivalent of natural gas, calculated by converting oil to equivalent Mcf at a ratio of 6 Mcf to 1 bbl of oil.

     CO(2) flooding or injection. A tertiary recovery technique in which CO(2) is used as the injectant.

     Completion. The installation of permanent equipment for the production of oil or natural gas.

     Delay Rentals. Fees paid to the owner of the oil and natural gas lease prior to the commencement of production.

     Developed Acreage. The number of acres which are allocated or assignable to producing wells or wells capable of production.

     Development Well. A well drilled within or in close proximity to an area of known production targeting existing reservoirs.

     Exploratory Well. A well drilled to find and produce oil or natural gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir.

     Finding and Development Costs. Capital costs incurred in the acquisition, exploration, development and revisions of proved oil and natural gas reserves divided by proved reserve additions.

     Gross Acres or Gross Wells. The total acres or wells, as the case may be, in which we have a working interest.

     Horizontal Drilling. A drilling operation in which a portion of the well is drilled horizontally within a productive or potentially productive formation. This operation usually yields a well which has the ability to produce higher volumes than a vertical well drilled in the same formation.

     Infill Drilling. A drilling operation in which one or more development wells is drilled within the proven boundaries of a field between two or more other wells.

     Injector Well or Injector. A well which is used to place liquids or gases into the producing zone during secondary/tertiary recovery operations to assist in maintaining reservoir pressure and enhancing recoveries from the field.

     Mbbl.  One thousand barrels of oil or other liquid hydrocarbons.

     Mcf.  One thousand cubic feet of natural gas.

     Mcfe. One thousand cubic feet equivalent of natural gas, calculated by converting oil to equivalent Mcf at a ratio of 6 Mcf to 1 bbl of oil.

     Mmbbl.  One million barrels of oil or other liquid hydrocarbons.

     Mmbtu. One million British thermal units. One British thermal unit is the amount of heat required to raise the temperature of one pound of water one degree Fahrenheit.

     Mmbtu/d.  One million British thermal units per day.

     Mmcf.  One million cubic feet of natural gas.

     Mmcfe. One million cubic feet equivalent of natural gas, calculated by converting oil to equivalent Mcf at a ratio of 6 Mcf to 1 bbl of oil.

     Mmcfe/d. One million cubic feet equivalent of natural gas per day, calculated by converting oil to equivalent Mcf at a ratio of 6 Mcf to 1 bbl of oil.

     Net Acres or Net Wells. Gross acres or wells multiplied, as the case may be, by the percentage working interest owned by us.

     Net Production. Production that is owned, less royalties and production due others.

     Net Unrisked Reserves.  Proved reserves which are owned, less royalties.

     NYMEX.  New York Mercantile Exchange.

     Oil.  Crude oil or condensate.

     Operating Income. Gross oil and natural gas revenue less applicable production taxes and lease operating expense.

     Operator. The individual or company responsible for the exploration, exploitation and production of an oil or natural gas well or lease.

     Present Value of Future Net Revenues or Present Value, or PV10. The pretax present value of estimated future revenues to be generated from the production of proved reserves calculated in accordance with SEC guidelines, net of estimated production and future development costs, using prices and costs as of the date of estimation without future escalation, without giving effect to non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%.

     Proved Developed Reserves. Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

     Proved Reserves. The estimated quantities of oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

     Proved Undeveloped Reserves. Reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

     Royalty. An interest in an oil and natural gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner's royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

     2-D Seismic. The method by which a cross-section of the earth's subsurface is created through the interpretation of reflecting seismic data collected along a single source profile.

     3-D Seismic. The method by which a three dimensional image of the earth's subsurface is created through the interpretation of reflection seismic data collected over a surface grid. 3-D seismic surveys allow for a more detailed understanding of the subsurface than do conventional surveys and contribute significantly to field appraisal, exploitation and production.

     Tcf.  One trillion cubic feet of natural gas.

     Tertiary Recovery. An enhanced recovery operation that normally occurs after waterflooding in which chemicals or gasses are used as the injectant.

     Undeveloped Acreage. Acreage held under lease, permit, contract or option that is not in a spacing unit for a producing well.

     Waterflood. A secondary recovery operation in which water is injected into the producing formation in order to maintain reservoir pressure and force oil toward and into the producing wells.

     Working Interest. An interest in an oil and natural gas lease that gives the owner of the interest the right to drill for and produce oil and natural gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations.
                             ---------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $300,000,000

                               OFFER TO EXCHANGE

                     (WESTPORT RESOURCES CORPORATION LOGO)

                         WESTPORT RESOURCES CORPORATION

                   8 1/4% SENIOR SUBORDINATED NOTES DUE 2011

                           -------------------------

                                   PROSPECTUS
                           -------------------------

                                January 30, 2003

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                         ANNEX A

                             LETTER OF TRANSMITTAL

                         WESTPORT RESOURCES CORPORATION

OFFER TO EXCHANGE UP TO $300,000,000 OF ITS 8 1/4% SENIOR SUBORDINATED NOTES DUE
 2011 WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED,
  FOR AN EQUAL PRINCIPAL AMOUNT OF ITS OUTSTANDING 8 1/4% SENIOR SUBORDINATED NOTES DUE 2011 THAT WERE ISSUED ON DECEMBER 17, 2002 IN A TRANSACTION EXEMPT
                   FROM REGISTRATION UNDER THE SECURITIES ACT

               Pursuant to the Prospectus dated January 30, 2003

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
 TIME, ON MARCH 6, 2003, UNLESS THE OFFER IS EXTENDED. TENDERS MAY BE WITHDRAWN
        PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

                 The Exchange Agent for the Exchange Offer is:

                              The Bank of New York

  By Registered or Certified      By Hand or Overnight Delivery:       Facsimile Transmissions:
             Mail:                     The Bank of New York          (Eligible Institutions Only)
     The Bank of New York         Lobby Level -- Corporate Trust            (212) 298-1915
  Reorganization Department                   Window
  101 Barclay Street, 7 East            101 Barclay Street          To Confirm by Telephone or for
             Floor                   New York, New York 10286             Information Call:
   New York, New York 10286           Attn: Bernard Arsenec                Bernard Arsenec
    Attn: Bernard Arsenec          (Reorganization Dept/7 East)             (212) 815-5098

                             ---------------------

  DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF THIS LETTER OF TRANSMITTAL VIA FACSIMILE TO A NUMBER
      OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

     THE INSTRUCTIONS CONTAINED HEREIN SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED.

     Capitalized terms used but not defined herein shall have the same meaning given them in the Prospectus (as defined below).

     This Letter of Transmittal is to be completed either if (a) certificates are to be forwarded herewith or (b) tenders are to be made pursuant to the procedures for tender by book-entry transfer set forth under "The Exchange
Offer -- Procedures for Tendering Old Notes" in the Prospectus and an Agent's Message (as defined below) is not delivered. Certificates, or book-entry confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at The Depository Trust Company ("DTC"), as well as this Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein on or prior to the Expiration Date. Tenders by book-entry transfer also may be made by delivering an Agent's Message in lieu of this Letter of Transmittal. The term "book-entry confirmation" means a confirmation of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC. The term "Agent's Message" means a message, transmitted by DTC to and received by the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by this Letter of Transmittal and that Westport Resources Corporation, a Nevada corporation (the "Company"), may enforce this Letter of Transmittal against such participant.

     Holders (as defined below) of Old Notes whose certificates (the "Certificates") for such Old Notes are not immediately available or who cannot deliver their Certificates and all other required documents to the Exchange Agent on or prior to the Expiration Date (as defined in the Prospectus) or who cannot complete the procedures for book-entry transfer on a timely basis, must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Procedures for Tendering Old Notes" in the Prospectus.

     DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

                    NOTE: SIGNATURES MUST BE PROVIDED BELOW
              PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY

ALL TENDERING HOLDERS COMPLETE THIS BOX:

------------------------------------------------------------------------------------------------------------------
                                             DESCRIPTION OF OLD NOTES
------------------------------------------------------------------------------------------------------------------
IF BLANK, PLEASE PRINT NAME AND ADDRESS                                 OLD NOTES
        OF REGISTERED HOLDER(S)                           (ATTACH ADDITIONAL LIST IF NECESSARY)
------------------------------------------------------------------------------------------------------------------
                                                                        AGGREGATE           PRINCIPAL AMOUNT OF
                                              CERTIFICATE            PRINCIPAL AMOUNT        OLD NOTES TENDERED
                                               NUMBER(S)*              OF OLD NOTES         (IF LESS THAN ALL)**
------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------
                                         TOTAL:
------------------------------------------------------------------------------------------------------------------
   * Need not be completed by book-entry Holders.
  ** Old Notes may be tendered in whole or in part in multiples of $1,000. All Old Notes held shall be deemed tendered unless a lesser number is specified in this column. See Instruction 4.
------------------------------------------------------------------------------------------------------------------

           (BOXES BELOW TO BE CHECKED BY ELIGIBLE INSTITUTIONS ONLY)

[ ] CHECK HERE IF TENDERED OLD NOTES ARE BEING DELIVERED BY BOOK-ENTRY TRANSFER
    MADE TO THE ACCOUNT MAINTAINED BY THE EXCHANGE AGENT WITH DTC AND COMPLETE THE FOLLOWING:

   Name of Tendering Institution
                                 -----------------------------------------------

   DTC Account Number ______________  Transaction Code Number ________________

[ ] CHECK HERE AND ENCLOSE A PHOTOCOPY OF THE NOTICE OF GUARANTEED DELIVERY IF
    TENDERED OLD NOTES ARE BEING DELIVERED PURSUANT TO A NOTICE OF GUARANTEED DELIVERY PREVIOUSLY SENT TO THE EXCHANGE AGENT AND COMPLETE THE FOLLOWING (SEE INSTRUCTION 1):

   Name(s) of Registered Holder(s)
                                   ---------------------------------------------

   Window Ticket Number (if any)
                                 -----------------------------------------------

   Date of Execution of Notice of Guaranteed Delivery
                                                      --------------------------

   Name of Institution that Guaranteed Delivery
                                                --------------------------------

   If Guaranteed Delivery is to be made by Book-Entry Transfer:

   Name of Tendering Institution
                                 -----------------------------------------------

   DTC Account Number ______________  Transaction Code Number ________________

[ ] CHECK HERE IF TENDERED BY BOOK-ENTRY TRANSFER AND NON-EXCHANGED OLD NOTES
    ARE TO BE RETURNED BY CREDITING THE DTC ACCOUNT NUMBER SET FORTH ABOVE.

[ ] CHECK HERE IF YOU ARE A BROKER-DEALER AND WISH TO RECEIVE 10 ADDITIONAL
    COPIES OF THE PROSPECTUS AND 10 COPIES OF ANY AMENDMENTS OR SUPPLEMENTS THERETO.

   Name:
         -----------------------------------------------------------------------

   Address:
            --------------------------------------------------------------------

Ladies and Gentlemen:

     The undersigned hereby tenders to Westport Resources Corporation, a Nevada corporation (the "Company"), the above described principal amount of the Company's 8 1/4% Senior Subordinated Notes due 2011 issued in a private offering on December 17, 2002 (the "Old Notes") in exchange for an equivalent amount of the Company's 8 1/4% Senior Subordinated Notes due 2011 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), upon the terms and subject to the conditions set forth in the Prospectus dated January 30, 2003 (as the same may be amended or supplemented from time to time, the "Prospectus"), receipt of which is hereby acknowledged, and in this Letter of Transmittal (which, together with the Prospectus, constitute the "Exchange Offer").

     Subject to and effective upon the acceptance for exchange of all or any portion of the Old Notes tendered herewith in accordance with the terms and conditions of the Exchange Offer (including, if the Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment), the undersigned hereby sells, assigns and transfers to or upon the order of the Company all right, title and interest in and to such Old Notes as is being tendered herewith. The undersigned hereby irrevocably constitutes and appoints the Exchange Agent as its agent and attorney-in-fact (with full knowledge that the Exchange Agent is also acting as agent of the Company in connection with the Exchange Offer) with respect to the tendered Old Notes, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) subject only to the right of withdrawal described in the Prospectus, to (i) deliver Certificates for Old Notes to the Company together with all accompanying evidences of transfer and authenticity to, or upon the order of, the Company, upon receipt by the Exchange Agent, as the undersigned's agent, of the Exchange Notes to be issued in exchange for such Old Notes, (ii) present Certificates for such Old Notes for transfer, and to transfer the Old Notes on the books of the Company, and (iii) receive for the account of the Company all benefits and otherwise exercise all rights of beneficial ownership of such Old Notes, all in accordance with the terms and conditions of the Exchange Offer.

     The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, exchange, sell, assign and transfer the Old Notes tendered hereby and that, when the same is accepted for exchange, the Company will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances, and that the Old Notes tendered hereby are not subject to any adverse claims or proxies. The undersigned will, upon request, execute and deliver any additional documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange, assignment and transfer of the Old Notes tendered hereby, and the undersigned will comply with its obligations under the Registration Rights Agreement relating to the Old Notes. The undersigned has read and agrees to all of the terms of the Exchange Offer.

     The name(s) and address(es) of the registered Holder(s) of the Old Notes tendered hereby should be printed above, if they are not already set forth above, as they appear on the Certificates representing such Old Notes. The Certificate number(s) and the Old Notes that the undersigned wishes to tender should be indicated in the appropriate boxes above.

     If any tendered Old Notes are not exchanged pursuant to the Exchange Offer for any reason, or if Certificates are submitted for more Old Notes than are tendered or accepted for exchange, Certificates for such nonexchanged or nontendered Old Notes will be returned (or, in the case of Old Notes tendered by book-entry transfer, such Old Notes will be credited to an account maintained at
DTC), without expense to the tendering Holder, promptly following the expiration or termination of the Exchange Offer.

     The undersigned understands that tenders of Old Notes pursuant to any one of the procedures described in "The Exchange Offer -- Procedures for Tendering Old Notes" in the Prospectus and in the instructions attached hereto will, upon the Company's acceptance for exchange of such tendered Old Notes, constitute a binding agreement between the undersigned and the Company upon the terms and subject to the conditions of the Exchange Offer. The undersigned recognizes that, under certain circumstances set forth in the Prospectus, the Company may not be required to accept for exchange any of the Old Notes tendered hereby.

     Unless otherwise indicated herein in the box entitled "Special Issuance Instructions" below, the undersigned hereby directs that the Exchange Notes be issued in the name(s) of the undersigned or, in the case of a book-entry transfer of Old Notes, that such Exchange Notes be credited to the account indicated above maintained at DTC. If applicable, substitute Certificates representing Old Notes not exchanged or not accepted for exchange will be issued to the undersigned or, in the case of a book-entry transfer of Old Notes, will be credited to the account indicated above maintained at DTC. Similarly, unless otherwise indicated under "Special Delivery Instructions," please deliver Exchange Notes to the undersigned at the address shown below the undersigned's signature.

     By tendering Old Notes and executing this Letter of Transmittal or effecting delivery of an Agent's Message in lieu thereof, the undersigned hereby represents and agrees that (i) the undersigned is not an "affiliate" of the Company, (ii) any Exchange Notes to be received by the undersigned are being acquired in the ordinary course of its business, (iii) the undersigned has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of Exchange Notes to be received in the Exchange Offer, and (iv) if the undersigned is not a broker-dealer, the undersigned is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such Exchange Notes. The Company may require the undersigned, as a condition to the undersigned's eligibility to participate in the Exchange Offer, to furnish to the Company (or an agent thereof) in writing information as to the number of "beneficial owners" within the meaning of Rule 13d-3 under the Exchange Act on behalf of whom the undersigned holds the Old Notes to be exchanged in the Exchange Offer. If the undersigned is a broker-dealer that will receive Exchange Notes for its own account in exchange for Old Notes, it represents that the Old Notes to be exchanged for Exchange Notes were acquired by it as a result of market-making activities or other trading activities and acknowledges that it will deliver a Prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a Prospectus, the undersigned will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Company has agreed that, subject to the provisions of the Registration Rights Agreement relating to the Old Notes, the Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer (as defined below) in connection with resales of Exchange Notes received in exchange for Old Notes, where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making activities or other trading activities, for a period ending 180 days after the effective date of the registration statement relating to the Exchange Notes (the "Effective Date") (subject to extension under certain limited circumstances described in the Prospectus) or, if earlier, when all such Exchange Notes have been disposed of by such Participating Broker-Dealer. In that regard, each broker-dealer who acquired Old Notes for its own account as a result of market-making or other trading activities (a "Participating Broker-Dealer"), by tendering such Old Notes and executing this Letter of Transmittal or effecting delivery of an Agent's Message in lieu thereof, agrees that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in the Prospectus untrue in any material respect or which causes the Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference therein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Rights Agreement relating to the Old Notes, such Participating Broker-Dealer will suspend the sale of Exchange Notes pursuant to the Prospectus until the Company has amended or supplemented the Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to the Participating Broker-Dealer or the Company has given notice that the sale of the Exchange Notes may be resumed, as the case may be. If the Company gives such notice to suspend the sale of the Exchange Notes, it shall extend the 180-day period referred to above during which Participating Broker-Dealers are entitled to use the Prospectus in connection with the resale of Exchange Notes by the number of days during the period from and including the date of the giving of such notice to and including the date when Participating Broker-Dealers shall have received copies of the supplemented or amended Prospectus necessary to permit resales of the Exchange Notes or to and including the date on which the Company has given notice that the sale of Exchange Notes may be resumed, as the case may be.

     As a result, a Participating Broker-Dealer who intends to use the Prospectus in connection with resales of Exchange Notes received in exchange for Old Notes pursuant to the Exchange Offer must notify the

Company, or cause the Company to be notified, on or prior to the Expiration Date, that it is a Participating Broker-Dealer. Such notice may be given in the space provided above or may be delivered to the Exchange Agent at the address set forth in the Prospectus under "The Exchange Offer -- Exchange Agent."

     The undersigned will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the sale, assignment and transfer of the Old Notes tendered hereby. All authority herein conferred or agreed to be conferred in this Letter of Transmittal shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, executors, administrators, personal representatives, trustees in bankruptcy, legal representatives, successors and assigns of the undersigned. Except as stated in the Prospectus, this tender is irrevocable.

     The undersigned, by completing the box entitled "Description of Old Notes" above and signing this letter, will be deemed to have tendered the Old Notes as set forth in such box.

             ------------------------------------------------------

                         SPECIAL ISSUANCE INSTRUCTIONS
                        (SIGNATURE GUARANTEE REQUIRED --
                               SEE INSTRUCTION 2)

        To BE COMPLETED ONLY if Exchange Notes or Old Notes not tendered are to be issued in the name of someone other than the registered Holder of the Old Notes whose name(s) appear(s) above.

   [ ] Old Notes not tendered to:

   [ ] Exchange Notes to:

 Name --------------------------------------------------------------------------
                                 (Please Print)

  Address ----------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                               (Include Zip Code)

--------------------------------------------------------------------------------
                 (Tax Identification or Social Security Number)
             ------------------------------------------------------
             ------------------------------------------------------

                         SPECIAL DELIVERY INSTRUCTIONS
                        (SIGNATURE GUARANTEE REQUIRED --
                               SEE INSTRUCTION 2)

        TO BE COMPLETED ONLY if Exchange Notes or Old Notes not tendered are to be sent to someone other than the registered Holder at an address other than that shown above.

   [ ] Old Notes not tendered to:

   [ ] Exchange Notes to:

 Name --------------------------------------------------------------------------
                                 (Please Print)

 Address: ----------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                               (Include Zip Code)

             ------------------------------------------------------

                                   IMPORTANT
                               HOLDERS: SIGN HERE
                  (PLEASE COMPLETE SUBSTITUTE FORM W-9 HEREIN)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                           SIGNATURE(S) OF HOLDER(S)

Date:
      ------------------------------------------------------------------------

     (Must be signed by the registered holder(s) exactly as name(s) appear(s) on Certificate(s) for the Old Notes hereby tendered or on a security position listing or by person(s) authorized to become registered holder(s) by certificates and documents transmitted herewith. If signature is by trustee, executor, administrator, guardian, attorney-in-fact, officer of corporation or other person acting in a fiduciary or representative capacity, please provide the following information and see Instruction 2 below.)

Name(s):
         -----------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                 (PLEASE PRINT)

Capacity (Full Title):
                  --------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Address:
         -----------------------------------------------------------------------

--------------------------------------------------------------------------------
                               (INCLUDE ZIP CODE)

Area Code and Telephone No.:
                             -----------------------------------------------

                        (SEE SUBSTITUTE FORM W-9 HEREIN)

                           GUARANTEE OF SIGNATURE(S)
                           (SEE INSTRUCTION 2 BELOW)

Authorized Signature:
                      -----------------------------------------------

Name:
                                 -----------------------------------------------

--------------------------------------------------------------------------------
                             (PLEASE TYPE OR PRINT)

Title:
       -----------------------------------------------

Name of Firm:
              -----------------------------------------------

Address:
         -----------------------------------------------

--------------------------------------------------------------------------------
                               (INCLUDE ZIP CODE)

Area Code and Telephone No.:
                             -----------------------------------------------

Date:
      -------------------------------------------------------------------------

                                  INSTRUCTIONS

         FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

     1. Delivery of Letter of Transmittal and Certificates; Guaranteed Delivery Procedures. This Letter of Transmittal is to be completed either if (a) Certificates are to be forwarded herewith or (b) tenders are to be made pursuant to the procedures for tender by book-entry transfer set forth in "The Exchange Offer -- Procedures for Tendering Old Notes" in the Prospectus and an Agent's Message is not delivered. Certificates, or timely confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC, as well as this Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein on or prior to the Expiration Date. Tenders by book-entry transfer may also be made by delivering an Agent's Message in lieu thereof. Old Notes may be tendered in whole or in part in integral multiples of $1,000.

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes, this Letter of Transmittal and all other required documents to the Exchange Agent on or prior to the Expiration Date or (iii) who cannot complete the procedures for delivery by book-entry transfer on a timely basis, may tender their Old Notes by properly completing and duly executing a Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedures set forth in "The Exchange Offer -- Procedures for Tendering Old Notes" in the Prospectus. Pursuant to such procedures: (i) such tender must be made by or through an Eligible Institution (as defined below); (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Company, must be received by the Exchange Agent on or prior to the Expiration Date; and (iii) the Certificates (or a book-entry confirmation) representing all tendered Old Notes, in proper form for transfer, together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery, all as provided in "The Exchange Offer -- Procedures for Tendering Old Notes" in the Prospectus.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile or mail to the Exchange Agent, and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery. For Old Notes to be properly tendered pursuant to the guaranteed delivery procedure, the Exchange Agent must receive a Notice of Guaranteed Delivery on or prior to the Expiration Date. As used herein and in the Prospectus, "Eligible Institution" means a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as "an eligible guarantor institution," including (as such terms are defined therein) (i) a bank; (ii) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;
(iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings association that is a participant in a Securities Transfer Association.

     The method of delivery of Certificates, this Letter of Transmittal and all other required documents is at the option and sole risk of the tendering Holder, and the delivery will be deemed made only when actually received by the Exchange Agent. If delivery is by mail, then registered mail with return receipt requested, properly insured, or overnight delivery service is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     The Company will not accept any alternative, conditional or contingent tenders. Each tendering Holder, by execution of a Letter of Transmittal (or facsimile thereof), waives any right to receive any notice of the acceptance of such tender.

     2. Guarantee of Signatures. No signature guarantee on this Letter of Transmittal is required if:

          i. this Letter of Transmittal is signed by the registered Holder (which term, for purposes of this document, shall include any participant in DTC whose name appears on a security position listing as the owner of the Old Notes (the "Holder")) of Old Notes tendered herewith, unless such Holder(s) has completed either the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" above, or

          ii. such Old Notes are tendered for the account of a firm that is an Eligible Institution.

     In all other cases, an Eligible Institution must guarantee the signature(s) on this Letter of Transmittal. See Instruction 5.

     3. Inadequate Space. If the space provided in the box captioned "Description of Old Notes" is inadequate, the Certificate number(s) and/or the principal amount of Old Notes and any other required information should be listed on a separate signed schedule that is attached to this Letter of Transmittal.

     4. Partial Tenders and Withdrawal Rights. Tenders of Old Notes will be accepted only in integral multiples of $1,000. If less than all the Old Notes evidenced by any Certificate submitted are to be tendered, fill in the principal amount of Old Notes which are to be tendered in the box entitled "Principal Amount of Old Notes Tendered." In such case, new Certificate(s) for the remainder of the Old Notes that were evidenced by your old Certificate(s) will only be sent to the Holder of the Old Notes, promptly after the Expiration Date. All Old Notes represented by Certificates delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time on or prior to the Expiration Date. In order for a withdrawal to be effective on or prior to that time, a written or facsimile transmission of such notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth above or in the Prospectus on or prior to the Expiration Date. Any such notice of withdrawal must specify the name of the person who tendered the Old Notes to be withdrawn, the aggregate principal amount of Old Notes to be withdrawn, and (if Certificates for Old Notes have been tendered) the name of the registered Holder of the Old Notes as set forth on the Certificate for the Old Notes, if different from that of the person who tendered such Old Notes. If Certificates for the Old Notes have been delivered or otherwise identified to the Exchange Agent, then prior to the physical release of such Certificates for the Old Notes, the tendering Holder must submit the serial numbers shown on the particular Certificates for the Old Notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Old Notes tendered for the account of an Eligible Institution. If Old Notes have been tendered pursuant to the procedures for book-entry transfer set forth in the Prospectus under "The Exchange Offer -- Procedures for Tendering Old Notes," the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Old Notes, in which case a notice of withdrawal will be effective if delivered to the Exchange Agent by written, telegraphic, telex or facsimile transmission. Withdrawals of tenders of Old Notes may not be rescinded. Old Notes properly withdrawn will not be deemed validly tendered for purposes of the Exchange Offer, but may be retendered at any subsequent time on or prior to the Expiration Date by following any of the procedures described in the Prospectus under "The Exchange Offer -- Procedures for Tendering Old Notes."

     All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. The Company, any affiliates or assigns of the Company, the Exchange Agent or any other person shall not be under any duty to give any notification of any irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Old Notes that have been tendered but that are withdrawn will be returned to the Holder thereof without cost to such Holder promptly after withdrawal.

     5. Signatures on Letter of Transmittal, Assignments and Endorsements. If this Letter of Transmittal is signed by the registered Holder(s) of the Old Notes tendered hereby, the signature(s) must correspond exactly with the name(s) as written on the face of the Certificate(s) without alteration, enlargement or any change whatsoever.

     If any Old Notes tendered hereby are owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal.

     If any tendered Old Notes are registered in different name(s) on several Certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal (or facsimiles thereof) as there are different registrations of Certificates.

     If this Letter of Transmittal or any Certificates or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Company, must submit proper evidence satisfactory to the Company, in its sole discretion, of each such person's authority to so act.

     When this Letter of Transmittal is signed by the registered owner(s) of the Old Notes listed and transmitted hereby, no endorsement(s) of Certificate(s) or separate bond power(s) is required unless Exchange Notes are to be issued in the name of a person other than the registered Holder(s). Signature(s) on such Certificate(s) or bond power(s) must be guaranteed by an Eligible Institution.

     If this Letter of Transmittal is signed by a person other than the registered owner(s) of the Old Notes listed, the Certificates must be endorsed or accompanied by appropriate bond powers, signed exactly as the name or names of the registered owner(s) appear(s) on the Certificates, and also must be accompanied by such opinions of counsel, certifications and other information as the Company or the Trustee for the Old Notes may require in accordance with the restrictions on transfer applicable to the Old Notes. Signatures on such Certificates or bond powers must be guaranteed by an Eligible Institution.

     6. Special Issuance and Delivery Instructions. If Exchange Notes are to be issued in the name of a person other than the signer of this Letter of Transmittal, or if Exchange Notes are to be sent to someone other than the signer of this Letter of Transmittal or to an address other than that shown above, the appropriate boxes on this Letter of Transmittal should be completed. Certificates for Old Notes not exchanged will be returned by mail or, if tendered by book-entry transfer, by crediting the account indicated above maintained at DTC. See Instruction 4.

     7. Irregularities. The Company will determine, in its sole discretion, all questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Notes, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance of which, or exchange for which may, in the view of counsel to the Company be unlawful. The Company also reserves the absolute right, subject to applicable law, to waive any of the conditions of the Exchange Offer set forth in the Prospectus under "The Exchange Offer -- Conditions of the Exchange Offer" or any conditions or irregularities in any tender of Old Notes of any particular Holder whether or not similar conditions or irregularities are waived in the case of other Holders. The Company's interpretation of the terms and conditions of the Exchange Offer (including this Letter of Transmittal and the instructions hereto) will be final and binding. No tender of Old Notes will be deemed to have been validly made until all irregularities with respect to such tender have been cured or waived. The Company, any affiliates or assigns of the Company, the Exchange Agent, or any other person shall not be under any duty to give notification of any irregularities in tenders or incur any liability for failure to give such notification.

     8. Questions, Requests for Assistance and Additional Copies. Questions and requests for assistance may be directed to the Exchange Agent at its address and telephone number set forth on the front of this Letter of Transmittal. Additional copies of the Prospectus, the Notice of Guaranteed Delivery and the Letter of Transmittal may be obtained from the Exchange Agent or from your broker, dealer, commercial bank, trust company or other nominee.

     9. 30% Backup Withholding; Substitute Form W-9. Under the U.S. Federal income tax law, a Holder whose tendered Old Notes are accepted for exchange is required to provide the Exchange Agent with such Holder's correct taxpayer identification number ("TIN"). The Holder's TIN may be provided on an IRS Form W-9 or a Substitute Form W-9 as furnished below. If the Exchange Agent is not provided with the correct TIN, payments to such Holders or other payees with respect to Old Notes exchanged pursuant to the Exchange Offer may be subject to 30% backup withholding. In addition, the Internal Revenue Service (the

"IRS") may subject the Holder or other payee to penalties for failure to provide a valid TIN or for providing false information in connection with a request for a TIN.

     The box in Part 2 of the Substitute Form W-9 may be checked if the tendering Holder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future. If the box in Part 2 is checked, the Holder or other payee must also complete the Certificate of Awaiting Taxpayer Identification Number below in order to avoid backup withholding. Notwithstanding that the box in Part 2 is checked and the Certificate of Awaiting Taxpayer Identification Number is completed, the Exchange Agent will withhold 30% of all payments made prior to the time a properly certified TIN is provided to the Exchange Agent. The Exchange Agent will retain such amounts withheld during the 60-day period following the date of the Substitute Form W-9. If the Holder furnishes the Exchange Agent with its TIN within 60 days after the date of the Substitute Form W-9, the amounts retained during the 60-day period will be remitted to the Holder and no further amounts shall be retained or withheld from payments made to the Holder thereafter. If, however, the Holder has not provided the Exchange Agent with its TIN within such 60-day period, amounts withheld will be remitted to the IRS as backup withholding. In addition, 30% of all payments made thereafter will be withheld and remitted to the IRS until a correct TIN is provided.

     The Holder is required to give the Exchange Agent the TIN (e.g., social security number or employer identification number) of the registered owner of the Old Notes or of the last transferee appearing on the transfers attached to, or endorsed on, the Old Notes. If the Old Notes are registered in more than one name or are not in the name of the actual owner, consult the enclosed "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9" for additional guidance on which number to report.

     Certain Holders (including, among others, corporations, financial institutions and certain foreign persons) may not be subject to the backup withholding and reporting requirements. Such Holders should nevertheless complete the Substitute Form W-9 attached below, and write "EXEMPT" on the face thereof, to avoid possible erroneous backup withholding. A foreign person may qualify as an exempt recipient by submitting a properly completed IRS Form W-8, signed under penalties of perjury, attesting to that Holder's exempt status. Please consult the enclosed "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9" for additional guidance on which Holders are exempt from backup withholding.

     Backup withholding is not an additional U.S. Federal income tax. Rather, the U.S. Federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained.

     10. Waiver of Conditions. The Company reserves the absolute right to waive satisfaction of any or all conditions enumerated in the Prospectus.

     11. No Conditional Tenders. No alternative, conditional or contingent tenders will be accepted. All tendering Holders of Old Notes, by execution of this Letter of Transmittal, shall waive any right to receive notice of the acceptance of Old Notes for exchange.

     Neither the Company, the Exchange Agent nor any other person is obligated to give notice of any defect or irregularity with respect to any tender of Old Notes nor shall any of them incur any liability for failure to give any such notice.

     12. Lost, Destroyed or Stolen Certificates. If any Certificate(s) representing Old Notes have been lost, destroyed or stolen, the Holder should promptly notify the Exchange Agent. The Holder will then be instructed as to the steps that must be taken in order to replace the Certificate(s). This Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost, destroyed or stolen Certificate(s) have been followed.

     13. Security Transfer Taxes. Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith. If, however, Exchange Notes are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of the Old Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Old Notes in connection with the Exchange Offer, then the amount of any such transfer tax (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

----------------------------------------------------------------------------------------------------------------
                                       PAYER'S NAME: THE BANK OF NEW YORK
----------------------------------------------------------------------------------------------------------------
              SUBSTITUTE                 PART 1 -- PLEASE PROVIDE YOUR
               FORM W-9                  TIN IN THE BOX AT RIGHT AND       TIN: ------------------------------
                                         CERTIFY BY SIGNING AND DATING          Social Security Number or
      DEPARTMENT OF THE TREASURY         BELOW.                                  Employer Identification
       INTERNAL REVENUE SERVICE                                                          Number
                                        ------------------------------------------------------------------------
         PAYER'S REQUEST FOR
       TAXPAYER IDENTIFICATION           PART 2 -- TIN Applied For [ ]
            NUMBER ("TIN")
----------------------------------------------------------------------------------------------------------------
                          CERTIFICATION:  Under penalties of perjury, I certify that:

 (1) the number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me); and

 (2) I am not subject to backup withholding either because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (the "IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (b) the IRS has notified me that I am no longer subject to backup withholding; and

 (3) I am a U.S. person (including a U.S. resident alien).

 CERTIFICATION INSTRUCTIONS -- You must cross out item (2) above if you have been notified by the IRS that you are subject to backup withholding because of underreporting of interest or dividends on your tax return.
 However, if after being notified by the IRS that you were subject to backup withholding, you received another notification from the IRS that you were no longer subject to backup withholding, do not cross out item (2).
 (Also see instructions in the enclosed Guidelines.)
----------------------------------------------------------------------------------------------------------------
 Signature ----------------------------------------                              Date -------------------------
----------------------------------------------------------------------------------------------------------------

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING
      OF 30% OF ANY PAYMENTS MADE TO YOU IN CONNECTION WITH THE EXCHANGE OFFER. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

 YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU ARE AWAITING (OR WILL SOON
                  APPLY FOR) A TAXPAYER IDENTIFICATION NUMBER

             CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (b) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number by the time of the exchange, thirty percent (30%) of all reportable payments made to me thereafter will be withheld until I provide a number.

    ------------------------------------------------       ------------------------------------------------
                       Signature                                                 Date

            GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                         NUMBER ON SUBSTITUTE FORM W-9

GUIDELINES FOR DETERMINING THE PROPER IDENTIFICATION NUMBER TO GIVE THE PAYER.--Social Security numbers have nine digits separated by two hyphens: i.e. 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e. 00-0000000. The table below will help determine the number to give the payer.

------------------------------------------------------------
                                         GIVE THE
FOR THIS TYPE OF ACCOUNT:                SOCIAL SECURITY
                                         NUMBER OF--
------------------------------------------------------------
 1.  An individual's account.            The individual
 2.  Two or more individuals (joint      The actual owner of
     account)                            the account or, if
                                         combined funds, any
                                         one of the
                                         individuals(1)
 3.  Husband and wife (joint account)    The actual owner of
                                         the account or, if
                                         joint funds, either
                                         person(1)
 4.  Custodian account of a minor        The minor(2)
     (Uniform Gift to Minors Act)
 5.  Adult and minor (joint account)     The adult or, if
                                         the minor is the
                                         only contributor,
                                         the minor(1)
 6.  Account in the name of guardian or  The ward, minor, or
     committee for a designated ward,    incompetent
     minor, or incompetent person        person(3)
 7.  a The usual revocable savings       The grantor-
     trust account (grantor is also      trustee(1)
       trustee)
     b So-called trust account that is   The actual owner(1)
       not a legal or valid trust under
       State law
 8.  Sole proprietorship account         The owner(4)
------------------------------------------------------------
------------------------------------------------------------
                                         GIVE THE EMPLOYER
FOR THIS TYPE OF ACCOUNT:                IDENTIFICATION
                                         NUMBER OF--
------------------------------------------------------------

 9.  A valid trust, estate, or pension   The legal entity
     trust                               (Do not furnish the
                                         identifying number
                                         of the personal
                                         representative or
                                         trustee unless the
                                         legal entity itself
                                         is not designated
                                         in the account
                                         title.)(5)
10.  Corporate account                   The corporation
11.  Religious, charitable, or           The organization
     educational organization account
12.  Partnership account held in the     The partnership
     name of the business
13.  Association, club, or other tax-    The organization
     exempt organization
14.  A broker or registered nominee      The broker or
                                         nominee
15.  Account with the Department of      The public entity
     Agriculture in the name of a
     public entity (such as a State or
     local government, school,
     district, or prison) that receives
     agricultural program payments
------------------------------------------------------------

(1) List first and circle the name of the person whose number you furnish.
(2) Circle the minor's name and furnish the minor's social security number.
(3) Circle the ward's, minor's or incompetent person's name and furnish such person's social security number.
(4) Show the name of the owner.
(5) List first and circled the name of the legal trust, estate, or pension trust.

NOTE: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

            GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                         NUMBER ON SUBSTITUTE FORM W-9

                                     PAGE 2

OBTAINING A NUMBER
If you don't have a taxpayer identification number or you don't know your number, obtain Form SS-5, Application for a Social Security Number Card, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service and apply for a number.

PAYEES EXEMPT FROM BACKUP WITHHOLDING
Payees specifically exempted from backup withholding on ALL payments include the following:
  - A corporation.
  - A financial institution.
  - An organization exempt from tax under section 501(a), or an individual retirement account, or a custodial account under section 403(b)(7).
  - The United States or any agency or instrumentality thereof.
  - A State, the District of Columbia, a possession of the United States, or any subdivision or instrumentality thereof.
  - A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.
  - An international organization or any agency, or instrumentality thereof.
  - A registered dealer in securities or commodities registered in the U.S. or a possession of the U.S.
  - A real estate investment trust.
  - A common trust fund operated by a bank under section 584(a).
  - An exempt charitable remainder trust under section 664, or a non-exempt trust described in section 4947.
  - An entity registered at all times under the Investment Company Act of 1940.
  - A foreign central bank of issue.
  - A middleman known in the investment community as a nominee or custodian. Payments of dividends and patronage dividends not generally subject to backup withholding include the following:
  - Payments to nonresident aliens subject to withholding under section 1441.
  - Payments to partnerships not engaged in a trade or business in the U.S. and which have at least one nonresident partner.
  - Payments of patronage dividends where the amount received is not paid in money.
  - Payments made by certain foreign organizations.
  Payments of interest not generally subject to backup withholding include the following:
  - Payments of interest on obligations issued by individuals. Note: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer's trade or business and you have not provided your correct taxpayer identification number to the payer.
  - Payments of tax-exempt interest (including exempt-in-interest dividends under section 852).
  - Payments described in section 6049(b)(5) to non-resident aliens.
  - Payments on tax-free covenant bonds under section 1451.
  - Payments made by certain foreign organizations.
  - Mortgage interest paid to the payer.
Exempt payees described above should file Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER, FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE "EXEMPT" ON THE FACE OF THE FORM, AND RETURN IT TO THE PAYER. IF THE PAYMENTS ARE INTEREST, DIVIDENDS, OR PATRONAGE DIVIDENDS, ALSO SIGN AND DATE THE FORM.

    Certain payments other than interest, dividends, and patronage dividends, that are not subject to information reporting are also not subject to backup withholding. For details see section 6041, 6041A, 6042, 6044, 6045, 6049, 6050A, and 6050N and their regulations.

PRIVACY ACT NOTICE.--Section 6109 requires most recipients of dividend, interest, or other payments to give taxpayer identification numbers to payers who must report the payments to IRS. IRS uses the numbers for identification purposes and to help verify the accuracy of your return. Payers must be given the numbers whether or not recipients are required to file tax returns. Payers must generally withhold 30% of taxable interest, dividend, and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.

PENALTIES
(1) PENALTY FOR FAILURE TO FURNISH TAXPAYER IDENTIFICATION NUMBER.--If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.
(2) CIVIL PENALTY FOR FALSE INFORMATION WITH RESPECT TO WITHHOLDING.--If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.
(3) CRIMINAL PENALTY FOR FALSIFYING INFORMATION.--Falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

                  FOR ADDITIONAL INFORMATION CONTACT YOUR TAX
                   CONSULTANT OR THE INTERNAL REVENUE SERVICE

                                                                         ANNEX B

                         NOTICE OF GUARANTEED DELIVERY

                         WESTPORT RESOURCES CORPORATION

OFFER TO EXCHANGE UP TO $300,000,000 OF ITS 8 1/4% SENIOR SUBORDINATED NOTES DUE
                                      2011
    WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED,
  FOR AN EQUAL PRINCIPAL AMOUNT OF ITS OUTSTANDING 8 1/4% SENIOR SUBORDINATED
                                 NOTES DUE 2011
THAT WERE ISSUED ON DECEMBER 17, 2002 IN A TRANSACTION EXEMPT FROM REGISTRATION
                            UNDER THE SECURITIES ACT

               PURSUANT TO THE PROSPECTUS DATED JANUARY 30, 2003

     This Notice of Guaranteed Delivery, or one substantially equivalent to this form, must be used to accept the Exchange Offer (as defined below) if (i) certificates for the Company's 8 1/4% Senior Subordinated Notes due 2011 issued in a private offering on December 17, 2002 (the "Old Notes") are not immediately available, (ii) Old Notes, the Letter of Transmittal and all other required documents cannot be delivered to The Bank of New York (the "Exchange Agent") on or prior to the Expiration Date or (iii) the procedures for delivery by book-entry transfer cannot be completed on a timely basis. This Notice of Guaranteed Delivery may be delivered by hand, overnight courier or mail, or transmitted by facsimile transmission, to the Exchange Agent. See "The Exchange Offer -- Procedures for Tendering Old Notes" in the Prospectus. In addition, in order to utilize the guaranteed delivery procedure to tender Old Notes pursuant to the Exchange Offer, a completed, signed and dated Letter of Transmittal relating to the Old Notes (or facsimile thereof) must also be received by the Exchange Agent on or prior to the Expiration Date. Capitalized terms not defined herein have the meanings assigned to them in the Prospectus.

       THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
      NEW YORK CITY TIME, ON MARCH 6, 2003, UNLESS THE OFFER IS EXTENDED.
                  TENDERS MAY BE WITHDRAWN PRIOR TO 5:00 P.M.,
                  NEW YORK CITY TIME, ON THE EXPIRATION DATE.

                 The Exchange Agent for the Exchange Offer is:

                              The Bank of New York

  By Registered or Certified    By Hand or Overnight Delivery:     Facsimile Transmissions:
             Mail:
     The Bank of New York            The Bank of New York        (Eligible Institutions Only)
   Reorganization Department    Lobby Level -- Corporate Trust          (212) 298-1915
  101 Barclay Street, 7 East                Window
             Floor                    101 Barclay Street          To Confirm by Telephone or
   New York, New York 10286        New York, New York 10286          for Information Call:
     Attn: Bernard Arsenec           Attn: Bernard Arsenec              Bernard Arsenec
                                 (Reorganization Dept/7 East)           (212) 815-5098

                             ---------------------

    DELIVERY OF THIS NOTICE OF GUARANTEED DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF THIS NOTICE OF GUARANTEED DELIVERY
            VIA FACSIMILE TO A NUMBER OTHER THAN AS SET FORTH ABOVE
                     WILL NOT CONSTITUTE A VALID DELIVERY.

     THIS NOTICE OF GUARANTEED DELIVERY IS NOT TO BE USED TO GUARANTEE SIGNATURES. IF A SIGNATURE ON A LETTER OF TRANSMITTAL IS REQUIRED TO BE GUARANTEED BY AN "ELIGIBLE INSTITUTION" UNDER THE INSTRUCTIONS THERETO, SUCH SIGNATURE GUARANTEE MUST APPEAR IN THE APPLICABLE SPACE PROVIDED IN THE SIGNATURE BOX ON THE LETTER OF TRANSMITTAL.

Ladies and Gentlemen:

     The undersigned hereby tenders to Westport Resources Corporation, a Nevada corporation (the "Company"), upon the terms and subject to the conditions set forth in the Prospectus dated January 30, 2003 (as the same may be amended or supplemented from time to time, the "Prospectus"), and the related Letter of Transmittal (which together constitute the "Exchange Offer"), receipt of which is hereby acknowledged, the aggregate principal amount of Old Notes set forth below pursuant to the guaranteed delivery procedures set forth in the Prospectus under the caption "The Exchange Offer -- Procedures for Tendering Old Notes."

 Aggregate Principal Amount

 Amount Tendered: $ ---------------------------------------- *
 Name(s) of Registered Holder(s): ----------------------------------------------

--------------------------------------------------------------------------------

 Certificate No(s) (if
 available): ---------------------------------------------

--------------------------------------------------------------------------------

$ -----------------------------------------------------------------------------
        (Total Principal Amount Represented by Old Notes Certificate(s))

 If Old Notes will be tendered by book-entry transfer, provide the following information:

                                  DTC Account
      Number: -----------------------------------------------------------

 Date: -------------------------------------------------------------------------

 * Must be in integral multiples of $1,000.

--------------------------------------------------------------------------------

      All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and every obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

--------------------------------------------------------------------------------

                                PLEASE SIGN HERE

 X ----------------------------------------------------------------------------

 X ----------------------------------------------------------------------------

 Signature(s) of Owner(s) or Authorized Signatory

 X ----------------------------------------------------------------------------

 X ----------------------------------------------------------------------------

 Date

Area Code and Telephone Number: ------------------------------------------------

     Must be signed by the holder(s) of the Old Notes as their name(s) appear(s) on certificates for Old Notes or on a security position listing, or by person(s) authorized to become registered holder(s) by endorsement and documents transmitted with this Notice of Guaranteed Delivery. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer or other person acting in a fiduciary or representative capacity, such person must set forth his or her full title below and, unless waived by the Company, provide proper evidence satisfactory to the Company of such person's authority to so act.

                      PLEASE PRINT NAME(S) AND ADDRESS(ES)

Name(s):      ------------------------------------------------------------
              ------------------------------------------------------------
              ------------------------------------------------------------
              ------------------------------------------------------------
              ------------------------------------------------------------
Capacity:     ------------------------------------------------------------
Address(es):  ------------------------------------------------------------
              ------------------------------------------------------------
              ------------------------------------------------------------

                             GUARANTEE OF DELIVERY
                    (NOT TO BE USED FOR SIGNATURE GUARANTEE)

     The undersigned, a firm or other entity identified in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, as an "eligible guarantor institution," including (as such terms are defined therein): (i) a bank; (ii) a broker, dealer, municipal securities broker, government securities broker or government securities dealer, (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings association that is a participant in a Securities Transfer Association (each of the foregoing being referred to as an "Eligible Institution"), hereby guarantees to deliver to the Exchange Agent, at one of its addresses set forth above, either the Old Notes tendered hereby in proper form for transfer, or confirmation of the book-entry transfer of such Old Notes to the Exchange Agent's account at The Depository Trust Company ("DTC"), pursuant to the procedures for book-entry transfer set forth in the Prospectus, in either case together with one or more properly completed and duly executed Letter(s) of Transmittal (or facsimile thereof) and any other required documents within three New York Stock Exchange trading days after the date of execution of this Notice of Guaranteed Delivery.

     The undersigned acknowledges that it must deliver the Letter(s) of Transmittal (or facsimile thereof) and the Old Notes tendered hereby to the Exchange Agent within the time period set forth above and that failure to do so could result in a financial loss to the undersigned.


-----------------------------------------       -----------------------------------------
              Name of Firm                                Authorized Signature

-----------------------------------------       -----------------------------------------
                 Address                                          Title

-----------------------------------------
                Zip Code

Area Code and
Telephone Number:                               Date:
----------------------------                    -----------------------------------------

NOTE: DO NOT SEND CERTIFICATES FOR OLD NOTES WITH THIS FORM. CERTIFICATES FOR
      OLD NOTES SHOULD ONLY BE SENT WITH YOUR LETTER OF TRANSMITTAL.

                                                                         ANNEX C

                              NOTICE TO INVESTORS

                         WESTPORT RESOURCES CORPORATION

                  OFFER TO EXCHANGE UP TO $300,000,000 OF ITS
                   8 1/4% SENIOR SUBORDINATED NOTES DUE 2011
    WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED,
                FOR AN EQUAL PRINCIPAL AMOUNT OF ITS OUTSTANDING
                   8 1/4% SENIOR SUBORDINATED NOTES DUE 2011
         THAT WERE ISSUED ON DECEMBER 17, 2002 IN A TRANSACTION EXEMPT
                   FROM REGISTRATION UNDER THE SECURITIES ACT

   THIS OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 6, 2003
         UNLESS EXTENDED BY WESTPORT RESOURCES CORPORATION IN ITS SOLE DISCRETION (THE "EXPIRATION DATE"). TENDERS OF NOTES MAY BE WITHDRAWN
                   AT ANY TIME PRIOR TO THE EXPIRATION DATE.

To our clients:

     Enclosed for your consideration is a Prospectus, dated January 30, 2003 (as the same may be amended from time to time, the "Prospectus"), and a Letter of Transmittal (the "Letter of Transmittal") relating to the offer by Westport Resources Corporation (the "Company") to exchange (the "Exchange Offer") up to $300,000,000 of its 8 1/4% Senior Subordinated Notes due 2011, which have been registered under the Securities Act of 1933, as amended (the "Exchange Notes") for an equal principal amount of its 8 1/4% Senior Subordinated Notes due 2011 issued in a private offering on December 17, 2002 (the "Old Notes") upon the terms and conditions set forth in the Prospectus and in the related Letter of Transmittal. As set forth in the Prospectus, the terms of the Exchange Notes are identical in all material respects to those of the Old Notes except for transfer restrictions, registration rights and rights to additional interest that do not apply to the Exchange Notes and different administrative terms. The Exchange Offer is subject to certain customary conditions. See "The Exchange
Offer -- Conditions of the Exchange Offer" in the Prospectus. The Old Notes may be tendered only in integral multiples of $1,000.

     The material is being forwarded to you as the beneficial owner of Old Notes carried by us for your account or benefit but not registered in your name. An exchange of any Old Notes may only be made by us as the registered holder and pursuant to your instructions. Therefore, the Company urges beneficial owners of Old Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee to contact such holder promptly if they wish to exchange the Old Notes in the Exchange Offer.

     Accordingly, we request instructions as to whether you wish us to exchange any or all such Old Notes held by us for your account or benefit, pursuant to the terms and conditions set forth in the Prospectus and Letter of Transmittal. We urge you to read carefully the Prospectus and Letter of Transmittal before instructing us to exchange your Old Notes.

     Your instructions to us should be forwarded as promptly as possible in order to permit us to exchange Old Notes on your behalf in accordance with the provisions of the Exchange Offer. THE EXCHANGE OFFER EXPIRES AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 6, 2003, UNLESS EXTENDED. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     Your attention is directed to the following:

     1. The Exchange Offer is for the exchange of $1,000 principal amount of the Exchange Notes for each $1,000 principal amount of Old Notes. The terms of the Exchange Notes are identical in all material respects to the Old Notes except that the Exchange Notes will not contain certain transfer restrictions relating to the Old Notes and will not contain certain provisions relating to an increase in the interest rate under certain circumstances relating to, among other things, the timing of the Exchange Offer.

     2. THE EXCHANGE OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE "THE EXCHANGE OFFER -- CONDITIONS OF THE EXCHANGE OFFER" IN THE PROSPECTUS.

     3. The Exchange Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on March 6, 2003, unless extended.

     4. The Company has agreed to pay the expenses of the Exchange Offer.

     5. Any transfer taxes incident to the transfer of the Old Notes from the tendering holder to the Company will be paid by the Company, except as provided in the Prospectus and the Letter of Transmittal.

     The Exchange Offer is not being made to, nor will exchanges be accepted from or on behalf of, holders of Old Notes residing in any jurisdiction in which the making of the Exchange Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

     If you wish to exchange any or all of your Old Notes held by us for your account or benefit, please so instruct us by completing, executing and returning to us the instruction form that appears below. THE ACCOMPANYING LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR INFORMATIONAL PURPOSES ONLY AND MAY NOT BE USED BY YOU TO EXCHANGE OLD NOTES HELD BY US AND REGISTERED IN OUR NAME FOR YOUR ACCOUNT OR BENEFIT.

                                  INSTRUCTIONS

     The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer of Westport Resources Corporation.

     THIS WILL INSTRUCT YOU TO EXCHANGE THE AGGREGATE PRINCIPAL AMOUNT OF OLD NOTES INDICATED BELOW (OR, IF NO AGGREGATE PRINCIPAL AMOUNT IS INDICATED BELOW, ALL OLD NOTES) HELD BY YOU FOR THE ACCOUNT OR BENEFIT OF THE UNDERSIGNED, PURSUANT TO THE TERMS OF AND CONDITIONS SET FORTH IN THE PROSPECTUS AND THE LETTER OF TRANSMITTAL.

[ ]Please TENDER my Old Notes held by you for the account or benefit of the undersigned. I have identified on a signed schedule attached hereto the principal amount of Old Notes to be tendered if I wish to tender less than all of my Old Notes.

[ ]Please DO NOT TENDER my Old Notes held by you for the account of the undersigned.

--------------------------------------------------------------------------------
                                  Signature(s)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                           Please print name(s) here

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                          Please type or print address

--------------------------------------------------------------------------------
                         Area Code and Telephone Number

Date: ------------------------------------------------------------------- , 2003

--------------------------------------------------------------------------------
               Taxpayer Identification or Social Security Number

--------------------------------------------------------------------------------
                           My Account Number with You

UNLESS OTHERWISE INDICATED, IT WILL BE ASSUMED THAT ALL OF YOUR OLD NOTES ARE TO
                                 BE EXCHANGED.

                                                                         ANNEX D

                            NOTICE TO BROKER DEALERS

                         WESTPORT RESOURCES CORPORATION

                  OFFER TO EXCHANGE UP TO $300,000,000 OF ITS
                   8 1/4% SENIOR SUBORDINATED NOTES DUE 2011
    WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED,
                FOR AN EQUAL PRINCIPAL AMOUNT OF ITS OUTSTANDING
                   8 1/4% SENIOR SUBORDINATED NOTES DUE 2011
         THAT WERE ISSUED ON DECEMBER 17, 2002 IN A TRANSACTION EXEMPT
                   FROM REGISTRATION UNDER THE SECURITIES ACT

                                                                February 3, 2003

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     Westport Resources Corporation, a Nevada corporation (the "Company"), is offering upon the terms and conditions set forth in the Prospectus, dated January 30, 2003 (as the same may be amended from time to time, the "Prospectus"), and in the related Letter of Transmittal enclosed herewith, to exchange (the "Exchange Offer") up to $300,000,000 of its 8 1/4% Senior Subordinated Notes due 2011, which have been registered under the Securities Act of 1933, as amended (the "Exchange Notes") for an equal principal amount of its 8 1/4% Senior Subordinated Notes due 2011 issued in a private offering on December 17, 2002 (the "Old Notes"). As set forth in the Prospectus, the terms of the Exchange Notes are identical in all material respects to those of the Old Notes except for transfer restrictions, registration rights and rights to additional interest that do not apply to the Exchange Notes and will contain different administrative terms. Old Notes may only be tendered in integral multiples of $1,000.

     THE EXCHANGE OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE "THE EXCHANGE OFFER -- CONDITIONS OF THE EXCHANGE OFFER" IN THE PROSPECTUS.

     Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

          1. The Prospectus, dated January 30, 2003.

          2. A Letter of Transmittal to exchange the Old Notes for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to exchange the Old Notes.

          3. A form of letter which may be sent to your clients for whose accounts you hold the Old Notes registered in your name or in the name of your nominee, with space provided for obtaining such client's instructions with regard to the Exchange Offer.

          4. A Notice of Guaranteed Delivery.

          5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

     YOUR PROMPT ATTENTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 6, 2003, UNLESS EXTENDED. PLEASE FURNISH COPIES OF THE ENCLOSED MATERIALS TO THOSE OF YOUR CLIENTS FOR WHOM YOU HOLD OLD NOTES REGISTERED IN YOUR NAME OR YOUR NOMINEE AS QUICKLY AS POSSIBLE.

     In most cases, exchanges of the Old Notes accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (a) certificates representing such Old Notes, (b) the Letter of Transmittal (or facsimile thereof) properly completed and duly executed with any required signature guarantees, and (c) any other documents required by the Letter of Transmittal.

     If holders of the Old Notes wish to tender, but it is impracticable for them to forward their certificates for the Old Notes prior to the expiration of the Exchange Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be offered by following the guaranteed delivery procedure described in the Prospectus under "The Exchange Offer -- Procedures for Tendering Old Notes."

     The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Old Notes residing in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

     The Company will not pay any fees or commissions to brokers, dealers or other persons for soliciting exchanges of the Old Notes pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of the Old Notes to it, except as otherwise provided in Instruction 13 of the Letter of Transmittal.

     Questions and requests for assistance with respect to the Exchange Offer or for copies of the Prospectus and Letter of Transmittal may be directed to the Exchange Agent at its address set forth in the Prospectus.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON TO BE DEEMED TO BE THE AGENT OF THE COMPANY, OR ANY AFFILIATE THEREOF, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

                                        2